Exhibit 4.2

EXECUTION VERSION

Albéa Beauty Holdings S.A.

as the Issuer

and

Wilmington Trust, National Association

as Trustee, Dollar Notes Registrar, Dollar Notes Transfer Agent and Dollar Notes Paying Agent

Citibank, N.A., London Branch

as Principal Paying Agent and Euro Notes Transfer Agent

Citigroup Global Markets Deutschland AG

as Euro Notes Registrar

and

Wilmington Trust (London) Limited

as Security Agent

INDENTURE

Dated as of October 31, 2012

Euro denominated 8.75% Senior Secured Notes due 2019

U.S. dollar denominated 8.375% Senior Secured Notes due 2019

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EXHIBITS

Annex A	LIST OF CARVE-OUTS TO NOTES PRIORITY COLLATERAL
Exhibit A-1	FORM OF EURO NOTE
Exhibit A-2	FORM OF DOLLAR NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER FOR NOTES
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE FOR NOTES
Exhibit D	FORM OF SOLVENCY CERTIFICATE
Exhibit E	FORM OF SUPPLEMENTAL INDENTURE

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INDENTURE dated as of October 31, 2012 among Albéa Beauty Holdings S.A., a Luxembourg public limited liability company (société anonyme) with registered office at 5, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 162.078 (the “Issuer”), Wilmington Trust, National Association as Trustee, Dollar Notes Registrar, Dollar Notes Transfer Agent and Dollar Notes Paying Agent, Citibank, N.A., London Branch as Principal Paying Agent and Euro Notes Transfer Agent, Citigroup Global Markets Deutschland AG as Euro Notes Registrar, and Wilmington Trust (London) Limited as Security Agent.

The Issuer and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the Issuer’s euro denominated 8.75% Senior Secured Notes due 2019 (the “Euro Notes”) and the Issuer’s U.S. dollar denominated 8.375% Senior Secured Notes due 2019 (the “Dollar Notes” and, together with the Euro Notes, the “Notes”).

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01         Definitions

“Rule 144A Global Note” means a Dollar Rule 144A Global Note or a Euro Rule 144A Global Note.

“ABL Priority Collateral” means accounts receivables, inventory and related assets of our North American Guarantors, which will secure the obligations of the North American Guarantors under the North American ABL Facility.

“Acquired Business” means Rexam plc’s Worldwide Cosmetics business unit.

“Acquired Debt” means, with respect to any specified Person:

(1)                                 Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary; and

(2)                                 Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquired Rexam Subsidiaries” means the Issuer’s Subsidiaries owning the Acquired Business following the Rexam Acquisition.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, co-registrar, Transfer Agent, Authenticating Agent, Paying Agent or additional paying agent.

“Applicable Premium” means:

(1)                                 with respect to a Dollar Note on any redemption date prior to November 1, 2015, the greater of:

(a)                                 1.0% of the principal amount of such Dollar Note; or

(b)                                 the excess of:

(i)                                     the present value at such redemption date of the redemption price of the Dollar Note at November 1, 2015 (such redemption price being set forth in the table appearing in Section 3.07(d) hereof) plus all required interest payments due on the Dollar Note through November 1, 2015 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(ii)                                  the principal amount of the Dollar Note; or

(2)                                 with respect to a Euro Note on any redemption date prior to November 1, 2015, the greater of:

(a)                                 1.0% of the principal amount of such Euro Note; or

(b)                                 the excess of:

(i)                                     the present value at such redemption date of the redemption price of the Euro Note at November 1, 2015 (such redemption price being set forth in the table appearing under Section 3.07(d) hereof) plus all required interest payments due on the Euro Note through November 1, 2015 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Bund Rate as of such redemption date plus 50 basis points; over

(ii)                                  the principal amount of the Euro Note,

in each case, as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate.

For the avoidance of doubt, the calculation of the Applicable Premium shall not be a duty or obligation of the Trustee, the Registrars or any Paying Agent.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of DTC, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1)                                 the sale, lease, conveyance or other disposition of any assets by the Issuer or any of its Restricted Subsidiaries; and

(2)                                 the issuance of Equity Interests by any Restricted Subsidiary or the sale by the Issuer or any of its Restricted Subsidiaries of Equity Interests in any of the Issuer’s Subsidiaries (in each case, other than directors’ qualifying shares or other shares required by law to be held by a third party).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)                                 any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $7.5 million;

(2)                                 a transfer of assets or Equity Interests between or among the Issuer and any Restricted Subsidiary;

(3)                                 an issuance of Equity Interests by the Issuer pursuant to an equity incentive or management compensation plan approved by the Board of Directors or by a Restricted Subsidiary to the Issuer or to a Restricted Subsidiary;

(4)                                 the sale, lease, discount, license or other transfer of accounts receivable, inventory, trading stock and other assets in the ordinary course of business, the abandonment, sale or other disposition of damaged, worn out, surplus or obsolete assets or assets or intellectual property that are, or the liquidation of any immaterial Subsidiary that is in the reasonable judgment of the Issuer, no longer economically practicable to maintain or useful in the conduct of business of the Issuer and its Restricted Subsidiaries taken as a whole;

(5)                                 licenses, sublicenses, subleases, assignments or other disposition by the Issuer or any of its Restricted Subsidiaries of software or intellectual property in the ordinary course of business;

(6)                                 any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7)                                 the granting of Liens not prohibited by Section 4.12 hereof;

(8)                                 the sale or other disposition of cash or Cash Equivalents;

(9)                                 a Restricted Payment that does not violate Section 4.07 hereof, a Permitted Investment or any transaction specifically excluded from the definition of Restricted Payment;

(10)                          the disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)                          the foreclosure, condemnation or any similar action with respect to any property or other assets or a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(12)                          the disposition of assets to a Person who is providing services (the provision of which have been or are to be outsourced by the Issuer or any Restricted Subsidiary to such Person) related to such assets;

(13)                          any unwinding or termination of Hedging Obligations not for speculative purposes;

(14)                          the disposition of assets of the Issuer or any Restricted Subsidiary which are seized, expropriated or compulsory purchased by or by the order of any central or local government authority and which could not be reasonably expected to have a material adverse effect on the Issuer or any Restricted Subsidiary; provided that any Net Proceeds received are applied in compliance with Section 4.10 hereof;

(15)                          any sale or disposition of receivables and related assets in connection with any Qualified Receivables Transaction and any factoring in the ordinary course of business;

(16)                          any sale pursuant to a financing transaction of property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including sale-and-leaseback and asset securitizations permitted by the Indenture;

(17)                          any disposition of Capital Stock, Indebtedness or other securities of any Unrestricted Subsidiary;

(18)                          sales of assets received by the Issuer or any Restricted Subsidiary upon the foreclosure of a Lien in favor of the Issuer or any Restricted Subsidiary; and

(19)                          transactions permitted under Section 5.01 hereof or a transaction that constitutes a Change of Control.

“Authorized Person” means any person who is designated in writing by the Issuer from time to time to give Instructions to the Trustee and/or an Agent under this Indenture.

“Authenticating Agent” has the meaning assigned to such term in Section 2.02 hereof.

“Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, or any law in any jurisdiction (including without limitation, laws of Luxembourg, Federative Republic of Brazil, Canada, England and Wales, France, Germany, Hong Kong, Mexico, the Netherlands and Poland) relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the U.S. Exchange Act as in effect on the Issue Date, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the U.S. Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)                                 with respect to a corporation, the board of directors or managers of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)                                 with respect to a partnership, the board of directors or managers of the general partner of the partnership;

(3)                                 with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)                                 with respect to any other Person, the board or committee (or Officer) of such Person serving a similar function.

“Book-Entry Interest” means a beneficial interest in a Global Note held by or through a Participant.

“Bund Rate” means, as of any redemption date, the rate per annum equal to the equivalent yield to maturity as of such redemption date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such relevant date, where:

(1)                                 “Comparable German Bund Issue” means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such redemption date to November 1, 2015, and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Notes and of a maturity most nearly equal to November 1, 2015; provided, however, that, if the period from such redemption date to November 1, 2015 is less than one year, a fixed maturity of one year shall be used;

(2)                                 “Comparable German Bund Price” means, with respect to any relevant date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the Issuer obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;

(3)                                “Reference German Bund Dealer” means any dealer of German Bundesanleihe securities appointed by the Issuer in good faith; and

(4)                                 “Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any relevant date, the average as determined by the Issuer of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference German Bund Dealer at 3:30 p.m. Frankfurt, Germany time on the third Business Day preceding the relevant date.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in London, Paris, Luxembourg or New York or a place of payment under this Indenture are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet (excluding the notes thereto) prepared in accordance with IFRS, as in effect as of the Issue Date, and the

Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)                                 in the case of a corporation, corporate stock;

(2)                                 in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)                                 in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)                                 any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)                                 direct obligations (or certificates representing an interest in such obligations) issued by, or unconditionally guaranteed by, the government of a member state of the Pre-Expansion European Union, the United States of America, Switzerland, Australia or Canada (including, in each case, any agency or instrumentality thereof), as the case may be, the payment of which is backed by the full faith and credit of the relevant member state of the Pre-Expansion European Union or the United States of America, Switzerland, Australia or Canada, as the case may be, and which are not callable or redeemable at the Issuer’s option;

(2)                                 (a)                                 overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits with maturities (and similar instruments) of 12 months or less (together, the “Bank Deposits”) from the date of acquisition issued by a bank or trust company which is organized under, or authorized to operate as a bank or trust company under, the laws of a member state of the Pre-Expansion European Union or of the United States of America or any state thereof, Switzerland or Canada; provided that such bank or trust company has capital, surplus and undivided profits aggregating in excess of €250.0 million (or the foreign currency equivalent thereof as of the date of such investment) and whose long-term debt is rated “A-1” or higher by Moody’s or A+ or higher by S&P or the equivalent rating category of another internationally recognized rating agency;

(b)                                 in the case of Restricted Subsidiaries organized under the laws of the Federative Republic of Brazil, the People’s Republic of China, Mexico, India, Indonesia, Russia, Taiwan and Hong Kong, Bank Deposits from the date of acquisition issued by a bank or trust company (i) which has also issued Bank Deposits in which such Restricted Subsidiary is invested as of the Issue Date in the ordinary course of business and consistent with past practice; or (ii) which has capital, surplus and undivided profits aggregating in excess of €250.0 million (or the foreign currency equivalent thereof as of the date of such investment) and whose long-term debt is rated Investment Grade;

(3)                                 repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

(4)                                 commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and

(5)                                 money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (4) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)                                 (i) following an Initial Public Offering, the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the U.S. Exchange Act, proxy, vote, written notice or otherwise) or, (ii) prior to an Initial Public Offering, if any “person” or “group” of related persons, other than one or more Permitted Holders, has become the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer; provided that for the purposes of this clause any Voting Stock of which any Permitted Holder is the Beneficial Owner shall not be included in any Voting Stock of which any such person or group is the Beneficial Owner, unless that person or group is not an Affiliate of a Permitted Holder and has the sole voting power with respect to that Voting Stock; or

(2)                                 the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole to a person (as that term is used in Section 13(d)(3) of the U.S. Exchange Act) other than one or more Permitted Holders.

“Clearstream” means Clearstream Banking, société anonyme, its nominee or any successor securities clearing agent.

“Collateral” means the rights, property and assets securing the Notes and the Guarantee and any rights, property or assets over which a Lien has been granted to secure the obligations of the Issuer and the Guarantors under the Notes, the Guarantee and this Indenture, in each case excluding the rights, property and assets set forth in Annex A hereto.

“Collateral Trust Deed” means the Collateral Trust and Subordination Deed dated on or about the Completion Date between, among others, the Issuer, Twist Beauty International Holdings S.A., the Trustee and the Security Agent.

“Common Depositary” means Citibank Europe plc, as common depositary, until a successor replaces it and thereafter means the successor serving hereunder.

“Completion Date” means the date on which the conditions of the Escrow Agreement for the release of the Escrowed Property have been satisfied and the acquisition of the Acquired Business is completed.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus the following to the extent deducted in calculating such Consolidated Net Income, without duplication:

(1)                                 the tax expense (including federal, state, local and foreign income taxes) of such Person and its Restricted Subsidiaries for such period (including accruals for tax disputes and re-assessments and business value added tax); plus

(2)                                 the Fixed Charges of such Person and its Subsidiaries which are Restricted Subsidiaries for such period (including amounts excluded from the definition of “Fixed Charges” pursuant to clauses (1) and 6(iii) thereunder); plus

(3)                                 depreciation, amortization (including, without limitation, amortization of intangibles and deferred financing fees) and other non-cash charges and expenses (including without limitation write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of purchase accounting on the Issuer and its Restricted Subsidiaries for such period) of the Issuer and its Restricted Subsidiaries for such period; plus

(4)                                 any expenses, charges or other costs related to the issuance of any Capital Stock, or any Permitted Investment, acquisition, disposition, recapitalization or listing or the incurrence of Indebtedness permitted to be incurred under Section 4.09 hereof (or the refinancing or amendment thereof) whether or not successful; plus

(5)                                 any foreign currency transaction or translation losses of the Issuer and its Restricted Subsidiaries (including losses related to currency remeasurements of Indebtedness) and any losses due to any adjustment resulting from the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective pronouncements and interpretations; plus

(6)                                 the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on, or other cash payments in respect of, Equity Interests held by such parties; plus

(7)                                 cash expenses incurred by the Issuer or any Restricted Subsidiary during such period to the extent reimbursed in cash by any person (other than the Issuer or any Restricted Subsidiary) during such period; plus

(8)                                 (a) any extraordinary, exceptional, nonrecurring, one-off or unusual expenses or losses or any charges (in each case as determined in good faith by the by the Board of Directors or a member of senior management of the Issuer), including with respect to the Transactions, any signing, retention or completion bonuses, costs related to investigations and curtailments or modifications to pension or post-retirement plans and the financial impacts of any natural disasters and (b) any charges or reserves in respect of any integration; plus

(9)                                 the amount of management, monitoring, consulting and advisory fees and related expenses paid in such Period to the Permitted Holders to the extent permitted by Section 4.11; plus

(10)                          the amount of “run-rate” cost savings projected by the Issuer in good faith and certified by the chief financial officer of the Issuer to be realized as a result of specified actions either taken or initiated prior to or during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized or expected to be realized prior to or during such period from such actions; provided that (A) the chief financial officer of the Issuer shall have certified that (x) such cost savings are reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions and (y) such actions have been taken or initiated and the benefits resulting therefrom are anticipated by the Issuer to be realized within 12 months, (B) no cost savings shall be added pursuant to this definition to the extent duplicative of any expenses or charges relating to such cost savings that are included in this definition to the extent duplicative of any expenses or charges relating to such expense and cost reductions and synergies that are duplicative of any pro forma adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio,” “Consolidated Leverage Ratio” or “Consolidated Senior Secured Leverage Ratio,” as applicable and (C) the aggregate amount of all adjustments made pursuant to this clause (10) shall not exceed 10% of such person’s consolidated EBITDA for such period after giving effect to any adjustments made pursuant to this clause (10); plus

(11)                          non-cash charges, write-downs or other items decreasing such Consolidated Net Income for such period (other than any non-cash items decreasing such Consolidated Net Income pursuant to clauses (1) through (11) of the definition of Consolidated Net Income) or any non-cash items that are reasonably expected to result in, or require pursuant to IFRS, an accrual or reserve for cash charges, costs and/or expenses in any future period); minus

(12)                          all expenses incurred directly in connection with any early extinguishment of Indebtedness; minus

(13)                          any foreign currency transaction gains of the Issuer and its Restricted Subsidiaries; minus

(14)                          non-cash items increasing such Consolidated Net Income for such period (other than any non-cash items increasing such Consolidated Net Income pursuant to clauses (1) through (11) of the definition of Consolidated Net Income), other than the reversal of a reserve for cash charges in a future period in the ordinary course of business, with each such item determined on a consolidated basis and in accordance with IFRS.

“Consolidated Leverage” means, with respect to any Person as of any date of determination, the sum without duplication of (a) the total amount of Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis, plus (b) an amount equal to the greater of the liquidation preference or the maximum fixed redemption or repurchase price of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person (but not giving effect to any additional Indebtedness to be incurred on the date of determination as part of the same transaction or series of transactions pursuant to Section 4.09(b) hereof).

“Consolidated Leverage Ratio” means, with respect to any specified Person as of any date of determination, the ratio of (a) the Consolidated Leverage of such Person on such date to (b) the Consolidated EBITDA of such Person for such Person’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Leverage Ratio is made (for the purpose of this definition, the “Calculation Date”), then the Consolidated Leverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Consolidated EBITDA for such period:

(1)                                 acquisitions of any Person, business or group of assets that constitutes an operating unit or division of a business that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations, amalgamations or otherwise, or by any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries (including Persons who become Restricted Subsidiaries as a result of such increase), during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date (including transactions giving rise to the need to calculate such Consolidated Leverage Ratio) will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

(2)                                 the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of on or prior to the Calculation Date (including transactions giving rise to the need to calculate such Consolidated Leverage Ratio), will be excluded;

(3)                                 any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(4)                                 any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Asset Sale, Investment or acquisition, the amount of income or earnings relating thereto or the amount of Consolidated EBITDA associated therewith, the pro forma calculation shall be determined in good faith by a responsible financial or accounting Officer of the Issuer. For the purposes of this definition and the definition of Consolidated EBITDA, the pro forma calculation may include anticipated expense and cost reductions and synergies as determined in good faith by a responsible financial or accounting Officer of the Issuer. In determining the amount of Indebtedness outstanding on any date of determination, pro forma effect will be given to any incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge or Indebtedness on such date.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiaries, except to the extent of any cash actually distributed by such Unrestricted Subsidiary to the Person or any of its Restricted Subsidiaries during such period), determined in accordance with IFRS and without any reduction in respect of preferred stock dividends; provided that:

(1)                                 the net income or loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary which is a Subsidiary of the Person;

(2)                                 solely for the purpose of determining the amount available for Restricted Payments under Section 4.07(b)(3)(A) hereof, any net income or loss of any Restricted Subsidiary (other than any Guarantor) will be excluded if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer (or any Guarantor that holds the Equity Interests of such Restricted Subsidiary, as applicable) by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the Notes or the Indenture and (c) contractual restrictions in effect on the Issue Date with respect to such Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that, taken as a whole, are not materially less favorable to the Holders than such restrictions in effect on the Issue Date, except that the Issuer’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Issuer or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary (other than any Guarantor), to the limitation contained in this clause);

(3)                                 any net gain or loss realized upon the sale or other disposition of any asset or disposed operations of the Issuer or any Restricted Subsidiaries (including pursuant to any sale leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors or a member of senior management of the Issuer) will be excluded;

(4)                                any one time non-cash charges or any amortization or depreciation resulting from purchase accounting, in each case, in relation to any acquisition of, or merger or consolidation with, another Person or business or resulting from any reorganization or restructuring involving the Issuer or its Subsidiaries will be excluded;

(5)                                 the cumulative effect of a change in accounting principles will be excluded;

(6)                                 any extraordinary, exceptional or nonrecurring gains or losses or any charges (in each case as determined in good faith by the Board of Directors or a member of senior management of the Issuer) will be excluded;

(7)                                 any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value or changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations will be excluded;

(8)                                 any non-cash compensation charge or expenses arising from any grant of stock, stock options or other equity-based awards, any non-cash deemed finance charges in respect of any pension liabilities or other provisions, any non-cash net after tax gains or losses attributable to the termination or modification of any employee pension benefit plan and any charge or expense relating to any payment made to holders of equity based securities or rights in respect of any dividend sharing provisions of such securities or rights to the extent such payment was made pursuant to Section 4.07 hereof will be excluded;

(9)                                 any goodwill or other intangible asset impairment charges or write down will be excluded;

(10)                          all deferred financing costs and related expenses written off and premium paid in connection with any early extinguishment of Indebtedness or Hedging Obligations and any net gain or loss from any write-off or forgiveness of Indebtedness will be excluded;

(11)                          any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary owing to the Issuer or any Restricted Subsidiary will be excluded; and

(12)                          any non-cash or capitalized interest (including accreting or pay-in-kind interest) on any Subordinated Shareholder Debt will be excluded.

“Consolidated Senior Secured Leverage” means, as of any date of determination, the sum of the total amount of Senior Secured Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) the Consolidated Senior Secured Leverage of the Issuer on such date to (b) the Consolidated EBITDA of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Consolidated Senior Secured Leverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Senior Secured Leverage Ratio is made (for the purpose of this definition, the “Calculation Date”), then the Consolidated Senior Secured Leverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period; provided, however, that the pro forma calculation shall not give effect to (i) any Indebtedness incurred on the Calculation Date pursuant to the provisions described under Section 4.09(b) hereof (other than clause (16) thereof) or (ii) the discharge on the Calculation Date of any Indebtedness to the extent that such discharge results from the proceeds of Indebtedness incurred pursuant to the provisions described under Section 4.09(b) hereof (other than clause (16) thereof); provided further that the amount of Indebtedness outstanding under any revolving credit facility shall be determined based on the average daily balance outstanding during such period).

In addition, for purposes of calculating the Consolidated EBITDA for such period:

(1)                                 acquisitions that have been made by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, including through mergers or consolidations, or by any Person or any of its Subsidiaries which are Restricted Subsidiaries acquired by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries which are Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (as determined in good faith by a responsible accounting or financial officer of the Issuer) as if they had occurred on the first day of the four-quarter reference period;

(2)                                 the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date (including transactions giving rise to the need to calculate such Consolidated Senior Secured Leverage Ratio), will be excluded;

(3)                                 any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(4)                                 any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Asset Sale, Investment or acquisition, the amount of income or earnings relating thereto or the amount of Consolidated EBITDA associated therewith, the pro forma calculation shall be determined in good faith by a responsible financial or accounting Officer of the Issuer. For the purposes of this definition and the definition of Consolidated EBITDA, the pro forma calculation may include anticipated expense and cost reductions and synergies. In determining the amount of Indebtedness outstanding on any date of determination, pro forma effect will be given to any incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge or Indebtedness on such date.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that, in each case, does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1)                                 to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)                                 to advance or supply funds:

(a)                                 for the purchase or payment of any such primary obligation; or

(b)                                 to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)                                 to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Credit Facilities” means, with respect to the Issuer or any of its Subsidiaries, one or more debt facilities, instruments or arrangements (including the North American ABL Facility, or commercial paper facilities and overdraft facilities) or commercial paper facilities or indentures or trust deeds or note purchase agreements or receivables or factoring facilities, in each case, with banks, other institutions, funds or investors, providing for revolving credit loans, term loans, letters of credit, bonds, notes debentures or other corporate debt instruments or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or trustees or other banks or institutions and whether provided under the North American ABL Facility, or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facilities” shall include any agreement or instrument (1) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Issuer as additional borrowers, issuers or guarantors thereunder, (3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder (provided that such Subsidiaries are or become Guarantors) or (4) otherwise altering the terms and conditions thereof.

“Currency Exchange Protection Agreement” means, in respect of any Person, any foreign exchange contract, currency swap agreement, currency option, cap, floor, ceiling or collar or agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates as to which such Person is a party.

“Custodian” means, with respect to the Dollar Global Notes, Wilmington Trust, National Association, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Registered Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A-1 or Exhibit A-2 hereto (as applicable) except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Dollar Notes issuable or issued in whole or in part in global form, DTC, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision(s) of this Indenture.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as “Designated Non-Cash Consideration” pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 90 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the issuer thereof to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the issuer thereof may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof. For purposes hereof, the amount of Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value to be determined as set forth herein.

“dollar” or “$” means the lawful currency of the United States of America.

“Dollar Rule 144A Global Note” means a Global Note bearing the Global Note Legend and the Private Placement Legend and deposited with the Custodian and registered in the name of Cede & Co., as nominee of DTC that will be issued in an initial amount equal to the principal amount of the Dollar Notes initially resold in reliance on Rule 144A, substantially in the form of Exhibit A-2 hereto and that bears the Global Note Legend and has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Sections 2.01 and 2.06 hereof.

“Dollar Global Note” means a Dollar Rule 144A Global Note or a Dollar Regulation S Global Note.

“Dollar Regulation S Global Note” means a Global Note bearing the Global Note Legend and the Private Placement Legend and deposited with the Custodian and registered in the name of Cede & Co., as nominee of DTC that will be issued in an initial amount equal to the principal amount of the Dollar Notes initially resold in reliance on Regulation S, substantially in the form of Exhibit A-2 hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Sections 2.01 and 2.06 hereof.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a sale (other than to the Issuer or any of its Subsidiaries) of Capital Stock (x) that is a sale of Capital Stock of the Issuer (other than Disqualified Stock) other than offerings registered on Form S-8 (or any successor form) under the U.S. Securities Act or any similar offering in other jurisdictions, or (y) the proceeds of which are contributed as Subordinated Shareholder Debt or to the equity (other than through the issuance of Disqualified Stock) of the Issuer or any Guarantor.

“Equity Proceeds Debt” means Indebtedness in an aggregate outstanding principal amount that, when taken together with any Permitted Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness incurred pursuant to clause (20) of Section 4.09(b) hereof and then outstanding, will not exceed 100% of the Net Proceeds received by the Issuer from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than, in connection with Disqualified Stock or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution) of the Issuer, in each case, subsequent to the Completion Date; provided, however, that: (i) any such Net Proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under Section 4.07(a) hereof and clauses (2), (4) and (9) of Section 4.07(b) hereof to the extent the Issuer and its Restricted Subsidiaries incur Indebtedness in reliance thereon and (ii) any Net Proceeds that are so received or contributed shall be excluded for purposes of incurring Indebtedness pursuant to clause (20) of Section 4.09(b) hereof to the extent the Issuer or any of its Restricted Subsidiaries makes a Restricted Payment under Section 4.07(a) hereof and clauses (2), (4) and (9) of Section 4.07(b) hereof in reliance thereon.

“Equity Purchase Agreement” means the equity purchase agreement dated as of September 20, 2012, by and between the Issuer and Rexam Overseas Holdings Ltd., Rexam Inc., Rexam MI Holding Company, Rexam France, Rexam European Holdings Ltd., Rexam Beauty Taiwan Holdings Ltd., Rexam Group Holdings Ltd., relating to, inter alios, the acquisition of the Acquired Rexam Subsidiaries as amended; provided that no provision of the Equity Purchase Agreement shall have been amended or waived in any manner which would, individually or when taken as whole, have a materially adverse effect on the holders of the Notes.

“Escrow Accounts” means the Dollar Escrow Account and the Euro Escrow Account, each as defined in the Escrow Agreement.

“Escrow Agent” means J.P. Morgan Chase Bank N.A., London Branch, as escrow agent under the Escrow Agreement, until a successor replaces it and thereafter means the successor serving hereunder.

“Escrow Agreement” means the escrow agreement dated the Issue Date among, inter alios, the Issuer, the Trustee and the Escrow Agent.

“Escrow Charges” means charges created pursuant to the terms of the Escrow Agreement dated October 31, 2012 by and among the Issuer and the Trustee.

“Escrow Documents” means the Escrow Agreement and the Escrow Charges.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into escrow accounts with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“Escrowed Property” means the proceeds of the offering of the Notes deposited into the Escrow Accounts on the Issue Date, and all other funds, securities, interest, dividends, distributions and other property and payments credited to the Escrow Accounts (less any property and/or funds paid in accordance with the Escrow Agreement).

“Escrow Longstop Date” means April 30, 2013.

“euro” or “€” means the lawful currency of the European Monetary Union.

“European AR Facility” means the European receivables facility established under an agreement entered into on July 6, 2010 (as amended on December 6, 2010, March 25, 2011, December 21, 2011 and October 5, 2012 (effective as of the Completion Date), by and among, inter alios, certain Guarantors, as participants, and Compagnie Générale d’Affacturage as factor and, provided the type of security granted in respect of such facility does not expand beyond the description set forth under the heading “Description of Certain Indebtedness—European Receivables Facility” in the Offering Memorandum or as may otherwise be permitted in the definition of “Qualified Receivables Transaction,” as amended, restated or otherwise modified from time to time.

“Euro Equivalent” means, with respect to any monetary amount in a currency other than euro, at any time of determination thereof, the amount of euro obtained by translating such other currency involved in such computation into euro at the spot rate for the purchase of euro with the applicable other currency as published in The Financial Times (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, a comparable source as may be selected in good faith by the Issuer) on the date two Business Days prior to such determination.

“Euro Rule 144A Global Note” means a Global Note bearing the Global Note Legend and the Private Placement Legend and deposited with and registered in the name of the Common Depositary or its nominee that will be issued in an initial amount equal to the principal amount of the Euro Notes initially resold in reliance on Rule 144A, substantially in the form of Exhibit A-1 hereto and that bears the Global Note Legend and has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Sections 2.01 and 2.06 hereof.

“Euro Global Note” means a Euro Rule 144A Global Note and a Euro Regulation S Global Note.

“Euro Regulation S Global Note” means a Global Note bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Common Depositary or its nominee that will be issued in an initial amount equal to the principal amount of the Euro Notes initially resold in reliance on Regulation S, substantially in the form of Exhibit A-1 hereto and that bears the Global Note Legend and has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Sections 2.01 and 2.06 hereof.

“Euroclear” means Euroclear Bank SA/NV, or any successor securities clearing system.

“European Government Obligations” means direct obligations of, or obligations guaranteed by, a member state of the European Union, and the payment for which such member state of the European Union pledges its full faith and credit.

“Excluded Contributions” means the net cash proceeds received by the Issuer after the Issue Date from:

(1)                                 capital contributions to its equity (other than through the issuance of Disqualified Stock); and

(2)                                 the sale (other than to a Subsidiary of the Issuer) of Capital Stock (other than Disqualified Stock) of the Issuer,

in each case designated as “Excluded Contributions” pursuant to an Officer’s Certificate of the Issuer (which shall be designated no later than the date on which such Excluded Contribution has been received by the Issuer), the net cash proceeds of which are excluded from the calculation set forth in Section 4.07(b)(3) hereof.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress of either party, determined in good faith by the Issuer’s Chief Executive Officer, Chief Financial Officer or responsible accounting or financial officer of the Issuer.

“Finance Subsidiary” means a wholly owned subsidiary that is formed for the purpose of borrowing funds or issuing securities and lending the proceeds to the Issuer or a Guarantor and that conducts no business other than as may be reasonably incidental to, or related to, the foregoing.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (for the purposes of this definition, the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by a responsible accounting or financial officer of the Issuer) to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period; provided, however, that the pro forma calculation shall not give effect to (i) any Indebtedness incurred on the Calculation Date pursuant to the provisions described in Section 4.09(b) hereof (other than clause (16) thereof) or (ii) the discharge on the Calculation Date of any Indebtedness to the extent that such discharge results from the proceeds of Indebtedness incurred pursuant to the provisions described in Section 4.09(b) hereof (other than clause (16) thereof); provided further that the amount of Indebtedness outstanding under any revolving credit facility shall be determined based on the average daily balance outstanding during such period).

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)                                 acquisitions that have been made by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, including through mergers or consolidations, or by any Person or any of its Subsidiaries which are Restricted Subsidiaries acquired by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries which are Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (as determined in good faith by a responsible accounting or financial officer of the Issuer) as if they had occurred on the first day of the four-quarter reference period;

(2)                                the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)                                 the Fixed Charges attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)                                 any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)                                 any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)                                 if any Indebtedness bears a floating rate of interest and such Indebtedness is to be given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months, or, if shorter, at least equal to the remaining term of such Indebtedness).

For the purposes of this definition and the definition of Consolidated EBITDA, the pro forma calculation may include anticipated expense and cost reductions and synergies as determined in good faith by a responsible financial or accounting Officer of the Issuer. In determining the amount of Indebtedness outstanding on any date of determination, pro forma effect will be given to any incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge or Indebtedness on such date.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)                                 the consolidated interest expense (net of interest income) of such Person and its Subsidiaries which are Restricted Subsidiaries for such period, whether or not paid, received or accrued, including, without limitation, amortization of debt discount (but not deferred financing fees, debt issuance costs, commissions, fees and expenses), non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments), the interest component of deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings; plus

(2)                                 the consolidated interest expense of such Person and its Subsidiaries which are Restricted Subsidiaries that was capitalized during such period; plus

(3)                                 any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries which are Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries which are Restricted Subsidiaries; plus

(4)                                 net payments and receipts (if any) pursuant to interest rate Hedging Obligations (excluding amortization of fees) with respect to Indebtedness; plus

(5)                                 the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of any Restricted Subsidiary, other than dividends on Equity Interests payable to the Issuer or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined national, state and local statutory tax rate of such Person, expressed as a decimal, as estimated in good faith by a responsible accounting or financial officer of the Issuer; minus

(6)                                 (i) accretion or accrual of discounted liabilities other than Indebtedness, (ii) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (iii) interest with respect to Indebtedness of any Parent Holdco of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under IFRS and (iv) interest in respect of any Subordinated Shareholder Debt.

“Global Note Legend” means the legend set forth in Section 2.06(f)(2) and Section 2.06(f)(3) hereof, which is required to be placed on all Global Notes issued under this Indenture (as applicable).

“Global Notes” means, individually and collectively, each of the Rule 144A Global Notes and the Regulation S Global Notes, substantially in the form of Exhibit A-1 and Exhibit A-2, as applicable.

“Group” means the Issuer and each of its Subsidiaries from time to time, including, on and from the Completion Date, the Acquired Rexam Subsidiaries.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business, of all or any part of any Indebtedness (whether arising by agreements to keep-well, to take or pay or to maintain financial statement conditions, pledges of assets or otherwise).

“Guarantee” means the guarantee by each Guarantor of the Issuer’s obligations under the Indenture and the Notes, executed pursuant to the provisions of the Indenture.

“Guarantor” means each of:

(a)                                 Albéa Americas, Inc., Albéa Beauty Holdings S.A., Albéa Canada Inc., Albéa Cosmetics America, Inc., Albéa Beauty Solutions USA, LLC, Albéa Deutschland GmbH, Albea Hong Kong Limited, Albéa Metal Americas, Inc., Albéa Metal Holding Corp., Albéa Metal Real Estate, Inc., Albéa Mexicana, LP, Albéa Plastic Packaging Texas, Inc., Albéa Poland sp. z o.o., Albéa Servicios de México, S.A. de C.V., Albéa UK Limited, Albea Warsaw sp. z o.o., Beauty Packaging Canada Holdings, Inc., Betts Acquisition (2009) Limited, Betts Central Europe Holdings Limited, Betts Global Limited, Betts Group Holdings Limited, Betts International Limited, Betts Limited, Albéa Packaging de México, S.A. de C.V., Betts USA Inc., Betts USA Holdings Inc., Boddington IP Limited, Cebal Américas Reynosa S de R.L. de C.V., Cebal Mexicana LLC, Cepillos de Matamoros S.A. de C.V., Iona Luxembourg S.à r.l., Iona Bidco Limited, Iona Topco Limited,

Rexam Beauty (Asia Holdings) Limited, Rexam Beauty and Closures, Inc., Rexam do Brasil Embalagens Ltda., Rexam Make Up (Hong Kong) Co., Limited, Rexam Plastics Nederland BV, Rexam Plastic Packaging (Hong Kong) Co., Limited, TPI Mexicana S.A. de C.V., TPI-Molplastic Ltda., Twist Beauty Packaging Holding Corp., Twist Beauty Packaging Holding France S.A.S., Twist Beauty Packaging Holding Germany GmbH, Twist Beauty Packaging Holding México, S. de R.L. de C.V., Twist Beauty Packaging Holding Hong Kong Limited, Twist Beauty Packaging Holdings Netherlands B.V., Twist Beauty Packaging UK Limited and Twist Beauty Packaging S.à r.l.; and

(b)                                 any other Person that is required to execute a Guarantee in accordance with the provisions of the Indenture, until (i) the Guarantee of such Person has been released in accordance with the provisions of the Indenture or (ii) a successor replaces such Person pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)                                 interest rate swap agreements, (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)                                 other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)                                 other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, including Currency Exchange Protection Agreements, or commodity prices.

“Holder” means a Person in whose name a Note is registered.

“IFRS” means International Financial Reporting Standards as endorsed by the European Union and in effect on the Issue Date or, with respect to Section 4.03 hereof at the option of the Issuer, as in effect from time to time. At any time after adoption of U.S. GAAP by the Issuer for its financial statements and reports for all financial reporting purposes, the Issuer may elect to apply U.S. GAAP for all purposes of the Indenture, in lieu of IFRS, and, upon any such election, references herein to IFRS shall be construed to mean U.S. GAAP as in effect from time to time; provided that (1) any such election once made shall be irrevocable (and shall only be made once), (2) all financial statements and reports required to be provided after such election pursuant to the Indenture shall be prepared on the basis of U.S. GAAP and (3) from and after such election, all ratios, computations and other determinations (A) based on IFRS contained in the Indenture shall be computed in conformity with U.S. GAAP and (B) in the Indenture that require the application of IFRS for periods that include fiscal quarters ended prior to the Issuer’s election to apply U.S. GAAP shall remain as previously calculated or determined in accordance with IFRS. The Issuer shall give notice of any election to the Trustee within 15 days of such election. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables):

(1)                                 in respect of borrowed money;

(2)                                 evidenced by bonds, notes, debentures or similar instruments for which such Person is responsible or liable;

(3)                                 representing reimbursement obligations in respect of letters of credit, bankers’ acceptances or similar instruments (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of incurrence); provided that any counter-indemnity or reimbursement obligation under a letter of credit shall be considered Indebtedness only to the extent that the underlying obligation in respect of which the letter of credit has been issued would also be Indebtedness;

(4)                                 representing Capital Lease Obligations;

(5)                                 representing the interest-bearing balance deferred and unpaid of the purchase price of any property or services (other than trade payables) due more than one year after such property is acquired or such services are completed; and

(6)                                 representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the notes thereto) of the specified Person prepared in accordance with IFRS. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The term “Indebtedness” shall not include:

(1)                                 Subordinated Shareholder Debt;

(2)                                 anything accounted for as an operating lease under IFRS as in effect on the Issue Date and any guarantee solely in connection with, and in respect of any operating lease;

(3)                                 Contingent Obligations in the ordinary course of business, accrued liabilities in the ordinary course of business that are not more than 90 days past due and obligations under Qualified Receivables Transaction;

(4)                                 in connection with the purchase by the Issuer or any Restricted Subsidiary of any business, any post-closing payment adjustments (including earn-out payments) to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined and due and payable, the amount is paid within 30 days thereafter (or after settlement of any dispute directly or indirectly related to its calculation);

(5)                                 for the avoidance of doubt, any contingent obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes; or

(6)                                 Indebtedness pursuant to performance bonds or advance payment bonds issued in respect of the obligations of any Restricted Subsidiary for the supply of goods or services arising in the ordinary course of business for such Restricted Subsidiary, in each case, to the extent that no demand has been made in respect of such Indebtedness.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the €200,000,000 in aggregate principal amount of Euro Notes and $385,000,000 in aggregate principal amount of Dollar Notes issued under this Indenture on the Issue Date.

“Initial Public Offering” means the first Public Equity Offering of common stock or common equity interests of the Issuer or any Parent Holdco of the Issuer (the “IPO Entity”) following which there is a Public Market.

“Instructions” means any written notices, written directions or written instructions received by the Trustee or any of the Agents in accordance with the provisions of this Indenture from an Authorized Person or from a person reasonably believed by the Trustee or any of the Agents to be an Authorized Person.

“Investment Grade” means a rating of BBB- or higher by S&P and Baa3 or higher by Moody’s or the equivalent of such ratings by S&P or Moody’s and the equivalent of such rating from any other Rating Agencies substituted for S&P or Moody’s.

“Investment Grade Status” shall occur when the Notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the Notes, the equivalent investment grade credit rating from any other Rating Agency).

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations, but excluding advances or extensions of credit to customers or suppliers made in the ordinary course of business), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as Investments on a balance sheet (excluding the notes) prepared in accordance with IFRS. If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07(d) hereof. The acquisition by the Issuer or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.07(d) hereof. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value and, to the extent applicable, shall be determined based on the equity value of such Investment.

“Issue Date” means October 31, 2012.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof.

“Management Advances” means loans or advances made to, or guarantees with respect to loans or advances made to, directors, officers, employees, managers or consultants of the Issuer or any Restricted Subsidiary:

(1)                                 in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business;

(2)                                 in respect of moving related expenses incurred in connection with any closing or consolidation of any facility or office; or

(3)                                 (in the case of this clause (3)) not exceeding $2.5 million in the aggregate outstanding at any time.

“Management Fees” means:

(1)                                 customary annual fees for the performance of monitoring services by the Sponsor or any of their respective Affiliates for the Issuer or any Restricted Subsidiary; provided that such fees will not, in the aggregate, exceed $5.0 million per annum;

(2)                                 customary fees and related expenses for the performance of transaction, management, consulting, financial or other advisory services or underwriting, placement or other investment banking activities, including in connection with mergers, acquisitions, dispositions or joint ventures, by the Sponsor or any of their respective Affiliates for the Issuer or any of its Restricted Subsidiaries, which payments in respect of this clause (2) have been approved by a majority of the disinterested members of the Board of Directors of the Issuer, or termination fees in respect of the foregoing and in connection with an Initial Public Offering; provided that the amount of such termination fee shall reduce the amount included under Section 4.07(b)(3)(B) hereof; and

(3)                                 out-of-pocket expenses incurred in connection with (1) and (2).

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common stock or common equity interests of the IPO Entity on the date of the declaration of the relevant dividend multiplied by (ii) the arithmetic mean of the closing prices per share of such common stock or common equity interests for the 30 consecutive trading days immediately preceding the date of declaration of such dividend.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any Designated Non-Cash Consideration or other consideration received in non-cash form or Cash Equivalents substantially concurrently received in any Asset Sale), net of the direct costs relating to such Asset Sale and the sale of such Designated Non-Cash Consideration or other consideration received in non-cash form, including, without limitation, legal, accounting and investment banking fees, success fees, advisory fees and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, and all distributions and other payments required to be made to minority interest holders (other than the Issuer or any Subsidiary) in Subsidiaries or joint ventures as a result of such Asset Sale, and any reserve for adjustment (including earn-out) or indemnification obligations in respect of the sale price of such asset or assets established in accordance with IFRS.

“Non-Recourse Debt” means Indebtedness as to which neither the Issuer nor any of its Restricted Subsidiaries (1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (2) is directly or indirectly liable as a guarantor or otherwise.

“North American ABL Facility” means the asset based revolving credit facility established under the Revolving Credit, Term Loan and Security Agreement, dated January 18, 2011, by and among, inter alios, the North American Guarantors, the lenders from time to time party thereto and PNC Bank, National Association, as agent, as amended, restated or otherwise modified or varied from time to time.

“North American Intercreditor Agreement” means the intercreditor agreement to be entered on or about the Completion Date by and among the North American Guarantors, PNC Bank, National Association, as agent under the North American ABL Facility, and the Security Agent, as amended, restated or otherwise modified or varied from time to time.

“North American Guarantors” means Albéa Americas, Inc., Albéa Beauty Solutions USA, LLC, Albéa Canada Inc., Albéa Cosmetics America, Inc., Albéa Metal Americas, Inc., Albéa Metal Holding Corp., Albéa Metal Real Estate, Inc., Albéa Mexicana, LP, Albéa Plastic Packaging Texas, Inc., Beauty Packaging Canada Holdings, Inc., Cebal Mexicana LLC, Rexam Beauty and Closures Inc. and Twist Beauty Packaging Holding Corp.

“Notes Priority Collateral” means:

(a)                                 with respect to the North American Guarantors, real estate assets (excluding any leasehold interests where a landlord waiver is required), equipment and other goods (excluding inventory and related assets constituting ABL Priority Collateral), intellectual property, investment property (including capital stock) and intercompany loans (excluding intercompany loans constituting ABL Priority Collateral), certain deposit accounts and securities accounts (excluding any deposit and securities accounts constituting ABL Priority Collateral), and letters of credit rights and general intangibles related to the foregoing; and

(b)                                 with respect to the Guarantors who are not North American Guarantors, real estate assets (excluding certain freehold and leasehold interests and any leasehold interests where a landlord waiver cannot be obtained), fixed assets, equipment and other goods, intellectual property, investment property (including capital stock) and intercompany loans, accounts receivable, inventory and related assets, certain deposit and securities accounts, letters of credit rights and general intangibles related to the foregoing but which will not include any asset as described in Annex A hereto.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum dated October 17, 2012, relating to the offering of the Initial Notes.

“Officer” means, with respect to any Person, (1) the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Secretary or any Vice-President of (a) such Person or (b) if such Person is owned or managed by a single entity, of such entity or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means a certificate signed by an Officer.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 13.04 hereof. The counsel may be an employee of or counsel to the Issuer, any Subsidiary of the Issuer or the Trustee.

“Parent Holdco” means any Person (other than a natural person) which legally and beneficially owns more than 50% of the Voting Stock and/or Capital Stock of another Person, either directly or through one or more Subsidiaries.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively.

“Pending Finance Facilities” means (i) the lease financing agreement to be entered into between TPI-Molplastic Ltda and Itau Unibanco SA; (ii) an export invoice discounting facility to be entered into between Albea Hong Kong Limited and BNP Paribas, Hong Kong Branch; (iii) a term loan to be entered into between PT Techpack Asia and HSBC; and (iv) a working capital facility to be entered into between PT Betts Indonesia and HSBC, in each case as described in the section of the Offering Memorandum entitled “Description of Certain Indebtedness—Local Lending Facilities (Pending Finance Facilities).”

“Permitted Business” means (i) any business, services or activities engaged in by the Issuer or its Restricted Subsidiaries or the Acquired Rexam Subsidiaries on the Issue Date and (ii) any business, services or activities engaged in by the Issuer or any of its Restricted Subsidiaries (including the Acquired Rexam Subsidiaries) that are related, complementary, incidental, ancillary or similar to any of the foregoing, or are extensions or developments of any thereof.

“Permitted Collateral Liens” means:

(1)                                 Liens on the Collateral that are described in one or more of clauses (4), (7), (8), (9), (13), (14), (15), (17), (18), (19), (20) and (21) of the definition of Permitted Liens and that, in each case, either arise by operation of law or would not materially interfere with the ability of the Security Agent to enforce any Lien over the Collateral;

(2)                                 Liens on the Collateral to secure the Notes (and the Guarantee) or any Additional Notes (or any guarantee of Additional Notes) and any Permitted Refinancing Indebtedness in respect thereof (and Permitted Refinancing Indebtedness in respect of Permitted Refinancing Indebtedness); provided that each of the parties thereto will have entered into, if required by the terms thereof, the North American Intercreditor Agreement or an Additional Intercreditor Agreement; provided, further, that all property and assets (including, without limitation, the Collateral) securing such Additional Notes (or any guarantee of Additional Notes) or Permitted Refinancing Indebtedness secures the Notes or the Guarantee on a senior or pari passu basis;

(3)                                 Liens on the Collateral to secure (i) Indebtedness under Credit Facilities that is permitted by clause (1) of Section 4.09(b) hereof, which may be liens on ABL Priority Collateral; provided that all property and assets (including, without limitation, the Collateral) securing such Indebtedness also secures the Notes or the Guarantee; provided further that each of the parties thereto will have entered into , if required by the terms thereof, the North American Intercreditor Agreement or an Additional Intercreditor Agreement, and (ii) Senior Secured Indebtedness of the Issuer and the Guarantors permitted by Section 4.09(a) hereof and Permitted Refinancing Indebtedness in respect thereof (and Permitted Refinancing Indebtedness in respect of such Permitted Refinancing Indebtedness); provided that, all property and assets (including, without limitation, the Collateral) securing such Indebtedness also secures the Notes or the Guarantee on a senior or pari passu basis; provided further that each of the parties thereto will have entered into, if required by the terms thereof, the North American Intercreditor Agreement or an Additional Intercreditor Agreement;

(4)                                 Liens on the Collateral securing the Issuer’s or any Restricted Subsidiary’s obligations under Hedging Obligations permitted by clause (8) of the definition of Permitted Debt and such Indebtedness is also secured by the Collateral; provided that the property and assets (including without limitation, the Collateral) securing such Indebtedness or Hedging Obligations will also secure the Notes or the Guarantee on a senior or pari passu basis; provided further that each of the parties thereto will have entered into, if required by the terms thereof, the North American Intercreditor Agreement or an Additional Intercreditor Agreement;

(5)                                 Liens on the Collateral securing Indebtedness permitted by clause (4) of the definition of Permitted Debt and limited to the assets acquired with or financed by the incurrence of such Indebtedness;

(6)                                 Liens on the Collateral to secure Indebtedness permitted by clauses (17) and (18) of Section 4.09(b) hereof; provided that all property and assets (including, without limitation, the Collateral) securing such Indebtedness also secures the Notes or the Guarantee; provided further that each of the parties thereto will have entered into, if required by the terms thereof, the North American Intercreditor Agreement or an Additional Intercreditor Agreement; and

(7)                                 any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (1) through (6) above; provided that any such extension, renewal or replacement will rank equal or junior to the Lien so extended, renewed or replaced and will not extend in any material respect to any additional property or assets and the Collateral securing such Lien secures the Notes and the Guarantee on a senior or pari passu basis.

“Permitted Holders” means, collectively, (1) the Sponsor, (2) the Related Parties of persons specified in clauses (1), (2) and (3), (3) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of the Issuer or any Parent Holdco of the Issuer, acting in such capacity and (4) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing (including any Persons mentioned in the following sentence) are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, the persons referred to in clauses (1) and (2) above and such Persons referred to in the following sentence, collectively, have beneficial ownership of more than 50% of the total Voting Stock of the Issuer or any of its direct or indirect parent companies held by such group. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)                                 any Investment in the Issuer or in a Restricted Subsidiary;

(2)                                 any Investment in cash and Cash Equivalents;

(3)                                 any Investment by the Issuer or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a)                                 such Person becomes a Restricted Subsidiary; or

(b)                                 such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(4)                                 any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;

(5)                                 any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes;

(6)                                 Investments in receivables owing to the Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business;

(7)                                 Investments represented by Hedging Obligations, which obligations are permitted by clause (8) of Section 4.09(b) hereof;

(8)                                 Investments in the Notes and any other Indebtedness of the Issuer or any Restricted Subsidiary;

(9)                                 any guarantee of Indebtedness permitted to be incurred by Section 4.09 hereof;

(10)                          any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;

(11)                          Investments acquired after the Issue Date as a result of the acquisition by the Issuer or any Restricted Subsidiary of another Person, including by way of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries in a transaction that is not prohibited by Article 5 hereof after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(12)                          pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 4.09 hereof;

(13)                          any Investment to the extent made using as consideration Capital Stock of the Issuer (other than Disqualified Stock), Subordinated Shareholder Debt or Capital Stock of any Parent Holdco of the Issuer;

(14)                          Management Advances;

(15)                          other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding not to exceed the greater of $40.0 million and 3.2% of Total Assets; provided that if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 4.07 hereof, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (3) of the definition of “Permitted Investments” and not this clause (15);

(16)                          Investments in joint ventures of the Issuer or any of its Restricted Subsidiaries having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding not to exceed the greater of $40.0 million and 3.2% of Total Assets; provided that if an Investment is made pursuant to this clause (16) in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 4.07 hereof, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or clause (3) of this definition and not this clause (16);

(17)                          any Investment in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness; and

(18)                          the acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer or Subordinated Shareholder Debt.

“Permitted Liens” means:

(1)                                 Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in escrow accounts or similar arrangement to be applied for such purpose;

(2)                                 Liens in favor of the Issuer or any of the Restricted Subsidiaries;

(3)                                 Liens on property (including Capital Stock) of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Issuer or any Restricted Subsidiary; provided that such Liens secure Indebtedness permitted to be incurred under Section 4.09 hereof and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary or is merged with or into or consolidated with the Issuer or any Restricted Subsidiary;

(4)                                 Liens to secure the performance of statutory obligations, trade contracts, insurance, surety or appeal bonds, workers compensation obligations, leases (including, without limitation, statutory and common law landlord liens), performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(5)                                 Liens to secure Indebtedness permitted by clause (4) of Section 4.09(b) hereof covering only the assets acquired with or financed by such Indebtedness;

(6)                                 Liens existing on the Issue Date and Liens under the Pending Finance Facilities;

(7)                                 Liens for taxes, assessments or governmental charges or claims that (x) are not yet due and payable or (y) are being contested in good faith by appropriate proceedings and for which a reserve or other appropriate provision, if any, as will be required in conformity with IFRS will have been made;

(8)                                 Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(9)                                 survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(10)                          Liens created for the benefit of (or to secure) the Notes (or the Guarantee);

(11)                         Liens securing Indebtedness under Hedging Obligations, which obligations are permitted by clause (8) of Section 4.09(b) hereof;

(12)                          Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:

(a)                                 the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)                                 the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13)                          Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(14)                          filing of Uniform Commercial Code financing statements under U.S. state law (or similar filings under applicable jurisdiction) in connection with operating leases in the ordinary course of business;

(15)                          bankers’ Liens, rights of setoff or similar rights and remedies as to deposit accounts, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(16)                          Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(17)                          Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(18)                          leases, licenses, subleases and sublicenses of assets in the ordinary course of business;

(19)                          Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of assets entered into in the ordinary course of business;

(20)                          (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Issuer or any Restricted Subsidiary has easement rights or on any real property leased by the Issuer or any Restricted Subsidiary and subordination or similar agreements relating thereto and (b) any condemnation or eminent domain proceedings or compulsory purchase order affecting real property;

(21)                          Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(22)                          Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities;

(23)                          Liens (including put and call arrangements) on Capital Stock or other securities of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(24)                          limited recourse Liens in respect of the ownership interests in, or assets owned by, any joint ventures which are not Restricted Subsidiaries securing obligations of such joint ventures;

(25)                          Liens on any proceeds loan made by the Issuer or any Restricted Subsidiary in connection with any future incurrence of Indebtedness permitted under this Indenture and securing that Indebtedness;

(26)                          Liens to secure Indebtedness permitted to be incurred in accordance with clause (18) of Section 4.09(b) hereof and, if such liens are incurred prior to the Escrow Release, clause (21) of Section 4.09(b);

(27)                          Liens on Receivables and related assets of the type described in the definition of “Qualified Receivables Transaction” incurred in connection with a Qualified Receivables Transaction;

(28)                          Liens securing Senior Secured Indebtedness of the Restricted Subsidiaries that are not Guarantors permitted by Section 4.09(a);

(29)                          Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary that does not exceed $20.0 million at any one time outstanding; and

(30)                          Permitted Collateral Liens.

“Permitted Parent Payments” means, the declaration and payment of dividends or other distributions, or the making of loans, by the Issuer or any of its Restricted Subsidiaries to any Parent Holdco of the Issuer in amounts and at times required to pay:

(1)                                 franchise fees and other fees, taxes and expenses required to maintain the corporate existence of any Parent Holdco of the Issuer;

(2)                                 general corporate overhead expenses of any Parent Holdco to the extent such expenses are attributable to the ownership, directly or indirectly, or operation of the Issuer and its Restricted Subsidiaries or related to the proper administration of such Parent Holdco (including fees and expenses properly incurred in the ordinary course of business to auditors and legal advisors and payments in respect of services provided by directors, officers or employees);

(3)                                 any income taxes, to the extent such income taxes are attributable to the income of the Issuer and any of its Restricted Subsidiaries, taking into account any currently utilizable net operating loss carryovers and other tax attributes, and, to the extent of the amount actually received in cash from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries;

(4)                                 costs (including all professional fees and expenses) incurred by any Parent Holdco in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to Indebtedness of the Issuer or any of its Restricted Subsidiaries, including in respect of any reports filed with respect to the U.S. Securities Act, U.S. Exchange Act or the respective rules and regulations promulgated thereunder;

(5)                                 fees and expenses of any Parent Holdco incurred in relation to any public offering or other sale of Capital Stock or Indebtedness (a) where the net proceeds of such offering or sale are intended to be received by or contributed to the Issuer or any of its Restricted Subsidiaries; (b) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed; or (c) otherwise on an interim basis prior to completion of such offering so long as any Parent Holdco will cause the amount of such expenses to be repaid to the Issuer or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed;

(6)                                 customary indemnification obligations owing by any Parent Holdco to directors, officers, employees or other Persons under any charter or by-laws or pursuant to written agreements with any such Person; and

(7)                                 (in the case of this clause (7)) not to exceed $1.0 million in any 12 month period.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, exchange, defease or discharge other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness (other than any proceeds loan)); provided that:

(1)                                 the aggregate principal amount (or accreted value, if applicable), or if issued with original issue discount, aggregate issue price) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable, or if issued with original issue discount, aggregate issue price) of the Indebtedness renewed, refunded, refinanced, replaced, exchanged, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)                                 such Permitted Refinancing Indebtedness has (a) a final maturity date that is either (i) no earlier than the final maturity date of the Indebtedness being renewed, refunded, refinanced, replaced, exchanged, defeased or discharged or (ii) after the final maturity date of the Notes and (b) has a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)                                 if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is expressly, contractually, subordinated in right of payment to the Notes or the Guarantee, as the case may be, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Guarantee, as the case may be, on terms at least as favorable to the holders of Notes or the Guarantee, as the case may be, as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, exchanged, defeased or discharged; and

(4)                                 if the Issuer or any Guarantor was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged, such Indebtedness is incurred either by the Issuer, a Finance Subsidiary or by a Guarantor.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pre-Expansion European Union” means the European Union as of January 1, 2004, including the countries of Austria, Belgium, Denmark, Finland, France, Germany, Luxembourg, the Netherlands, Sweden and the United Kingdom, but not including Greece, Ireland, Italy, Portugal, Spain or any country which became or becomes a member of the European Union after January 1, 2004.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Public Equity Offering” means, with respect to any Person, a bona fide underwritten primary public offering of the shares of common stock or common equity interests of such Person, either:

(1)                                 pursuant to a flotation on the main market of the London Stock Exchange or any other nationally recognized regulated stock exchange or listing authority in a member state of the Pre-Expansion European Union; or

(2)                                 pursuant to an effective registration statement under the U.S. Securities Act (other than a registration statement on Form S-8 or otherwise relating to Equity Interests issued or issuable under any employee benefit plan).

“Public Market” means any time after:

(1)                                 a Public Equity Offering of the IPO Entity has been consummated; and

(2)                                 at least 20% of the total issued and outstanding shares of common stock or common equity interests of the IPO Entity has been distributed to investors other than the Permitted Holders or their Related Parties or any other direct or indirect shareholders of the Issuer as of the Issue Date.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Issuer or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a

Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Issuer or any of its Restricted Subsidiaries pursuant to which the Issuer or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity and (2) any other Person, or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Issuer or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables, the bank accounts into which the proceeds of such Receivables are collected and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitizations, factoring or invoice discounting facilities involving Receivables. For the avoidance of doubt, transactions under the European AR Facility are a Qualified Receivables Transaction.

“Rating Agencies” means:

(1)                                 S&P; and

(2)                                 Moody’s; or

(3)                                 if S&P or Moody’s or both shall not make a rating of the Notes publicly available, despite the Issuer using its commercially reasonable efforts to obtain such a rating, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the U.S. Exchange Act, as the case may be, selected by the Issuer, which shall be substituted for S&P or Moody’s or both, as the case may be.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods and services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible,” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a Wholly Owned Subsidiary (or another Person formed for the purpose of engaging in a Qualified Receivables Transaction in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers Receivables and related assets) in which the Issuer or any Restricted Subsidiary makes an Investment and to which the Issuer or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Entity:

(1)                                 no portion of the Indebtedness or any other obligations (contingent or otherwise) or which:

(a)                                 is guaranteed by the Issuer or any Restricted Subsidiary (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b)                                 is recourse to or obligates the Issuer or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(c)                                  subjects any property or asset of the Issuer or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)                                 with which neither the Issuer nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3)                                 to which neither the Issuer nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels or operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Regulation S” means Regulation S promulgated under the U.S. Securities Act.

“Regulation S Global Note” means a Dollar Regulation S Global Note or a Euro Regulation S Global Note.

“Related Party” means:

(1)                                 any controlling stockholder, partner or member, or any 50% (or more) owned Subsidiary, or immediate family member (in the case of an individual), of the Sponsor; or

(2)                                 any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a 50% or more controlling interest of which consist of the Sponsor and/or such other Persons referred to in the immediately preceding clause.

“Responsible Officer,” when used with respect to the Trustee, means any managing director, director, associate director, vice president, assistant treasurer, or trust officer within the Trust & Securities Services Department of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means any Subsidiary of the Issuer that is not an Unrestricted Subsidiary.

“Rexam Acquisition” means the acquisition by the Issuer of the Acquired Business.

“Rule 144” means Rule 144 promulgated under the U.S. Securities Act.

“Rule 144A” means Rule 144A promulgated under the U.S. Securities Act.

“Rule 903” means Rule 903 promulgated under the U.S. Securities Act.

“Rule 904” means Rule 904 promulgated under the U.S. Securities Act.

“S&P” means Standard & Poor’s Ratings Group.

“SEC” means the U.S. Securities and Exchange Commission.

“Security Agent” means Wilmington Trust (London) Limited until a successor replaces it in accordance with the applicable provisions of this Indenture, the Collateral Trust Deed, the Security Documents or any Additional Intercreditor Agreement and thereafter means the successor thereof acting as security trustee for the Holders and the Trustee and the term “Security Agent” shall include, prior to the Completion Date, the Trustee acting in the capacity of Security Agent.

“Security Documents” means the security agreements, pledge agreements, collateral assignments and other instruments and documents executed and delivered pursuant to this Indenture or otherwise or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which the Collateral is pledged, assigned or granted to or on behalf of the Security Agent for the ratable benefit of the Holders and the Trustee or notice of such pledge, assignment or grant is given.

“Senior Secured Indebtedness” means, as of any date of determination, the principal amount of any Indebtedness that is secured by a Lien and any Indebtedness of a Restricted Subsidiary that is not a Guarantor.

“Significant Subsidiary” means, at the date of determination, any Restricted Subsidiary that together with its Subsidiaries which are Restricted Subsidiaries (i) for the most recent fiscal year, accounted for more than 10% of the consolidated revenues of the Issuer or (ii) as of the end of the most recent fiscal year, was the owner of more than 10% of Total Assets.

“Sponsor” means Sun Capital Partners Inc. and its Affiliates from time to time or any investment vehicle, trust, fund, company or partnership owned, managed or advised by any of Sun Capital Partners, Inc. or any such Affiliate or holder of a beneficial economic ownership interest in any such trust, or any limited partner of any such fund, company or partnership.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Issuer or any Restricted Subsidiary which are reasonably customary in securitization of Receivables transactions, including those in connection with the European AR Facility.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Shareholder Debt” means, collectively, any debt provided to the Issuer by any direct or indirect parent of the Issuer or any Permitted Holder or Related Party, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Debt; provided that such Subordinated Shareholder Debt:

(1)                                 does not (including upon the happening of any event) mature or require any amortization or other payment of principal prior to the first anniversary of the maturity of the Notes (other than through conversion or exchange of any such security or instrument for Equity Interests of the Issuer (other than Disqualified Stock) or for any other security or instrument meeting the requirements of the definition);

(2)                                 does not (including upon the happening of any event) require the payment of cash interest prior to the first anniversary of the maturity of the Notes;

(3)                                 does not (including upon the happening of any event) provide for the acceleration of its maturity nor confers on its shareholders any right (including upon the happening of any event) to declare a default or event of default or take any enforcement action, in each case, prior to the first anniversary of the maturity of the Notes;

(4)                                 is not secured by a lien on any assets of the Issuer or a Restricted Subsidiary and is not guaranteed by any Subsidiary of the Issuer;

(5)                                 pursuant to its terms or to the terms of the Collateral Trust Deed, the North American Intercreditor Agreement, an Additional Intercreditor Agreement or another intercreditor agreement, is fully subordinated and junior in right of payment to the Notes pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding or are no less favorable in any material respect to Holders than those contained in the Collateral Trust Deed, the North American Intercreditor Agreement as in effect on the Issue Date with respect to the “Subordinated Liabilities” (as defined therein);

(6)                                 does not (including upon the happening of any event) restrict the payment of amounts due in respect of the Notes or compliance by the Issuer with its obligations under the Notes and this Indenture; and

(7)                                 is not (including upon the happening of any event) mandatorily convertible or exchangeable, or convertible or exchangeable at the option of the holder, in whole or in part, prior to the date on which the Notes mature other than into or for Capital Stock (other than Disqualified Stock) of the Issuer, provided, however, that if any event or circumstance results in such Indebtedness ceasing to qualify as Subordinated Shareholder Debt, such Indebtedness shall constitute an incurrence of such Indebtedness by the Issuer.

“Subsidiary” means, with respect to any specified Person:

(1)                                 any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)                                 any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tax” means any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other additions thereto, and, for the avoidance of doubt, including any withholding or deduction for or on account of Tax). “Taxes” shall be construed to have corresponding meanings.

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries, calculated on a consolidated basis in accordance with IFRS, as shown on the most recent balance sheet (excluding the notes thereto) of the Issuer.

“Transfer Agent” means the Dollar Notes Transfer Agent or the Euro Notes Transfer Agent.

“Treasury Rate” means, as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from the redemption date to November 1, 2015; provided, however, that if the period from the redemption date to November 1, 2015 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to November 1, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trust Office of the Trustee” will be at the address of the Trustee specified in Section 13.01 hereof or such other address as to which the Trustee may give notice to the Issuer.

“Trustee” means Wilmington Trust, National Association, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer that is designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors but only to the extent that and for so long as such Subsidiary:

(1)                                 has no Indebtedness other than Non-Recourse Debt;

(2)                                 except as permitted by Section 4.11 hereof, is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer; and

(3)                                 is a Person with respect to which neither the Issuer nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results.

“U.S. Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“U.S. Government Obligations” means securities that are (a) direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America, for the timely payment of which its full faith and credit is pledged or (b) obligations (or certificates representing an ownership interest in such obligations) of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, rated at least “A-1” by S&P or “P-1” by Moody’s, and which are not callable or redeemable at the option of the issuer thereof.

“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the U.S. Securities Act.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)                                 the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)                                 the then outstanding principal amounts of such Indebtedness.

“Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than director’s qualifying shares or shares required by any applicable law or regulation to be held by a Person other than the Issuer or another Wholly Owned Subsidiary) is owned by the Issuer or another Wholly Owned Subsidiary.

Section 1.02                            Other Definitions

Term	Defined in Section
“2002 Law”	11.03
“Additional Amounts”	4.21
“Additional Intercreditor Agreement”	4.24
“Affiliate Transaction”	4.11
“AktG”	11.03
“Asset Sale Offer”	3.10
“Auditors’ Determination”	11.03
“Authenticating Agent”	2.02
“Authentication Order”	2.02
“Authorized Agent”	13.06
“Brazilian Guarantor”	11.03
“Canadian Guarantor”	11.03
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.03
“Cross-stream Guarantee”	11.03
“Dollar Notes Paying Agent”	2.03
“Enforcement Notice”	11.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Existing Third Party Mortgages”	4.23
“French Guarantor”	11.03
“GmbH Guarantor”	11.03
“GmbHG”	11.03
“HGB”	11.03
“incur”	4.09
“Legal Defeasance”	8.02
“Liquidity Impairment”	11.03
“Luxembourg Guarantees”	11.03
“Luxembourg Guarantor”	11.03
“Luxembourg Intra-Group Liabilities”	11.03
““Management Determination”	11.03
“Maximum Guaranteed Amount”	11.03
“Maximum Liability”	11.03
“Mexican Guarantor”	11.03
“Net Assets”	11.03
“Notes Offer”	4.10
“Offer Amount”	3.10
“Offer Period”	3.10
“Parallel Debt”	10.07
“Paying Agent”	2.03
“Permitted Debt”	4.09
“Payment Default”	6.01
“Pollish Guarantor”	11.03
“Principal Paying Agent”	2.03
“Purchase Date”	3.10
“Real Estate Power of Attorney”	4.23
“Registrar”	2.03
“Regulation”	4.26
“Restricted Payments”	4.07
“Secured Parties”	10.07
“Special Mandatory Redemption”	3.11
“Special Mandatory Redemption Price”	3.11
“Special Termination Date”	3.11
“Subsidiary”	11.03

Term	Defined in Section
“Tax Jurisdiction”	4.21
“Tax Redemption Date”	3.08
“Up-Stream Guarantee”	11.03
“U.S. Guarantor”	11.03

Section 1.03                            Rules of Construction

Unless the context otherwise requires:

(1)                                 a term has the meaning assigned to it;

(2)                                 an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;

(3)                                 “or” is not exclusive;

(4)                                 words in the singular include the plural, and in the plural include the singular;

(5)                                 “will” shall be interpreted to express a command;

(6)                                 provisions apply to successive events and transactions; and

(7)                                 references to sections of or rules under the U.S. Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2

THE NOTES

Section 2.01                            Form and Dating

(a)                                 General. Each series of Notes and the Trustee’s or the Authenticating Agent’s certificate of authentication will be substantially in the form of Exhibit A-1 (with respect to Euro Notes) or Exhibit A-2 (with respect to Dollar Notes) hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The Issuer shall approve the form of the Notes and any notation, legend or endorsement thereon. Each Note will be dated the date of its authentication. The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture, and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)                                 Global Notes. Notes issued in global form will be substantially in the form of Exhibit A-1 (with respect to Euro Notes) or Exhibit A-2 (with respect to Dollar Notes) hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by a Registrar or a Paying Agent, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)                                  Rule 144A Global Notes and Regulation S Global Notes. Euro Notes sold within the United States to QIBs pursuant to Rule 144A under the U.S. Securities Act shall be issued initially in the form of a Euro Rule 144A Global Note, which shall be deposited with the Common Depositary and registered in its nominee name for Euroclear and Clearstream, duly executed by the Issuer and authenticated by the Trustee, or an Authenticating Agent, as hereinafter provided. The aggregate principal amount of the Euro Rule 144A Global Note may from time to time be increased or decreased by adjustments made on Schedule A to each such Global Note, as hereinafter provided.

Dollar Notes sold within the United States to QIBs pursuant to Rule 144A under the U.S. Securities Act shall be issued initially in the form of a Dollar Rule 144A Global Note, which shall be deposited with the Custodian for DTC, and registered in the name of Cede & Co., the nominee of DTC, duly executed by the Issuer and authenticated by the Trustee, or an Authenticating Agent, as hereinafter provided. The aggregate principal amount of the Dollar Rule 144A Global Note may from time to time be increased or decreased by adjustments made on Schedule A to each such Global Note, as hereinafter provided.

Euro Notes offered and sold in reliance on Regulation S shall be issued initially in the form of a Euro Regulation S Global Note, which shall be deposited with the Common Depositary and registered in its nominee name for Euroclear and Clearstream, duly executed by the Issuer and authenticated by the Trustee, or an Authenticating Agent, as hereinafter provided. The aggregate principal amount of the Euro Regulation S Global Note may from time to time be increased or decreased by adjustments made on Schedule A to each such Global Note, as hereinafter provided.

Dollar Notes offered and sold in reliance on Regulation S shall be issued initially in the form of a Dollar Regulation S Global Note, which shall be deposited with the Custodian for DTC, and registered in the name of Cede & Co., the nominee of DTC, duly executed by the Issuer and authenticated by the Trustee, or an Authenticating Agent, as hereinafter provided. The aggregate principal amount of the Dollar Regulation S Global Note may from time to time be increased or decreased by adjustments made on Schedule A to each such Global Note, as hereinafter provided.

(d)                                 Definitive Registered Notes. Definitive Registered Notes issued upon transfer of a Book-Entry Interest or a Definitive Registered Note, or in exchange for a Book-Entry Interest or a Definitive Registered Note, shall be issued in accordance with this Indenture.

Notes issued in definitive registered form will be substantially in the form of Exhibit A-1 (with respect to Euro Notes) or Exhibit A-2 (with respect to Dollar Notes) hereto (excluding the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” in the form of Schedule A attached thereto).

(e)                                  Book-Entry Provisions. The Applicable Procedures shall be applicable to Book-Entry Interests in the Global Notes that are held by Participants through the Depositary, Euroclear or Clearstream.

(f)                                   Denomination. The Euro Notes shall be in denominations of €100,000 and integral multiples of €1,000 above €100,000. The Dollar Notes shall be in denominations of $200,000 and integral multiples of $1,000 above $200,000.

Section 2.02                            Execution and Authentication

At least one Officer must sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the authorized signatory of the Trustee or an Authenticating Agent. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture. Notwithstanding the foregoing, if any Note shall have been authenticated and delivered hereunder but never issued and sold by the Issuer, the Issuer shall deliver such Note to the Trustee for cancellation as provided for in Section 2.11

Pursuant hereto, the Trustee or the Authenticating Agent will, upon receipt of a written order of the Issuer signed by at least one Officer and delivered to the Trustee or the Authenticating Agent (an “Authentication Order”), authenticate, or cause the relevant Authenticating Agent to authenticate, (i) the Initial Notes in the form of Global Notes; or (ii) the Definitive Registered Notes from time to time issued only in exchange for a like aggregate amount of Global Notes or Definitive Registered Notes that may be validly issued under this Indenture, including any Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuer pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint one or more authenticating agents (each, an “Authenticating Agent”) acceptable to the Issuer to authenticate Notes. An Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An Authenticating Agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer. The Trustee hereby appoints Citibank, N.A., London Branch as the Euro Authenticating Agent for the Euro Notes. Citibank, N.A., London Branch hereby accepts such appointment and the Issuer hereby confirms that such appointment is acceptable to it.

Section 2.03                            Paying Agent and Registrar

The Issuer will maintain one or more paying agents (each, a “Paying Agent”) for the Notes in each of (i) the City of London (the “Principal Paying Agent”) and (ii) the United States of America (the “Dollar Notes Paying Agent”). The Issuer will ensure that it maintains a Paying Agent in a member state of the European Union that will not be obliged to withhold or deduct tax pursuant to the European Union Directive 2003/48/EC (as amended from time to time) or any other directive implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000 on the taxation of savings income, or any law implementing, or complying with or introduced in order to conform to, such directive. The initial Principal Paying Agent with respect to the Euro Notes will be Citibank, N.A., London Branch in London and the initial Dollar Notes Paying Agent with respect to the Dollar Notes will be Wilmington Trust, National Association, and each hereby accepts such appointment. The Issuer hereby appoints Citibank, N.A., London Branch as the initial Principal Paying Agent for the Euro Notes. Citibank, N.A., London Branch hereby accepts such appointment. The Issuer hereby appoints Wilmington Trust, National Association as the initial Paying Agent for the Dollar Notes. Wilmington Trust, National Association hereby accepts such appointment.

The Issuer will also maintain one or more registrars (each, a “Registrar”) for so long as the Notes are listed on the Official List of the Irish Stock Exchange and admitted for trading on the Global Exchange Market and the rules of the Irish Stock Exchange so require. The Issuer will also maintain a transfer agent in each of London and New York. The initial Registrars will be (i) Citigroup Global Markets, Deutschland AG for the Euro Notes and (ii) Wilmington Trust, National Association for the Dollar Notes, and each hereby accepts such appointment. The initial Transfer Agents will be Citibank, N.A., London Branch for the Euro Notes and Wilmington Trust, National Association for the Dollar Notes, and each hereby accepts such appointment. The Issuer hereby appoints Citigroup Global Markets Deutschland AG as the initial Registrar for the Euro Notes. Citigroup Global Markets Deutschland AG hereby accepts such appointment. The Issuer hereby appoints Wilmington Trust, National Association as the initial Registrar for the Dollar Notes. Wilmington Trust, National Association hereby accepts such appointment.

Citigroup Global Markets Deutschland AG will maintain a register for the Euro Notes reflecting ownership of Definitive Registered Notes outstanding from time to time and will make payments on and facilitate transfer of Definitive Registered Notes on behalf of the Issuer. Wilmington Trust, National Association will maintain a register for the Dollar Notes reflecting ownership of Definitive Registered Notes outstanding from time to time and will make payments on and facilitate transfer of Definitive Registered Notes on behalf of the Issuer. Upon written request from the Issuer, the Registrar shall provide the Issuer with a copy of the register for the Euro Notes and of the register of the Dollar Notes to enable it to maintain a register of the Notes at its registered office.

Upon notice to the Trustee, the Issuer may change the Paying Agents, the Registrars or the transfer agents without prior notice to the holders of Notes. For so long as the Notes are listed on the Official List of the Irish Stock Exchange and admitted for trading on the Global Exchange Market and the rules of the Irish Stock Exchange so require, the Issuer will publish a notice of any change of Paying Agent, Registrar or transfer agent through the Companies Announcement Office of the Irish Stock Exchange. Such notice of the change of Paying Agent, Registrar or Transfer Agent may also be posted on the official website of the Irish Stock Exchange (www.ise.ie), to the extent and in the manner permitted by the rules of the Irish Stock Exchange.

Section 2.04                            Paying Agent to Hold Money

The Issuer will require each Paying Agent (other than the Trustee and the Principal Paying Agent) not a party to this Indenture to agree in writing that the Paying Agent will hold for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium or Additional Amounts, if any, or interest on, the Notes, and will notify the Trustee of any Default by the Issuer in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) will have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any insolvency, bankruptcy or reorganization proceedings relating to the Issuer (including, without limitation, its bankruptcy, voluntary or judicial liquidation, composition with creditors, reprieve from payment, controlled management, fraudulent conveyance, general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally), the Trustee or other eligible Agent will serve as Paying Agent for the Notes. The Issuer shall before 10:00 a.m., London time, on the Business Day prior to the day on which the Principal Paying Agent to receive payment, procure that the bank effecting payment for it confirms by fax or tested SWIFT MT100 message to the Principal Paying Agent the payment instructions relating to such payment. The Issuer shall before 10:00 a.m., New York time, on the Business Day prior to the day on which the Dollar Notes Paying Agent is to receive payment, procure that the bank effecting payment for it confirms by fax or tested SWIFT MT100 message to the Dollar Notes Paying Agent the payment instructions relating to such payment. For the avoidance of doubt, each Paying Agent and the Trustee shall be held harmless and have no liability with respect to payments or disbursements to be made by each Paying Agent, the Dollar Notes Paying Agent and the Trustee (i) for which payment instructions are not made or that are not otherwise deposited by the respective times set forth in this Section 2.04; and (ii) until they have confirmed receipt of funds sufficient to make the relevant payment.

Section 2.05                            Holder Lists

The Registrar(s) will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee or the Principal Paying Agent in the case of the Euro Notes or the Dollar Notes Paying Agent in the case of the Dollar Notes is not the Registrar, the relevant Registrar will furnish a copy of the relevant register to the Trustee (in the case of Definitive Registered Notes) and to the relevant Paying Agent (in the case of Global Notes) at least seven Business Days before each interest payment date and at such other times as the Trustee or the Principal Paying Agent or the Dollar Notes Paying Agent, as applicable, may request in writing, a list of the names and addresses of the Holders of Notes in such form and as of such date as the Trustee or the Principal Paying Agent or the Dollar Notes Paying Agent, as applicable, may reasonably require.

Section 2.06                            Transfer and Exchange

(a)                                 Transfer and Exchange of Global Notes. A Euro Global Note may not be transferred except as a whole by Euroclear or Clearstream to a Common Depositary or a nominee of such Common Depositary, by a Common Depositary or a nominee of Euroclear or Clearstream to Euroclear or Clearstream or to another nominee or Common Depositary of Euroclear or Clearstream, or by such Common Depositary or Euroclear or Clearstream or any such nominee to a successor of Euroclear or Clearstream or Common Depositary or a nominee thereof.

A Dollar Global Note may not be transferred except as a whole by the Depositary to a Custodian or a nominee of such Custodian, by a Custodian or a nominee of such Custodian to the Depositary or to another nominee or Custodian of such Depositary, or by such Custodian or Depositary or any such nominee to a successor Depositary or Custodian or a nominee thereof.

All Global Notes will be exchanged by the Issuer for Definitive Registered Notes:

(1)                                 if the Depositary, Euroclear or Clearstream, notifies the Issuer that they are unwilling or unable to continue to act as Depositary and a successor Depositary is not appointed by the Issuer within 120 days after the date of such notice from Depositary, Euroclear or Clearstream, as applicable; or

(2)                                 if any holder of a Book-Entry Interest requests such exchange in writing through the Depositary, Euroclear or Clearstream following a Default by the Issuer under this Indenture and enforcement action is being taken in respect thereof under this Indenture.

Upon the occurrence of either of the preceding events in clauses (1) or (2) above, the Issuer shall issue or cause to be issued Definitive Registered Notes in such names as the Depositary, Euroclear or Clearstream, as applicable, shall instruct the Registrar or Transfer Agent.

Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a). Book-Entry Interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Sections 2.07 or 2.09 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note.

(b)                                 General Provisions Applicable to Transfer and Exchange of Book-Entry Interests in the Global Notes.

The transfer and exchange of Book-Entry Interests shall be effected through the Depositary, Euroclear or Clearstream, in accordance with the provisions of this Indenture and the Applicable Procedures.

In connection with all transfers and exchanges of Book-Entry Interests (other than transfers of Book-Entry Interests in connection with which the transferor takes delivery thereof in the form of a Book-Entry Interest in the same Global Note), the relevant Transfer Agent (copied to the Trustee and the relevant Registrar) must receive: (i) a written order from a Participant or an Indirect Participant given to the Depositary, Euroclear or Clearstream in accordance with the Applicable Procedures directing the Depositary, Euroclear or Clearstream to debit from the transferor a Book-Entry Interest in an amount equal to the Book-Entry Interest to be transferred or exchanged; (ii) a written order from a Participant or an Indirect Participant given to the Depositary, Euroclear or Clearstream in accordance with the Applicable Procedures directing the Depositary, Euroclear or Clearstream to credit or cause to be credited a Book-Entry Interest in another Global Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and (iii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited or debited with such increase or decrease, if applicable.

In connection with a transfer or exchange of a Book-Entry Interest for a Definitive Registered Note, the relevant Transfer Agent (copied to the Trustee and the relevant Registrar) must receive: (i) a written order from a Participant or an Indirect Participant given to the Depositary, Euroclear or Clearstream in accordance with the Applicable Procedures directing the Depositary, Euroclear or Clearstream to debit from the transferor a Book-Entry Interest in an amount equal to the Book-Entry Interest to be transferred or exchanged; (ii) a written order from a Participant directing the relevant Registrar to cause to be issued a Definitive Registered Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and (iii) instructions containing information regarding the Person in whose name such Definitive Registered Note shall be registered to effect the transfer or exchange referred to above.

In connection with any transfer or exchange of Definitive Registered Notes, the Holder of such Notes shall present or surrender to the relevant Transfer Agent or Registrar the Definitive Registered Notes duly endorsed or accompanied by a written instruction of transfer in a form satisfactory to such Transfer Agent or Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, in connection with a transfer or exchange of a Definitive Registered Note for a Book-Entry Interest, the relevant Transfer Agent (copied to the Trustee and the relevant Registrar) must receive a written order directing the Depositary to credit the account of the transferee in an amount equal to the Book-Entry Interest to be transferred or exchanged.

Upon satisfaction of all of the requirements for transfer or exchange of Book-Entry Interests in Global Notes contained in this Indenture, the relevant Transfer Agent (copied to the Trustee and the relevant Registrar), as specified in this Section 2.06, shall endorse the relevant Global Note(s) with any increase or decrease and instruct the Depositary, Euroclear or Clearstream to reflect such increase or decrease in its systems.

Transfers of Book-Entry Interests shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the U.S. Securities Act. Transfers and exchanges of Book-Entry Interests for Book-Entry Interests also shall require compliance with either subparagraph (b)(1)or (b)(2) below, as applicable, as well as subparagraph (b)(3) below, if applicable:

(1)                                 Transfer of Book-Entry Interests in the Same Global Note. Book-Entry Interests may be transferred to Persons who take delivery thereof in the form of a Book-Entry Interest in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, Book-Entry Interests in a Regulation S Global Note will be limited to Persons who hold interests through the Depositary, Euroclear or Clearstream, and any sale or transfer of such interest to U.S. persons shall not be permitted during the Restricted Period unless such resale or transfer is made pursuant to Rule 144A. No written orders or instructions shall be required to be delivered to the Trustee to effect the transfers described in this Section 2.06(b)(1).

(2)                                 All Other Transfers and Exchanges of Book-Entry Interests in Global Notes. A holder may transfer or exchange a Book-Entry Interest in Global Notes in a transaction not subject to Section 2.06(b)(1) above only if the relevant Transfer Agent (copied to the Trustee and the relevant Registrar) receives either:

(A)                                both:

(i)                                     a written order from a Participant or an Indirect Participant given to the Depositary, Euroclear or Clearstream in accordance with the Applicable Procedures directing the Depositary, Euroclear or Clearstream to credit or cause to be credited a Book-Entry Interest in another Global Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and

(ii)                                  instructions given by the Depositary, Euroclear or Clearstream in accordance with the Applicable Procedures containing information regarding the Participant’s account to be credited with such increase; or

(B)                               both:

(i)                                      a written order from a Participant or an Indirect Participant given to the Depositary, Euroclear or Clearstream in accordance with the Applicable Procedures directing the Depositary, Euroclear or Clearstream to cause to be issued a Definitive Registered Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and

(ii)                                  instructions given by the Depositary, Euroclear or Clearstream to the relevant Registrar containing information specifying the identity of the Person in whose name such Definitive Registered Note shall be registered to effect the transfer or exchange referred to in (1) above, the principal amount of such securities and the CUSIP, ISIN, Common Code or other similar number identifying the Notes, provided that any such transfer or exchange is made in accordance with the transfer restrictions set forth in the Private Placement Legend.

(3)                                 Transfer of Book-Entry Interests to Another Global Note. A Book-Entry Interest in any Global Note may be transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest in another Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the relevant Registrar, relevant Transfer Agent or Trustee receives the following:

(A)                               if the transferee will take delivery in the form of a Book-Entry Interest in the Rule 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B)                                if the transferee will take delivery in the form of a Book-Entry Interest in a Regulation S Global Note then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(c)                                  Transfer or Exchange of Beneficial Interests for Definitive Registered Notes. If any holder of a Book-Entry Interest in a Global Note proposes to exchange such Book-Entry Interest for a Definitive Registered Note or to transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of a Definitive Registered Note, then, upon receipt by the Trustee, the relevant Transfer Agent and the relevant Registrar of the following documentation:

(A)                               in the case of a transfer on or before the expiration of the Restricted Period by a holder of a Book-Entry Interest in a Regulation S Global Note, the Trustee shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in either item (1) or item (2) thereof;

(B)                                in the case of a transfer after the expiration of the Restricted Period by a holder of a Book-Entry Interest in a Regulation S Global Note, the transfer complies with Section 2.06(b);

(C)                               in the case of a transfer by a holder of a Book-Entry Interest in a Rule 144A Global Note to a QIB in reliance on Rule 144A, the Trustee shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(D)                               in the case of a transfer by a holder of a Book-Entry Interest in a Rule 144A Global Note in reliance on Regulation S, the Trustee shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(E)                                in the case of a transfer by a holder of a Book-Entry Interest in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof; or

(F)                                 in the case of a transfer by a holder of a Book-Entry Interest in a Rule 144A Global Note in reliance on Rule 144, the Trustee shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3) thereof, the Trustee, the relevant Paying Agent and/or the relevant Registrar shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuer shall execute and the Trustee or the Authenticating Agent shall authenticate and deliver to the Person designated in the instructions a Definitive Registered Note in the appropriate principal amount. Any Definitive Registered Note issued in exchange for a Book-Entry Interest in a Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such Book-Entry Interest shall instruct the relevant Registrar through instructions from the Depositary, Euroclear or Clearstream (as applicable) and the Participant or Indirect Participant. The relevant Registrar or the relevant Paying Agent shall deliver such Definitive Registered Notes to the Persons in whose names such Notes are so registered. Any Definitive Registered Note issued in exchange for a Book-Entry Interest in a Global Note pursuant to this Section 2.06(c) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(d)                                 Transfer and Exchange of Definitive Registered Notes for Book-Entry Interests in the Global Notes. If any Holder of a Definitive Registered Note proposes to exchange such Note for a Book-Entry Interest in a Global Note or to transfer such Definitive Registered Notes to a Person who takes delivery thereof in the form of a Book-Entry Interest in a Global Note, then, upon receipt by the Trustee, the relevant Transfer Agent and the relevant Registrar of the following documentation:

(A)                               if the Holder of such Definitive Registered Note proposes to exchange such Note for a Book-Entry Interest in a Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2) thereof;

(B)                               if such Definitive Registered Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)                               if such Definitive Registered Note is being transferred in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof, as applicable;

(D)                               if such Definitive Registered Note is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3) thereof; and

the Trustee or the relevant Registrar will cancel the Definitive Registered Note, and the Trustee or the relevant Registrar will increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the Global Note, in the case of clause (B) above, the Rule 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, and in the case of clause (D) above, the Rule 144A Global Note.

(e)                                  Transfer and Exchange of Definitive Registered Notes for Definitive Registered Notes. Upon request by a Holder of Definitive Registered Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the relevant Transfer Agent or the relevant Registrar will register the transfer or exchange of Definitive Registered Notes of which registration the Issuer will be informed of by such Transfer Agent or such Registrar (as the case may be). Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the relevant Transfer Agent or the relevant Registrar the Definitive Registered Notes duly endorsed and accompanied by a written instruction of transfer in a form satisfactory to such Transfer Agent or such Registrar duly executed by such Holder or its attorney, duly authorized to execute the same in writing. In the event that the Holder of such Definitive Registered Notes does not transfer the entire principal amount of Notes represented by any such Definitive Registered Note, the relevant Transfer Agent or the relevant Registrar will cancel or cause to be cancelled such Definitive Registered Note and the Issuer (who has been informed of such cancellation) shall execute and the Trustee or the Authenticating Agent shall authenticate and deliver to the requesting Holder and any transferee Definitive Registered Notes in the appropriate principal amounts. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

Any Definitive Registered Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Definitive Registered Note if the relevant Registrar receives the following:

(A)                               if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B)                               if the transfer will be made in reliance on Regulation S, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(f)                                   Legends. The following legends will appear on the face of all Global Notes and Definitive Registered Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1)                                 Private Placement Legend. Each Global Note and each Definitive Registered Note (and all Notes issued in exchange therefor or in substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”)) OR (B) IT IS ACQUIRING THIS SECURITY IN AN “OFFSHORE TRANSACTION” (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT), (2) IN THE CASE OF NOTES ISSUED UNDER RULE 144A, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR FOR WHICH IT HAS PURCHASED SECURITIES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE ‘‘RESALE RESTRICTION TERMINATION DATE’’) WHICH IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THEREUNDER) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY) ONLY (A) TO THE ISSUER, A GUARANTOR OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT, OR ANY PERSON ACTING ON ITS BEHALF, REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) TO NON-U.S. PERSONS IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND TO COMPLIANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR TERRITORY OF THE UNITED STATES OR ANY OTHER JURISDICTION, AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS AND FURTHER SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSES (D) AND (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE AND (3) AGREES THAT IT

WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

(2)                                 Euro Global Note Legend. Each Euro Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE COMMON DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, AND (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE.”

(3)                                 Dollar Global Note Legend. Each Dollar Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, AND (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE.”

(g)                                  Cancellation and/or Adjustment of Global Notes. At such time as all Book-Entry Interests in a particular Global Note have been exchanged for Definitive Registered Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any Book-Entry Interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interest in another Global Note or for Definitive Registered Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Principal Paying Agent or the Dollar Notes Paying Agent, as the case may be, or the relevant Registrar, at the direction of the Trustee to reflect such reduction; and if the Book-Entry Interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the relevant Registrar or the Principal Paying Agent or the Dollar Notes Paying Agent, as the case may be, at the direction of the Trustee to reflect such increase.

(h)                                 General Provisions Relating to Transfers and Exchanges.

(1)                                 To permit registrations of transfers and exchanges, the Issuer will execute and the Trustee or an Authenticating Agent will authenticate Global Notes and Definitive Registered Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the relevant Registrar’s request.

(2)                                 No service charge will be made by the Issuer or the relevant Registrar to a Holder of a Book-Entry Interest in a Global Note, a Holder of a Global Note or a Holder of a Definitive Registered Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any stamp duty, stamp duty reserve, documentary or other similar tax or governmental charge that may be imposed in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10 and 4.15 hereof).

(3)                                 No Transfer Agent or Registrar will be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)                                 All Global Notes and Definitive Registered Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Registered Notes will be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Registered Notes surrendered upon such registration of transfer or exchange.

(5)                                 Neither the relevant Registrar nor the Issuer shall be required to register the transfer into its register kept at its registered office of any Definitive Registered Notes: (A) for a period of 15 calendar days prior to any date fixed for the redemption of the Notes under Section 3.02; (B) for a period of 15 calendar days immediately prior to the date fixed for selection of Notes to be redeemed in part; (C) for a period of 15 calendar days prior to the record date with respect to any interest payment date; or (D) which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer. Any such transfer will be made without charge to the Holder, other than any taxes, duties and governmental charges payable in connection with such transfer.

(6)                                 The Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(7)                                 All certifications, certificates and Opinions of Counsel required to be submitted to the Issuer, the Trustee or the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted initially by facsimile with originals to be delivered as soon as practicable thereafter to the Trustee.

Section 2.07                            Replacement Notes

If any mutilated Note is surrendered to the relevant Registrar, and the Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer will issue and the Trustee, upon receipt of an Authentication Order, will authenticate or cause the Authenticating Agent to authenticate a replacement Note if the Registrar’s requirements are met. If required by the Registrar or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Registrar and the Issuer to protect the Issuer, the Trustee, the Registrar, any Agent and any Authenticating Agent from any loss that any of them may suffer if a Note is replaced. The Issuer and the Registrar may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuer and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08                            Outstanding Notes

The Notes outstanding at any time are all the Notes authenticated by the Trustee, or the Authenticating Agent, except for those cancelled by it or the relevant Registrar, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee or the relevant Registrar in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; however, Notes held by the Issuer or a Subsidiary of the Issuer shall not be deemed to be outstanding for purposes of Section 2.09 and Section 3.07(a) hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee and the relevant Registrar receive proof satisfactory to them that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If a Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09                            Treasury Notes

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee and the Registrar will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee and the Registrar know are so owned will be so disregarded.

Section 2.10                            Temporary Notes

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate, or cause an Authenticating Agent to authenticate, temporary Notes. Temporary Notes will be substantially in the form of Definitive Registered Notes but may have variations that the Issuer considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer will prepare and the Trustee or the Authenticating Agent will authenticate Definitive Registered Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11                            Cancellation

The Issuer at any time may deliver Notes to the Trustee for cancellation. Each Registrar, each Paying Agent and any Transfer Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the relevant Registrar or the relevant Paying Agent (other than the Issuer or a Subsidiary of the Issuer) and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes. Certification of the destruction of all canceled Notes will be delivered to the Issuer upon request. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation. The Issuer undertakes to promptly inform the Irish Stock Exchange (as long as the Notes are admitted to trading on the Global Exchange Market and listed on the Official List of the Irish Stock Exchange) on any such cancellation.

Section 2.12                            Defaulted Interest

If the Issuer defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuer will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid. Notwithstanding the foregoing, if the Issuer pays the Defaulted Interest prior to the date that is 30 days after the date of default in payment of interest, no special record date will be set and payment will be made to the Holders as of the original record date. The Issuer undertakes to promptly inform the Irish Stock Exchange (as long as the Notes are admitted to trading on the Global Exchange Market and listed on the Official List of the Irish Stock Exchange) of any such special record date.

Section 2.13                            CUSIP, ISIN or Common Code Number

The Issuer in issuing the Notes may use a “CUSIP,” “ISIN” or “Common Code” number and, if so, such CUSIP, ISIN or Common Code number shall be included in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP, ISIN or Common Code number printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange shall not be affected by any defect in or omission of such numbers.

The Issuer will promptly notify the Trustee of any change in the CUSIP, ISIN or Common Code number.

Section 2.14                            Deposit of Moneys

Prior to 10:00 a.m., London time, one Business Day prior to each interest payment date and the Stated Maturity date of the Notes, the Issuer shall deposit with the Principal Paying Agent in the case of the Euro Notes and the Dollar Notes Paying Agent in the case of the Dollar Notes in immediately available funds money sufficient to make cash payments, if any, due on such day or date, as the case may be, in a timely manner which permits the Trustee or relevant Paying Agent to remit payment to the Holders on such day or date, as the case may be. Subject to actual receipt of such funds as provided by this Section 2.14 by the designated Paying Agent, such Paying Agent shall make payments on the Notes in accordance with the provisions of this Indenture. The Issuer shall promptly notify the Trustee and the Paying Agents of its failure to so act. Each Paying Agent shall not be bound to make payment until it is satisfied that full payment has been received from the Issuer in cleared funds.

Section 2.15                            Agents

(a)                                 Actions of Agents. The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint or joint and several.

(b)                                 Agents of Trustee. The Issuer and the Agents acknowledge and agree that in the event of a Default or Event of Default, the Trustee may, by notice in writing to the Issuer and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01                            Notices to Trustee

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days (or such shorter period agreed by the Trustee) before redemption, an Officer’s Certificate setting forth:

(1)                                 the clause of this Indenture pursuant to which the redemption shall occur;

(2)                                 the redemption date and the record date;

(3)                                 the principal amount of Notes to be redeemed;

(4)                                 the redemption price; and

(5)                                 the CUSIP, ISIN and Common Code numbers, as applicable.

Section 3.02                            Selection of Notes to Be Redeemed

If less than all of the Notes are to be redeemed at any time, the Trustee or the applicable Registrar, as applicable, will select Notes for redemption on a pro rata basis or by lot or by using a pool factor (or in the case of Global Notes based on a method that most nearly approximates a pro rata selection as the Trustee or the relevant Registrar, as applicable, deems fair and appropriate. Neither the Trustee nor the applicable Registrar shall be liable for any selections made by it in accordance with this Section 3.02 (including the procedures of the relevant depositaries).

Notices of redemption will be given to each Holder pursuant to Sections 3.03 and 13.01.

In relation to Definitive Registered Notes, a new Note in principal amount equal to the unredeemed portion of any Note redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original Note. In the case of a Global Note, a notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. On or after any redemption date, unless the Issuer defaults in payment of the redemption price, interest shall cease to accrue on Notes or portions thereof called for redemption.

Section 3.03 Notice of Redemption

At least 30 days but not more than 60 days before a redemption date, the Issuer will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 13 hereof. If the Notes are at such time admitted to listing on the Official List of the Irish Stock Exchange and admitted to trading on the Global Exchange Market, the Issuer shall inform the Irish Stock Exchange of the principal amount of the Notes that have not been redeemed in connection with any optional redemption.

The notice will identify the Notes to be redeemed and corresponding CUSIP, ISIN or Common Code numbers, as applicable, and will state:

(1)                                 the redemption date and the record date;

(2)                                 the redemption price and the amount of accrued interest, if any, and Additional Amounts, if any, to be paid;

(3)                                 if any Global Note is being redeemed in part, the portion of the principal amount of such Global Note to be redeemed and that, after the redemption date upon surrender of such Global Note, the principal amount thereof will be decreased by the portion thereof redeemed pursuant thereto;

(4)                                 if any Definitive Registered Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed, and that, after the redemption date, upon surrender of such Note, a new Definitive Registered Note or Definitive Registered Notes in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Definitive Registered Note;

(5)                                 the name and address of the Paying Agent(s) to which the Notes are to be surrendered for redemption;

(6)                                 that Notes called for redemption must be surrendered to the relevant Paying Agent to collect the redemption price, plus accrued and unpaid interest, if any, and Additional Amounts, if any;

(7)                                 that, unless the Issuer defaults in making such redemption payment, interest, and Additional Amounts, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(8)                                 the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(9)                                 that no representation is made as to the correctness or accuracy of the CUSIP, ISIN and Common Code numbers, as applicable, listed in such notice or printed on the Notes.

At the Issuer’s request, the relevant Paying Agent will give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer has delivered to the Trustee, at least 5 days prior to the requested date (or such shorter period as the relevant Paying Agent may agree) of the giving of such notice of redemption, an Officers’ Certificate requesting that the relevant Paying Agent give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Neither the Trustee nor any Registrar will be liable for selection made by it as contemplated in this Section 3.03. For the Notes which are represented by Global Notes held on behalf of the Depositary, Euroclear or Clearstream, notices may be given by delivery of the relevant notices to the Depositary, Euroclear or Clearstream for communication to entitled account holders in substitution for the aforesaid mailing. So long as any Notes are listed on the Official List of the Irish Stock Exchange and admitted for trading on the Global Exchange Market and the rules of the Irish Stock Exchange so require, any such notice to the holders of the relevant Notes shall also be published through the Companies Announcement Office of the Irish Stock Exchange and/or, to the extent and in the manner permitted by such rules, posted on the official website of the Irish Stock Exchange (www.ise.ie), and, in connection with any redemption, the Issuer will notify the Irish Stock Exchange of any change in the principal amount of Notes outstanding.

Section 3.04                            Effect of Notice of Redemption

A redemption and notice may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent.

Section 3.05                            Deposit of Redemption or Purchase Price

On or prior to 10:00 a.m., London time, one Business Day prior to the redemption or purchase date, the Issuer will deposit with the relevant Paying Agent in the case of redemption amounts and with such other agent as appointed at the time in the case of the purchase price money sufficient to pay the redemption or purchase price of, accrued interest, Applicable Premium, if any, and Additional Amounts, if any, on all Notes to be redeemed or purchased on that date. The relevant Paying Agent or such other agent appointed at the time in the case of the purchase price will promptly return to the Issuer any money deposited with the relevant Paying Agent or such other agent appointed at the time in the case of the purchase price by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, accrued interest and Additional Amounts, if any, on all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06                            Notes Redeemed or Purchased in Part

Upon surrender of a Note that is redeemed or purchased in part, the Issuer will issue and, upon receipt of an Authentication Order, the Trustee or the Authenticating Agent will authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided that any Euro Note shall be in a principal amount of €100,000 or an integral multiple of €1,000 above €100,000, and any Dollar Note shall be in a principal amount of $200,000 or an integral multiple of $1,000 above $200,000.

Section 3.07                            Optional Redemption

(a)                                At any time prior to November 1, 2015, the Issuer may on any one or more occasions redeem (i) up to 40% of the aggregate principal amount of the Dollar Notes issued under this Indenture at a redemption price equal to 108.375% of the principal amount of the Dollar Notes redeemed and (ii) up to 40% of the aggregate principal amount of the Euro Notes issued under this Indenture at a redemption price equal to 108.750% of the principal amount of the Euro Notes redeemed, in each case, upon not less than 30 nor more than 60 days’ notice, plus accrued and unpaid interest and Additional Amounts, if any, to the date of redemption, with the net cash proceeds of an Equity

Offering of (i) the Issuer or (ii) any Parent Holdco of the Issuer to the extent the proceeds from such Equity Offering are contributed to the Issuer’s common equity capital or are paid to the Issuer as consideration for the issuance of ordinary shares of the Issuer; provided that:

(1)                                 at least 60% of the aggregate principal amount of the Euro Notes if the Euro Notes are being redeemed, or at least 60% of the aggregate principal amount of the Dollar Notes if the Dollar Notes are being redeemed originally issued under this Indenture, excluding Notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)                                 the redemption occurs within 120 days of the date of the closing of such Equity Offering.

(b)                                 At any time prior to November 1, 2015, the Issuer may on any one or more occasions redeem all or a part of the Euro Notes and/or the Dollar Notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the relevant Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Additional Amounts, if any, to the date of redemption.

(c)                                  Except pursuant to Section 3.07(a) and Section 3.07(b) and except pursuant to Section 3.08 and Section 3.11, the Notes will not be redeemable at the Issuer’s option prior to November 1, 2015.

(d)                                 On or after November 1, 2015, the Issuer may on any one or more occasions redeem all or a part of the Euro Notes and/or the Dollar Notes upon not less than 30 nor more than 60 days’ notice (subject to such longer period as may be determined by the Issuer, in the case of defeasance of the Notes or a satisfaction and discharge of this Indenture), at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Amounts, if any, on the relevant Notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on November 1 of the years indicated below:

	Redemption Price
Year	Euro Notes	Dollar Notes
2015	106.563%	106.281%
2016	104.375%	104.188%
2017	102.188%	102.094%
2018 and thereafter	100.000%	100.000%

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(e)                                  Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof. Any redemption and notice may, in the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent.

Section 3.08                            Redemption for Changes in Taxes

The Issuer may redeem the Notes, in whole but not in part, at its discretion at any time upon giving not less than 30 nor more than 60 days’ prior notice to the Holders (which notice will be irrevocable and given in accordance with the procedures described in Sections 3.02 and 3.03 hereof), at a redemption price equal to 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Issuer for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Notes or any Guarantee, the Issuer or the relevant Guarantor is or would be required to pay Additional Amounts (but in the case of the relevant Guarantor, only if such amount payable cannot be paid by the Issuer or another Guarantor who can pay such amount without the obligation to pay Additional Amounts), and the Issuer or the relevant Guarantor cannot avoid any such payment obligation by taking reasonable measures available to it, including by making payment through a different Paying Agent, and the requirement arises as a result of:

(1)                                 any amendment to, or change in, the laws, treaties or any regulations, rulings or other official guidance promulgated thereunder of a relevant Tax Jurisdiction which change or amendment is publicly and formally proposed and becomes effective on or after the date of the Offering Memorandum (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the date of the Offering Memorandum, such later date); or

(2)                                 any amendment to, or change in, an official written interpretation or application of such laws, treaties, regulations, rulings or other official guidance (including by virtue of a holding, judgment, order by a court of competent jurisdiction or a change in published administrative practice) which amendment or change is publicly and formally proposed and becomes effective on or after the date of the Offering Memorandum (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the date of the Offering Memorandum, such later date).

The Issuer will not give any such notice of redemption earlier than 60 days prior to the earliest date on which the Issuer or the relevant Guarantor would be obligated to make such payment or withholding if a payment in respect of the Notes were then due, and the obligation to pay Additional Amounts must be in effect at the time such notice is given. Prior to the giving of any notice of redemption of the Notes pursuant to the foregoing, the Issuer will deliver to the Trustee an opinion of independent internationally recognized tax counsel to the effect that there has been such amendment or change which would entitle the Issuer to redeem the Notes hereunder. In addition, before the Issuer gives notice of redemption of the Notes as described above, it will deliver to the Trustee an Officer’s Certificate to the effect that it cannot avoid its obligation to pay Additional Amounts by the Issuer taking reasonable measures available to it.

The Trustee will accept and shall be entitled to rely on such Officer’s Certificate and Opinion of Counsel as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the Holders.

Section 3.09                            Mandatory Redemption

Except as required by Section 3.11 hereof, the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.10                            Offer to Purchase by Application of Excess Proceeds

In the event that, pursuant to Section 4.10 hereof, the Issuer is required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it will follow the procedures specified below.

Each Asset Sale Offer shall be made to all Holders and, to the extent applicable, to all holders of other Indebtedness that is pari passu with the Notes or any Guarantee containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets. Each Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer will apply all Excess Proceeds, in the case of an Asset Sale Offer (the “Offer Amount”) to the purchase of Notes and, if applicable, such other pari passu Indebtedness (on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered, if applicable) or, if less than the Offer Amount has been tendered, all Notes and, if applicable, other Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Issuer will send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Paying Agents. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1)                                 that the Asset Sale Offer is being made pursuant to this Section 3.10 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;

(2)                                 the Offer Amount, the purchase price and the Purchase Date;

(3)                                 that any Note not tendered or accepted for payment will continue to accrue interest;

(4)                                 that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer as applicable will cease to accrue interest after the Purchase Date;

(5)                                 that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Euro Notes purchased in integral multiples of €1,000 only (provided that Euro Notes of €100,000 or less may only be redeemed in whole and not in part) and Dollar Notes purchased in integral multiples of $1,000 only (provided that Dollar Notes of $200,000 or less may only be redeemed in whole and not in part);

(6)                                 that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by Book-Entry transfer, to the Issuer, a depositary, if appointed by the Issuer, or the relevant Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7)                                 that Holders will be entitled to withdraw their election if the Issuer, the depositary or the relevant Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8)                                 that, if the aggregate principal amount of Notes and other pari passu Indebtedness tendered into (or to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the Excess Proceeds, the Issuer will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata (or in the manner described in Section 3.02) basis based on the principal amount of Notes and, such other pari passu Indebtedness tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by the Issuer so that only (x) Euro Notes in denominations of €1,000, or integral multiples thereof, will be purchased (provided that Euro Notes of €100,000 or less may only be redeemed in whole and not in part) and (y) Dollar Notes in denominations of $1,000, or integral multiples thereof, will be purchased (provided that Dollar Notes of $200,000 or less may only be redeemed in whole and not in part)); and

(9)                                 that Holders whose Definitive Registered Notes were purchased only in part will be issued new Definitive Registered Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by Book-Entry transfer).

On or before the Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.10. The Issuer, the Depositary or an agent appointed at the time, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase. In connection with any partial purchase of Definitive Registered Notes, the Issuer will promptly issue a new Definitive Registered Note, and the Trustee, upon written request from the Issuer, will procure the authentication of and mail or deliver such new Definitive

Registered Note to the tendering Holder, in a principal amount equal to any unpurchased portion of the Definitive Registered Note surrendered. Any Note tendered but not accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer will publicly announce and inform the Irish Stock Exchange (for as long as the Notes (if any) are admitted to trading on the Global Exchange Market and listed on the Official List of the Irish Stock Exchange) of the results of the Asset Sale Offer or Notes Offer, as applicable, on the Purchase Date.

Other than as specifically provided in this Section 3.10, any purchase pursuant to this Section 3.10 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.11                            Special Mandatory Redemption

In the event that (a) the Completion Date does not take place on or prior to the Escrow Longstop Date, (b) there occurs a repudiation by the Issuer of any of its obligations under the Escrow Agreement or any of the Security Documents of the Issuer or the unenforceability of the Escrow Agreement or any of the Security Documents of the Issuer against the Issuer or any of its other creditors for any reason, (c) in the reasonable judgment of the Issuer, the Rexam Acquisition will not be consummated by the Escrow Longstop Date, (d) the Equity Purchase Agreement terminates at any time prior to the Escrow Longstop Date, (e) a Default or Event of Default arises under clauses (9) of Section 6.01 hereof, or (f) the Sponsor ceases to beneficially own or control, directly or indirectly, at least a majority of the issued and outstanding capital stock of the Issuer (the date of any such event being the “Special Termination Date”), the Issuer will redeem all of the Notes (the “Special Mandatory Redemption”) at a price (the “Special Mandatory Redemption Price”) equal to 100% of the issue price of the Notes, plus accrued and unpaid interest and Additional Amounts, if any, from the Issue Date to the Special Mandatory Redemption Date.

Notice of the Special Mandatory Redemption will be delivered by the Issuer, no later than one Business Day following the Special Termination Date, to the Trustee and the Escrow Agent (copied to each Paying Agent), and will provide that the Notes shall be redeemed on a date that is no earlier than five business days and no later than 15 days after such notice is given by the Issuer in accordance with the terms of the Escrow Agreement (the “Special Mandatory Redemption Date”). On the Special Mandatory Redemption Date, the Escrow Agent shall pay amounts to the relevant Paying Agent for payment to each holder of Notes the Special Mandatory Redemption Price for such holder’s Notes and, concurrently with the payment to such holders, deliver any excess Escrowed Property (if any) to the Issuer.

If at the time of such Special Mandatory Redemption, the Notes are listed on the Irish Stock Exchange and the rules of the Irish Stock Exchange so require, the Issuer will notify the Irish Stock Exchange that the Special Mandatory Redemption has occurred and any relevant details relating to such Special Mandatory Redemption.

No provisions of the Escrow Agreement (including, without limitation, those relating to the release of the Escrowed Property) and, to the extent such provisions relate to the Issuer’s obligation to redeem the Notes in a Special Mandatory Redemption, this Indenture, may be waived or modified in any manner materially adverse to the holders of the Notes without the consent of at least 90% in aggregate principal amount of the Notes affected thereby.

ARTICLE 4

COVENANTS

Section 4.01                            Payment of Notes

The Issuer will pay or cause to be paid the principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes on the dates and in the manner provided in the Notes and this Indenture. Principal, premium, if any, interest and Additional Amounts, if any, will be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary thereof, holds as of 10:00 a.m., London time one Business Day prior to the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest and Additional Amounts, if any, then due. If the Issuer or any of its Subsidiaries acts as Paying Agent, principal of, premium on, if any, interest and Additional Amounts, if any, on the Notes, shall be considered paid on the due date if the entity acting as Paying Agent complies with Section 2.04.

The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Amounts, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Section 4.02                            Maintenance of Office or Agency

The Issuer will maintain the offices and agencies specified in Section 2.03 where Notes may be presented or surrendered for payment, where Notes may be presented or surrendered for registration, transfer or exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, the Trustee may designate such offices and agencies to which such presentations, surrenders, notices and demands may be made or served.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuer of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York and the City of London for such purposes. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Trust Office of the Trustee (the address of which is specified in Section 13.01) as one such office or agency of the Issuer in accordance with Section 2.03.

Section 4.03                            Reports

(a)                                 So long as any Notes are outstanding, the Issuer will furnish to the Trustee:

(1)                                 within 120 days (or, in the case of the fiscal year ended December 31, 2012, 150 days) after the end of the Issuer’s fiscal year beginning with the fiscal year ending December 31, 2012, annual reports containing the following information: (a) audited consolidated balance sheet of the Issuer or its predecessor as of the end of the two most recent fiscal years and audited consolidated income statements and statements of cash flow of the Issuer or its predecessor for the two most recent fiscal years, including complete notes to such financial statements and the report of the independent auditors on the financial statements; (b) pro forma income statement and balance sheet information of the Issuer, together with explanatory notes, for any acquisitions or disposition that, individually or in the aggregate when considered with all other acquisition or dispositions that have occurred since the beginning of the most recently completed fiscal year as to which such annual report relates, represent greater than 20% of the consolidated revenues, EBITDA, or assets of the Issuer on a pro forma basis or recapitalizations that have occurred since the beginning of the most recently completed fiscal year as to which such annual report relates; (c) with a level of detail that is substantially comparable and similar in scope to the Offering Memorandum, an operating and financial review of the audited financial statements, including a discussion of the results of operations (including a discussion by business segment), financial condition and liquidity and capital resources, and a discussion of material commitments and contingencies and critical accounting policies; (d) a description of business, all material affiliate transactions and material financing arrangements (which may be set forth in the notes to the financial statements); and (e) material recent developments;

(2)                                 within 60 days (or, in the case of the fiscal quarter ended September 30, 2012, 75 days) following the end of each of the first three fiscal quarters in each fiscal year of the Issuer or its predecessor beginning with the fiscal quarter ending September 30, 2012, quarterly reports containing the following information: (a) an unaudited condensed consolidated balance sheet as of the end of such quarter and unaudited condensed statements of income and cash flow for the quarterly (other than statements of cash flow) and year to date periods ending on the unaudited condensed balance sheet date, and the comparable prior year periods for the Issuer or its predecessor, together with condensed note disclosure; (b) pro forma income statement and balance sheet information, together with explanatory notes, for any acquisition or disposition that, individually or in the aggregate when considered with all other acquisitions or dispositions that have occurred since the beginning of the most recent completed fiscal quarter as to which such quarterly report relates, represents greater than 20% of the consolidated revenues, EBITDA or assets of the Issuer on a pro forma basis or recapitalizations that have occurred since the beginning of the most recently completed fiscal quarter as to which such quarterly report relates; (c) an operating and financial review of the unaudited financial statements (including a discussion by business segment), including a discussion of the consolidated financial condition and results of operations of the Issuer and any material change between the current quarterly period and the corresponding period of the prior year; and (d) material recent developments in the business of the Issuer and its Subsidiaries.

(3)                                 promptly after the occurrence of (a) a material acquisition, disposition or restructuring (including any acquisition or disposition that would require the delivery of pro forma financial information pursuant to clauses (1) or (2) above; (b) any senior management change at the Issuer; (c) any change in the auditors of the Issuer; (d) any resignation of a member of the Board of Directors of the Issuer as a result of a disagreement with the Issuer; (e) the entering into an agreement that will result in a Change of Control; or (f) any material events that the Issuer announces publicly, in each case, a report containing a description of such events, provided, however, that the reports set forth in clauses (1), (2) and (3) above will not be required to (i) contain any reconciliation to U.S. generally accepted accounting principles or (ii) include separate financial statements for any Guarantors or non-Guarantor Subsidiaries of the Issuer. Prior to the date that is thirty days following the Completion Date, the Issuer shall use commercially reasonable efforts to include information regarding the Acquired Business in the reports set forth in clauses (1), (2) and (3), but the failure to provide such information shall not constitute a default under this Indenture, and such reports shall not be required to include pro forma financial information related to the Transactions.

(b)                                 If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Subsidiaries are Significant Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the notes thereto, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer.

(c)                                  All financial statements shall be prepared in accordance with IFRS. Except as provided for above, no report need include separate financial statements for the Issuer or Subsidiaries of the Issuer or any disclosure with respect to the results of operations or any other financial or statistical disclosure not of a type included in the Offering Memorandum.

(d)                                 In addition, for so long as any Notes remain outstanding, the Issuer has agreed that it will, furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the U.S. Securities Act.

(e)                                  The Issuer will also make available copies of all reports required by clauses (1) through (3) of Section 4.03(a) hereof, if and so long as the Notes are listed on the Official List of the Irish Stock Exchange and the rules of the Irish Stock Exchange so require, at the specified office of the Listing Agent in Dublin.

(f)                                   So long as any Notes are outstanding, the Issuer will:

(1)                                 within 10 Business Days after furnishing to the Trustee the annual and quarterly reports required by clauses (1) and (2) above, hold a conference call to discuss such reports and the results of operations for the relevant reporting period; and

(2)                                 maintain a website to which noteholders, prospective investors, broker-dealers and securities analysts are given access and to which all of the reports required by this “Reports” covenant are posted.

(g)                                  In the event that (i) the Issuer becomes subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, or elects to comply with such provisions, for so long as it continues to file the reports required by Section 13(a) with the SEC or (ii) the Issuer elects to provide to the Trustee reports which, if filed with the SEC would satisfy (in the good faith judgment of the Issuer) the reporting requirements of Section 13(a) or 15(d) of the Exchange Act (other than the provision of U.S. GAAP information, certifications, exhibits or information as to internal controls and procedures), for so long as it elects, the Issuer will deliver to the Trustee such annual reports, information, documents and other reports and that the Issuer is, or would be, required to file with the SEC pursuant to Section 13(a) or 15(d). Upon complying the foregoing requirement, the Issuer will be deemed to have complied with the provisions contained in the preceding paragraphs.

Section 4.04                            Compliance Certificate

The Issuer shall deliver to the Trustee, within 120 days (or, in the case of the fiscal year ending December 31, 2012, 150 days) after the end of each fiscal year, an Officer’s Certificate stating that as to the Officer signing such certificate, that to the best of his or her knowledge the Issuer has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and the Security Documents and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).

Section 4.05                            [Reserved]

Section 4.06                            [Reserved]

Section 4.07                            Restricted Payments

(a)                                 The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)                                 declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries), other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer and other than dividends or payments or distributions payable to the Issuer or a Restricted Subsidiary;

(2)                                 purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer or any direct or indirect parent company or entity of the Issuer;

(3)                                  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Issuer or any Guarantor that is contractually subordinated in right of payment to the Notes or to any Guarantee (excluding any intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries), except (i) a payment of interest or principal at the Stated Maturity thereof or (ii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Indebtedness in anticipation of satisfying a scheduled sinking fund obligation, principal installment or scheduled maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement;

(4)                                 make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Shareholder Debt; or

(5)                                  make any Restricted Investment,

(b)                                 All such payments and other actions set forth in clauses (a)(1) through (5) above are collectively referred to as “Restricted Payments”), unless, at the time of any such Restricted Payment:

(1)                                 no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)                                  the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof; and

(3)                                 such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by Section 4.07(c) hereof other than clauses (1) and (9) of such Section 4.07(c), is less than the sum, without duplication, of:

(A)                               50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing immediately prior to the Issue Date to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B)                               100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities received by the Issuer since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Issuer (other than Disqualified Stock and Excluded Contributions) or from the issue or sale of convertible or exchangeable Disqualified Stock of the Issuer or convertible or exchangeable debt securities of the Issuer, in each case that have been converted into or exchanged for Equity Interests of the Issuer (other than Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Issuer) or from the issuance or sale of Subordinated Shareholder Debt (other than an issuance or sale to a Subsidiary of the Issuer); plus

(C)                               to the extent that any Restricted Investment that was made after the Issue Date is (a) sold, disposed of or otherwise cancelled, liquidated or repaid, 100% of the aggregate amount received in cash and the Fair Market Value of the property, assets and marketable securities received by the Issuer or any Restricted Subsidiary (other than from the Issuer or a Restricted Subsidiary), or (b) made in an entity that subsequently becomes a Restricted Subsidiary, 100% of the Fair Market Value of the Restricted Investment of the Issuer and its Restricted Subsidiaries as of the date such entity becomes a Restricted Subsidiary; plus

(D)                               to the extent that any Unrestricted Subsidiary designated as such after the Issue Date is redesignated as a Restricted Subsidiary or is merged or consolidated into the Issuer or a Restricted Subsidiary, or all of the assets of such Unrestricted Subsidiary are transferred to the Issuer or a Restricted Subsidiary, the Fair Market Value of the property or assets received by the Issuer or Restricted Subsidiary or the Issuer’s Restricted Investment in such Subsidiary as of the date of such redesignation, merger, consolidation or transfer of assets; plus

(E)           100% of any cash dividends or distributions received by the Issuer or a Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary, to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of the Issuer for such period.

(c)                                  The preceding provisions of Section 4.07(a) and Section 4.07(b) hereof will not prohibit:

(1)                                 the payment of any dividend or the consummation of any redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;

(2)                                 the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock), Subordinated Shareholder Debt or from the substantially concurrent contribution of common equity capital to the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment shall be excluded from the calculation of amounts under Section 4.07(b)(3)(B) hereof, shall not constitute Excluded Contributions and shall not be considered to be net cash proceeds from an Equity Offering for purposes of Section 3.07 hereof;

(3)                                 the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the Notes or to any Guarantee with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness, and the repurchase, redemption, defeasance of other acquisition or retirement for value of Preferred Stock of the Issuer or a Restricted Subsidiary made by exchange for or out of the net cash proceeds from an issuance of Preferred Stock of the Issuer or a Restricted Subsidiary;

(4)                                 the repurchase, redemption or other acquisition or retirement, and any loans, advances, dividends or distributions by the Issuer to any direct or indirect parent company to repurchase, redeem or otherwise acquire or retire, for value of any Equity Interests of the Issuer or any Restricted Subsidiary or any direct or indirect parent company held by any current or former officer, director, employee or consultant of the Issuer or any of its Restricted Subsidiaries; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $20.0 million plus an amount equal to $5.0 million multiplied by the number of years that have elapsed since the Issue Date, subject to a maximum of $30.0 million in any calendar year and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests of the Issuer or a Restricted Subsidiary or any direct or indirect parent company received by the Issuer or a Restricted Subsidiary during such calendar year, in each case to members of management, directors or consultants of the Issuer, any of its Restricted Subsidiaries or any of its direct or indirect parent companies and (B) the cash proceeds of key man life insurance policies of the Issuer or a Restricted Subsidiary received by the Issuer or a Restricted Subsidiary after the Issue Date less any amount previously applied to the making of Restricted Payments pursuant to this clause (4), in each case, to the extent the cash proceeds have not otherwise been applied to the making of Restricted Payments pursuant to Section 4.07(b)(3)(B) or Section 4.07(c)(2) hereof;

(5)                                 the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible securities to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or other convertible securities;

(6)                                 the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any preferred stock of any Restricted Subsidiary issued on or after the Issue Date in accordance with Section 4.09 hereof;

(7)                                 payments of cash, dividends, distributions, advances or other Restricted Payments by the Issuer or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (x) the exercise of options or warrants or (y) the conversion or exchange of Capital Stock of any such Person;

(8)                                 any payments (including pursuant to a tax sharing agreement or similar arrangements) between the Issuer and any other Person or a Restricted Subsidiary and any other Person with which the Issuer or any of its Restricted Subsidiaries files a consolidated tax return or with which the Issuer or any of its Restricted Subsidiaries is part of a group for tax purposes (including a fiscal unity) or any tax advantageous group contribution made pursuant to applicable legislation; provided, however, that any such payments do not exceed the amounts of tax that would be payable by the Issuer and its Restricted Subsidiaries on a stand-alone basis and the related tax liabilities of the Issuer and its Restricted Subsidiaries are relieved thereby;

(9)                                 so long as no Default has occurred and is continuing or would be caused thereby, following an Initial Public Offering of the Capital Stock of the Issuer or a Parent Holdco of the Issuer, the payment of dividends on the Capital Stock of the Issuer or payments in respect of Subordinated Shareholder Debt in an amount per annum not to exceed the greater of (a) 6% per annum of the net cash proceeds received by the Issuer from such Initial Public Offering and (b) 5% of the Market Capitalization; provided, that in the case of clause (b) after giving pro forma effect to the payments of such dividend, the Issuer’s Consolidated Leverage Ratio would have been less than 3.0 to 1.0;

(10)                          advances or loans to (a) any future, current or former officer, director, employee or consultant of the Issuer or a Restricted Subsidiary to pay for the purchase or other acquisition for value of Equity Interests of the Issuer (other than Disqualified Stock) or any direct or indirect parent company, or any obligation under a forward sale agreement, deferred purchase agreement or deferred payment arrangement pursuant to any management equity plan or stock option plan or any other management or employee benefit or incentive plan or other agreement or arrangement or (b) any management equity plan or stock option plan or any other management or employee benefit or incentive plan or unit trust or the trustees of any such plan or trust to pay for the purchase or other acquisition for value of Equity Interests of the Issuer (other than Disqualified Stock); provided that the total aggregate amount of Restricted Payments made under this clause (10) does not exceed $5.0 million in any calendar year;

(11)                          the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders of its Equity Interests (other than the Issuer or any Restricted Subsidiary) on no more than a pro rata basis;

(12)                          so long as no Default or Event of Default has occurred and is continuing, the payment of Management Fees;

(13)                          Permitted Parent Payments;

(14)                          Restricted Payments that are made with Excluded Contributions;

(15)                          any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer or any Guarantor that is subordinated in right of payment to the Notes or to any Guarantee (other than any Indebtedness so subordinated and held by Affiliates of the Issuer) (a) upon a Change of Control to the extent required by the agreements governing such Indebtedness at a purchase price not greater than 101% of the principal amount of such Indebtedness, but only if the Issuer shall have complied with its obligations under Section 4.14 hereof and the Issuer repurchased all Notes tendered pursuant to the offer required by such covenants prior to offering to purchase, purchasing or repaying such Indebtedness, (b) with Excess Proceeds remaining after an Asset Sale Offer if required by the terms governing such Indebtedness and (c) that is Acquired Debt;

(16)                          the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(17)                          so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $30.0 million since the Issue Date; and

(18)                          the payment of any fees and purchases of Receivables and related assets in connection with a Qualified Receivables Transaction.

(d)                                 The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Section 4.08                            Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

(a)                                 The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)                                 pay dividends or make any other distributions on its Capital Stock to the Issuer or any Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Issuer or any Restricted Subsidiary;

(2)                                 make loans or advances to the Issuer or any Restricted Subsidiary; or

(3)                                 sell, lease or transfer any of its properties or assets to the Issuer or any Restricted Subsidiary,

provided that (x) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill period to) loans or advances made to the Issuer or any Restricted Subsidiary to other Indebtedness incurred by the Issuer or any Restricted Subsidiary, in each case, shall not be deemed to constitute such an encumbrance or restriction.

(b)                                 The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(1)                                 any agreements as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date (as determined in good faith by the Board of Directors or a member of senior management of the Issuer);

(2)                                 this Indenture, the Notes, the Guarantee, the Collateral Trust Deed, the North American ABL Facility, the North American Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents;

(3)                                 any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred pursuant to Section 4.09 hereof if the encumbrances and restrictions contained in any such agreement or instrument, taken as a whole, are not materially less favorable to the Holders than is customary in comparable financings (as determined in good faith by the Board of Directors or a member of senior management of the Issuer) or such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;

(4)                                 applicable law, rule, regulation or order or the terms of any license, authorization, concession or permit;

(5)                                 any instrument governing Indebtedness or Capital Stock of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(6)                                 customary non-assignment and similar provisions in contracts, leases and licenses entered into in the ordinary course of business;

(7)                                 purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the purchase, transfer or lease of property or assets to the Issuer or any Restricted Subsidiary;

(8)                                 any agreement for the sale or other disposition of the Capital Stock or all or substantially all of the property and assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9)                                 Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced (as determined in good faith by the Board of Directors or a member of senior management of the Issuer);

(10)                          Liens permitted to be incurred under the provisions of Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)                          customary provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements in the ordinary course of business (including agreements entered into in connection with a Restricted Investment), which limitation is applicable only to the assets that are the subject of such agreements;

(12)                          restrictions on cash or other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(13)                          any encumbrance or restriction effected in connection with a Qualified Receivables Transaction;

(14)                          any encumbrance or restriction with respect to Hedging Obligations; and

(15)                          any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (1) through (14), or in this clause (15); provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect than those under or pursuant to the agreement so extended, renewed, refinanced or replaced (in each case as determined in good faith by the Board of Directors or a member of the senior management of the Issuer).

Section 4.09                            Incurrence of Indebtedness and Issuance of Preferred Stock

(a)                                 The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however:

(1)                                 that the Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and the Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four quarter period; and

(2)                                 if the Indebtedness to be incurred is Senior Secured Indebtedness, the Issuer and the Restricted Subsidiaries may incur such Senior Secured Indebtedness if, on the date on which such Senior Secured Indebtedness is incurred, the Consolidated Senior Secured Leverage Ratio for the Issuer is less than 3.75 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such Senior Secured Indebtedness had been incurred at the beginning of the relevant period.

Restricted Subsidiaries that are not Guarantors may only incur Indebtedness pursuant to this paragraph if, after giving pro forma effect to such incurrence of Indebtedness, the aggregate amount of Indebtedness of Restricted Subsidiaries that are not Guarantors incurred pursuant to this paragraph would not exceed $25.0 million.

(b)                                 The provisions of Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)                                 the incurrence by the Issuer and any Guarantor of additional Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) not to exceed the greater of (i) $70.0 million, plus in the case of any refinancing of any Indebtedness permitted under this clause (1) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (ii) 5.6% of Total Assets.

(2)                                 Indebtedness outstanding on the Issue Date and which remains outstanding after giving effect to the use of proceeds of the Notes and Indebtedness incurred under the Pending Finance Facilities;

(3)                                 (a) the incurrence by the Issuer of Indebtedness represented by the Notes issued on the Issue Date, the incurrence by the Guarantors of Indebtedness represented by the related Guarantee (including any future Guarantee) and any related “parallel debt” obligations created in favor of the Security Agent under the Collateral Trust Deed, the North American Intercreditor Agreement, any Additional Intercreditor Agreement or the Security Documents; and (b) any loan or other instrument contributing the proceeds of the Notes issued on the Issue Date;

(4)                                 the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations or other financings, in each case, incurred for the purpose of financing all or any part of the purchase price, lease, rental or cost of design, construction, installation or improvement of property (real or personal), plant or equipment used in the business of the Issuer or any of its Restricted Subsidiaries, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of $30.0 million and 2.4% of Total Assets at any time outstanding, so long as the Indebtedness exists on the date of such purchase, lease, rental or improvement or is created within 180 days thereafter;

(5)                                 the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a) hereof or clauses (2), (3), (5), (16) or (20) of this Section 4.09(b);

(6)                                 the incurrence by the Issuer or any Restricted Subsidiary of intercompany Indebtedness between or among the Issuer or any Restricted Subsidiary; provided that:

(A)                               if the Issuer or any Guarantor is the obligor on such Indebtedness and the lender is not the Issuer or a Guarantor, such Indebtedness must be unsecured ((i) except in respect of the intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Restricted Subsidiaries and (ii) only to the extent legally permitted (the Issuer and its Restricted Subsidiaries having completed all procedures required in the reasonable judgment of directors of officers of the obligee or obligor to protect such Persons from any penalty or civil or criminal liability in connection with the subordination of such Indebtedness)) and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Issuer, or the Guarantee, in the case of a Guarantor; and

(B)                               (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this Section 4.09(b)(6);

(7)                                 the issuance by any Restricted Subsidiary to the Issuer or to any of its Restricted Subsidiaries of preferred stock; provided that:

(A)                               any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Issuer or a Restricted Subsidiary; and

(B)                               any sale or other transfer of any such preferred stock to a Person that is not either the Issuer or a Restricted Subsidiary,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this Section 4.09(b)(7);

(8)                                 the incurrence by the Issuer or any Restricted Subsidiary of Hedging Obligations for bona fide hedging purposes of the Issuer and its Restricted Subsidiaries and not for speculative purposes (as determined in good faith by the Board of Directors or a member of senior management of the Issuer);

(9)                                 the guarantee by the Issuer or any Restricted Subsidiary of Indebtedness of the Issuer or any Restricted Subsidiary to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to the Notes or subordinated to or pari passu with a Guarantee, then the guarantee must be subordinated, in the case of the Notes, or subordinated or pari passu, as applicable, in the case of a Guarantee, in each case to the same extent as the Indebtedness guaranteed;

(10)                          the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of bankers’ acceptance, workers’ compensation claims, self-insurance obligations, captive insurance companies and the financing of insurance premiums in the ordinary course of business;

(11)                          the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(12)                          the incurrence by the Issuer and its Restricted Subsidiaries of Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for customary indemnification, guarantees, obligations in respect of earnouts or other adjustments of purchase price or, in each case, similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Equity Interests of a Subsidiary; provided that in the case of a disposition of any business or assets, the maximum liability of the Issuer and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the Fair Market Value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition;

(13)                          the incurrence by the Issuer and its Restricted Subsidiaries of Indebtedness in respect of (A) letters of credit, surety, performance, completion, payment, surety, appeal bonds or guarantees, completion guarantees, judgment, advance payment, customs, VAT or other tax guarantees or similar instruments issued in the ordinary course of business of such Person and not in connection with the borrowing of money, including letters of credit or other similar instruments in respect of self-insurance and workers compensation obligations; provided, however, that upon the drawing of such letters of credit or other similar instrument, such obligations are reimbursed within 30 days following such drawing, and (B) any customary cash management, cash pooling or netting or setting off arrangements;

(14)                          Indebtedness of the Issuer or any of its Restricted Subsidiaries in respect of Management Advances;

(15)                          take-or-pay obligations and customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(16)                          Indebtedness (a) incurred by the Issuer or any of its Restricted Subsidiaries and used to finance an acquisition of assets and assumption of related liabilities or (b) of any Person outstanding on the date on which such Person becomes a Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Issuer or any of its Restricted Subsidiaries; provided, however, with respect to this clause (16), that at the time of the acquisition or other transaction pursuant to which such Indebtedness was deemed to be incurred (x) the Issuer would have been able to incur $1.00 of additional Indebtedness pursuant to Section 4.09(a) hereof and, if the Indebtedness incurred increases Senior Secured Indebtedness, the Issuer would have been able to incur $1.00 of additional Indebtedness pursuant to clause (2) of Section 4.09(a) hereof, in each case, after giving pro forma effect to the incurrence of such Indebtedness pursuant to this clause (16) or (y) the Fixed Charge Coverage Ratio of the Issuer would not be less than and the Consolidated Leverage Ratio of the Issuer would not be more than it was immediately prior to giving pro forma effect to the incurrence of such Indebtedness pursuant to this clause (16);

(17)                          the incurrence by the Issuer or any Guarantor of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (17), not to exceed the greater of $35.0 million and 2.9% of Total Assets;

(18)                          Indebtedness incurred by any Restricted Subsidiaries of the Issuer under local overdraft and other local facilities in an aggregate principal amount not to exceed, at any one time outstanding, $30.0 million; provided that in respect of any Indebtedness incurred pursuant to this clause (18) in excess of $20.0 million by Restricted Subsidiaries that are not Guarantors, such Indebtedness will be Non-Recourse Debt with respect to the Issuer and its Restricted Subsidiaries other than the obligor under such Indebtedness and its Restricted Subsidiaries that are not Guarantors;

(19)                          Indebtedness of the Issuer and its Restricted Subsidiaries in connection with any Qualified Receivables Transaction;

(20)                          Equity Proceeds Debt; and

(21)                          the incurrence of Indebtedness by the Issuer or any of its Restricted Subsidiaries after the Issuer Date and prior to the Escrow Release for the purpose of financing all or a portion of the Rexam Acquisition.

(c)                                  For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (21) of Section 4.09(b) or is entitled to be incurred pursuant to Section 4.09(a), the Issuer, in its sole discretion, will be permitted to classify such item of Indebtedness on the date of its incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses and will be permitted on the date of such incurrence to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 4.09(a) and (b) and from time to time to reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09; provided that Indebtedness incurred pursuant to clause (1) of Section 4.09(b) may not be reclassified.

(d)                                 The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this Section 4.09.

(e)                                  For purposes of determining compliance with any euro-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent or euro-equivalent principal amount of Indebtedness denominated in a different currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided, however, that (i) if such Indebtedness denominated in non-euro or non-U.S. dollar currency is subject to a Currency Exchange Protection Agreement with respect to U.S. dollars or euro, the amount of such Indebtedness expressed in U.S. dollars or euro, as applicable, will be calculated so as to take account of the effects of such Currency Exchange Protection Agreement; and (ii) the U.S. dollar-equivalent or euro-equivalent of the principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. dollar-equivalent or euro-equivalent of the Indebtedness refinanced, as applicable, determined on the date such Indebtedness was originally incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, except that to the extent that:

(1)                                 such U.S. dollar-equivalent or euro-equivalent was determined based on a Currency Exchange Protection Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence; and

(2)                                 the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. dollar-equivalent or euro-equivalent of such excess will be determined on the date such refinancing Indebtedness is being incurred.

(f)                                   Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(g)                                  The amount of any Indebtedness outstanding as of any date will be:

(1)                                 in the case of any Indebtedness issued with original issue discount, the amount of the liability in respect thereof determined in accordance with IFRS;

(2)                                 the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)                                 in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A)                               the Fair Market Value of such assets at the date of determination; and

(B)                               the amount of the Indebtedness of the other Person.

Section 4.10                            Asset Sales

(a)                                 The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:

(1)                                 the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)                                 at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(A)                               any liabilities (other than liabilities (or guarantees thereof) that are by their terms subordinated to the Notes or any Guarantee), as recorded on the balance sheet or provisioned for in the notes thereto or specifically provisioned or reserved for in the accounting books and records of the Issuer or any Restricted Subsidiary, that are assumed by the transferee of any such assets and as a result of which the Issuer and its Restricted Subsidiaries are no longer obligated with respect to such liabilities or are indemnified against further liabilities;

(B)                               any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 120 days following the closing of the Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion;

(C)                               any Capital Stock or assets of the kind referred to in clauses 1(B) or 1(E) of Section 4.10(b) hereof;

(D)                               any Designated Non-Cash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Sales having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (D) that is at that time outstanding, not to exceed the greater of $25.0 million and 2.0% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(E)                                Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Issuer and each other Restricted Subsidiary are released from any guarantee of such Indebtedness in connection with such Asset Sale; and

(F)                                 consideration consisting of Indebtedness of the Issuer or any Guarantor received from Persons who are not the Issuer or any Restricted Subsidiary.

(b)                                 Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer (or the applicable Restricted Subsidiary, as the case may be) may:

(1)                                 apply such Net Proceeds (at the option of the Issuer or Restricted Subsidiary):

(A)                               to prepay, repay, purchase or redeem (i) any Indebtedness incurred under clause (1) of Section 4.09(b) hereof that is secured by a Lien on the Collateral and that is not subordinated in right of payment to the Notes or any Guarantee, (ii) Indebtedness of a Restricted Subsidiary of the Issuer that is not a Guarantor or (iii) any Indebtedness that is secured by a Lien on assets or property which were the subject of the Asset Sale and which did not constitute Collateral; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (i) of this Section 4.10(b)(1)(A), the Issuer or such Restricted Subsidiary will retire such Indebtedness and, if the Indebtedness being repaid is revolving credit Indebtedness, will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, repurchased or redeemed;

(B)                               to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary;

(C)                               to make a capital expenditure;

(D)                               to repurchase or repay Indebtedness that is secured by a Lien on the Collateral and that is not subordinated in right of payment to the Notes or the Guarantee (other than Indebtedness described in clause (A)(i) of this Section 4.10(b)(1)(A)(i));

(E)                                to acquire other assets (other than Capital Stock) not classified as current assets under IFRS that are used or useful in a Permitted Business;

(F)                                 to purchase the Notes pursuant to an offer to all holders of Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); or

(G)                               any combination of the foregoing clauses (A) through (F); or

(2)                                 enter into a binding commitment to apply the Net Proceeds pursuant to clause (B), (C) or (E) of Section 4.10(b)(1) hereof; provided that such binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the earlier of (x) the date on which such acquisition or expenditure is consummated, and (y) the 180th day following the expiration of the aforementioned 365 day period, provided that if the assets sold or transferred in such Asset Sale constituted Collateral, the Issuer shall pledge or shall cause the applicable Restricted Subsidiary to pledge any assets (including, without limitation, any acquired Capital Stock) acquired with the Net Proceeds of such Asset Sale to secure the Notes on a first-ranking basis.

(c)                                  Pending the final application of any Net Proceeds, the Issuer (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

(d)                                 Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(b) hereof will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, within ten Business Days thereof, the Issuer will make an offer (“Asset Sale Offer”) to all Holders and may make an offer to all holders of other Indebtedness that is pari passu with the Notes or any Guarantee to purchase, prepay or redeem the maximum principal amount of Notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds; provided that no Dollar Note of less than $200,000 and no Euro Note of less than €100,000 remains outstanding thereafter. The offer price for the Notes in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase, prepayment or redemption and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into (or to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds or if the aggregate amount of Notes tendered pursuant to an Asset Sale Offer exceeds the amount of the Net Proceeds so applied, the Issuer will select the Notes and such other pari passu Indebtedness, if applicable, to be purchased on a pro rata basis (or in the manner described in Section 3.02 and 3.03 hereof), based on the amounts tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero

(e)                                  The Issuer will comply with the requirements of Rule 14e-1 under the U.S. Exchange Act and any other applicable securities laws and regulations to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to a Change of Control Offer or an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.10 or Sections 3.10 or 4.14 hereof, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.10 or Sections 3.10 or 4.14 hereof by virtue of such compliance.

Section 4.11                            Transactions with Affiliates

(a)                                 The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:

(1)                                 the Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person (as determined in good faith by the Board of Directors or a member of senior management of the Issuer); and

(2)                                 the Issuer delivers to the Trustee:

(A)                               with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, a resolution of the Board of Directors of the Issuer set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 4.11 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Issuer; and, in addition,

(B)                               with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a written opinion of an accounting, appraisal or investment banking firm of international standing, or other recognized independent expert of international standing with experience in appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required, stating that the transaction or series of related transactions is (i) fair from a financial point of view taking into account all relevant circumstances or (ii) on terms not less favorable than might have been obtained in a comparable transaction at such time on an arm’s length basis from a Person who is not an Affiliate.

(b)                                 The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:

(1)                                 any employment agreement, collective bargaining agreement, consultant, employee benefit or indemnification arrangements with any employee, consultant, officer or director of the Issuer or any Restricted Subsidiary, including under any stock option, stock appreciation rights, stock incentive or similar plans (and any issuance or awards or grants in cash, securities or otherwise in connection therewith), entered into in the ordinary course of business;

(2)                                 transactions between or among the Issuer and/or its Restricted Subsidiaries;

(3)                                 transactions in the ordinary course of business with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)                                 payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of Officers, directors, employees or consultants of the Issuer or any of its Restricted Subsidiaries;

(5)                                 any issuance of Equity Interests (other than Disqualified Stock) of the Issuer to Affiliates of the Issuer and granting of registration rights or entry into a stockholders agreement with respect to the Issuer’s Equity Interests;

(6)                                 any Investment (other than a Permitted Investment) or other Restricted Payment, in either case, that does not violate Section 4.07 hereof;

(7)                                 Management Advances and waivers with respect thereto and the payment of Management Fees;

(8)                                 any Permitted Investments (other than Permitted Investments described in clauses (3) of the definition thereof);

(9)                                 the incurrence of any Subordinated Shareholder Debt and any amendment, waiver or other transaction with respect thereto in compliance with the other provisions of this Indenture, the Collateral Trust Deed, the North American Intercreditor Agreement or Additional Intercreditor Agreement;

(10)                          transactions pursuant to, or contemplated by any agreement in effect on the Issue Date and transactions pursuant to any amendment, modification or extension to such agreement, so long as such amendment, modification or extension, taken as a whole, is not more disadvantageous in any material respect to the Holders than the original agreement as in effect on the Issue Date (as determined in good faith by the Board of Directors or a member of senior management of the Issuer) and transactions or agreements described in the section of the Offering Memorandum entitled “Related Party Transactions”;

(11)                          transactions with customers, clients, suppliers, or purchasers or sellers of goods or services or providers of employees or other labor, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to the Issuer or the Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated Person;

(12)                          any payments or other transactions (including pursuant to a tax sharing agreement or similar arrangement) between the Issuer and any other Person or a Restricted Subsidiary and any other Person with which the Issuer or any of its Restricted Subsidiaries files a consolidated tax return or with which the Issuer or any of its Restricted Subsidiaries is part of a group for tax purposes (including a fiscal unity) or any tax advantageous group contribution made pursuant to applicable legislation; provided, however, that any such payments do not exceed the amounts of tax that would be payable by the Issuer and its Restricted Subsidiaries on a stand-alone basis;

(13)                          any transaction effected as part of a Qualified Receivables Transaction;

(14)                          any contribution to the capital of the Issuer in exchange for Capital Stock of the Issuer (other than Disqualified Stock and preferred stock);

(15)                          transactions between the Issuer or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(16)                          any transactions which the Issuer or any of its Restricted Subsidiaries delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of international standing, or other recognized independent expert of international standing with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required, stating that the transaction or series of related transactions is (i) fair from a financial point of view taking into account all relevant circumstances or (ii) on terms not less favorable than might have been obtained in a comparable transaction at such time on an arm’s length basis from a Person who is not an Affiliate; and

(17)                          pledges of Equity Interests of Unrestricted Subsidiaries.

Section 4.12                            Liens

The Issuer will not and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, except (a) in the case of any asset or property that does not constitute Collateral, (1) Permitted Liens or (2) Liens on property or assets that are not Permitted Liens if all payments due under this Indenture, the Notes and the Guarantee, as applicable, are secured on an equal and ratable basis with, or prior to, the obligations so secured until such time as such obligations are no longer secured by a Lien, and (b) in the case of any property or asset that constitutes Collateral, Permitted Collateral Liens.

Section 4.13                            Corporate Existence

Subject to Article 5 hereof, the Issuer shall do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries; provided that the Issuer may liquidate any Restricted Subsidiary that the Issuer reasonably determines is no longer economically profitable to maintain or useful in the conduct of business of the Issuer and its Restricted Subsidiaries, taken as a whole and the liquidation thereof is not materially disadvantageous to the Holders.

Section 4.14                            Offer to Repurchase Upon Change of Control

(a)                                 If a Change of Control occurs, the Issuer will make an offer as set forth below (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to, in the case of Euro Notes, €100,000 or integral multiples of €1,000 in excess thereof or, in the case of Dollar Notes,

$200,000 or integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Additional Amounts, if any, on the Notes repurchased to the date of purchase (the “Change of Control Payment”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(b)                                 Within 30 days following any Change of Control, the Issuer will mail a notice to each Holder at such Holder’s registered address or otherwise deliver a notice in accordance with Section 3.03 hereof describing the transaction or transactions that constitute the Change of Control and stating:

(1)                                 that the Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes tendered will be accepted for payment;

(2)                                 the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed or delivered (the “Change of Control Payment Date”);

(3)                                 that any Note not tendered will continue to accrue interest;

(4)                                 that, unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5)                                 that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by Book-Entry transfer, to the relevant Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)                                 that Holders will be entitled to withdraw their election if the relevant Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7)                                 that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to €100,000 or $200,000, as applicable, in principal amount or integral multiples of €1,000 or $1,000, as applicable, in excess thereof.

(c)                                  The Issuer will comply with the requirements of Rule 14e-1 under the U.S. Exchange Act and any other applicable securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.14, the Issuer will comply with any applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of such compliance.

(d)                                 On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1)                                 accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)                                 deposit with an agent appointed at the time an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)                                 deliver or cause to be delivered to the Trustee the Notes accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

Such agent will promptly mail (or cause to be delivered) to each Holder properly tendered the Change of Control Payment for such Notes, and the Trustee or its Authenticating Agent will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Dollar Note will be in a principal amount of $200,000 or in integral multiples of $1,000 in excess thereof and each new Euro Note will be in a principal amount of €100,000 or in integral multiples of €1,000 in excess thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions of this Section 4.14 that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Indenture are applicable.

(e)                                  Notwithstanding anything to the contrary in this Section 4.14, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) a notice of redemption has been given pursuant to Section 3.07 of this Indenture, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained in this Section 4.14, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(f)                                   The provisions of this Section 4.14 relating to the Issuer’s obligation to make a Change of Control Offer may be waived or modified with the consent of the Holders of a majority in principal amount of the Notes prior to the occurrence of the Change of Control.

(g)                                  If and for so long as the Notes are listed on the Official List of the Irish Stock Exchange and admitted for trading on the Global Exchange Market and the rules of the Irish Stock Exchange so require, the Issuer will publish a notice with respect to the results of the Change of Control Offer as soon as reasonably practicable after the Change of Control Payment Date through the Companies Announcement Office of the Irish Stock Exchange and/or, to the extent and in the manner permitted by the rules of the Irish Stock Exchange, on the official website of the Irish Stock Exchange (www.ise.ie).

Section 4.15                            Limitation on Layered Debt

Neither the Issuer nor any Guarantor will incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or any Guarantor solely by virtue of being unsecured, by virtue of being secured with different collateral, or by virtue of being secured on a junior priority or second lien basis or by virtue of the application of waterfall or other payment-ordering provisions affecting different tranches of Indebtedness, and, for purposes of clarification, the North American ABL Facility and the European AR Facility and any guarantees thereof shall not be deemed to be subordinated to the Notes or the Guarantee.

Section 4.16                            Additional Guarantees

The Issuer will not cause or permit any of its Restricted Subsidiaries that are not Guarantors or the Issuer, directly or indirectly, to guarantee the payment of, assume or in any manner become liable with respect to any other Indebtedness under Credit Facilities of the Issuer or a Guarantor, unless such Restricted Subsidiary simultaneously executes and delivers to the Trustee a supplemental indenture in the form set forth in Exhibit E to this Indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee will be senior to or pari passu with such Restricted Subsidiary’s guarantee of such other Indebtedness and on the same terms as the other Guarantee of the Guarantors except that:

(1)                                 if such Indebtedness is by its terms expressly subordinated to the Notes or any Guarantee, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated to such Restricted Subsidiary’s Guarantee at least to the same extent as such Indebtedness is subordinated to the Notes or any Guarantee;

(2)                                 no Guarantee shall be required if such Guarantee could reasonably be expected to give rise to or result in (A) personal liability for the Officers, directors or shareholders of such Restricted Subsidiary, (B) any violation of applicable law that cannot be avoided or otherwise prevented through measures reasonably available to the Issuer or such Restricted Subsidiary or (C) any significant cost, expense, liability or obligation (including with respect of any Taxes but excluding any reasonable guarantee or similar fee payable to the Issuer or a Restricted Subsidiary) other than reasonable out of pocket expenses and other than reasonable expenses incurred in connection with any governmental or regulatory filings required as a result of, or any measures pursuant to clause (B) of this Section 4.16(2) undertaken in connection with, such Guarantee, which cannot be avoided through measures reasonably available to the Issuer or the Restricted Subsidiary; and

(3)                                 each such Guarantee will be limited as necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose and corporate benefit, thin capitalization, distributable reserves, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law.

Any such Restricted Subsidiary will provide security over all of its existing and future assets (other than an asset of such Restricted Subsidiary which is subject to a Permitted Lien at the time of the execution of such supplemental indenture if providing such security interest would not be permitted by the terms of such Permitted Lien or by the terms of any Obligations secured by such Permitted Lien) to secure the Notes and the Guarantee, and the Issuer will cause all of the Capital Stock in such Restricted Subsidiary owned by the Issuer and its Restricted Subsidiaries to be pledged to secure the Notes and the Guarantee.

Section 4.17                            Payments for Consent

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms of the provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, the Issuer and its Restricted Subsidiaries shall be permitted, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of this Indenture, to exclude holders of Notes in any jurisdiction where: (A)(i) the solicitation of such consent, waiver or amendment, including in connection with an offer to purchase for cash, or (ii) the payment of the consideration therefor would require the Issuer or any of its Restricted Subsidiaries to file a registration statement, prospectus or similar document under any applicable securities laws (including, but not limited to, the United States federal securities laws and the laws of the European Union or its member states), which the Issuer in its sole discretion determines (acting in good faith) would be materially burdensome (it being understood that it would not be materially burdensome to file the consent document(s) used in other jurisdictions, any substantially similar documents or any summary thereof with the securities or financial services authorities in such jurisdiction; or (B) such solicitation would otherwise not be permitted under applicable law in such jurisdiction.

Section 4.18                            Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Issuer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a copy of a resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof. The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.

Section 4.19                            Maintenance of Listing

The Issuer will use its commercially reasonable efforts to maintain the listing of the Notes on the Official List of the Irish Stock Exchange for trading on the Global Exchange Market for so long as such Notes are outstanding; provided that if at any time the Issuer determines that it will not maintain such listing, it will obtain prior to the delisting of the Notes from the Irish Stock Exchange, and thereafter use its commercially reasonable efforts to maintain, a listing of such Notes on another “recognized stock exchange.”

Section 4.20                            Impairment of Security Interest

(a)                                 The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission might or would have the result of materially impairing the security interests with respect to the Collateral (it being understood that the incurrence of Liens on the Collateral permitted by the definition of Permitted Collateral Liens shall under no circumstances be deemed to materially impair the security interests with respect to the Collateral) for the benefit of the Trustee and the holders of the Notes, and the Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, grant to any Person other than the Security Agent, for its benefit and the benefit of the Trustee and the holders of the Notes and the other beneficiaries described in the Security Documents, the Collateral Trust Deed and the North American Intercreditor Agreement and any Additional Intercreditor Agreement, any interest whatsoever in any of the Collateral; provided that (a) nothing in this provision will restrict the discharge or release of the Collateral in accordance with this Indenture, the Security Documents, the Collateral Trust Deed, the North American Intercreditor Agreement and any Additional Intercreditor Agreement and (b) the Issuer and its Restricted Subsidiaries may incur Permitted Collateral Liens; and provided further, however, that no Security Document may be amended, extended, renewed, restated, supplemented or otherwise modified, replaced or released (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), unless contemporaneously with such amendment, extension, renewal, restatement, supplement, modification, replacement or release and retake, the Issuer delivers to the Trustee either (1) a solvency opinion from an internationally recognized investment bank or accounting firm, confirming the solvency of the Issuer and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification, replacement or release or retake, (2) a certificate from the Board of Directors or chief financial officer (or equivalent Officer or Director) of the Issuer (acting in good faith), in the form set forth as Exhibit D hereto, that confirms the solvency of the Person granting such Lien after giving effect to any transaction related to such amendment, extension, renewal, restatement, replacement, supplement, modification or release (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets) or (3) an Opinion of Counsel (subject to customary exceptions and qualifications), confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification, replacement or release and retake, the Lien or Liens securing the

Notes created under the Security Documents so amended, extended, renewed, restated, supplemented, modified, replaced or released are valid and perfected Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification, replacement or release and retake.

(b)                                 At the direction of the Issuer and without the consent of the Holders, the Security Agent may from time to time enter into one or more amendments to the Security Documents to: (i) cure any ambiguity, omission, defect or inconsistency therein, (ii) (but subject to compliance with paragraph (a) above) provide for Permitted Collateral Liens, (iii) add to the Collateral and (iv) make any other change thereto that does not adversely affect the rights of the Holders in any material respect.

(c)                                  In the event that the Issuer complies with this Section 4.20, the Trustee and the Security Agent shall (subject to customary protections and indemnifications) give effect to such amendment, extension, renewal, restatement, supplement, modification or replacement or release and retake with no need for instructions from Holders.

Section 4.21                            Additional Amounts

All payments made by or on behalf of the Issuer under or with respect to the Notes (whether or not in the form of Definitive Registered Notes) or any of the Guarantors with respect to any Guarantee will be made free and clear of and without withholding or deduction for, or on account of, any present or future Taxes unless the withholding or deduction for, or on account of, such Taxes is then required by law or by the interpretation or administration thereof. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of (1) any jurisdiction in which the Issuer or any Guarantor is then incorporated or organized, engaged in business for tax purposes or otherwise resident for tax purposes or any political subdivision thereof or therein or (2) any jurisdiction from or through which payment is made by or on behalf of the Issuer or any Guarantor (including the jurisdiction of any Paying Agent) or any political subdivision thereof or therein (each, a “Tax Jurisdiction”) will at any time be required to be made from any payments made by or on behalf of the Issuer under or with respect to the Notes or any of the Guarantors under or with respect to any Guarantee, including payments of principal, redemption price, purchase price, interest or premium, the Issuer or the relevant Guarantor, as applicable, will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each Holder after such deduction or withholding (including any such withholding or deduction from such Additional Amounts) will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:

(1)                                 any Taxes, to the extent such Taxes would not have been imposed but for the existence of any present or former connection between the Holder or the beneficial owner of the Notes (or between a fiduciary, settlor, beneficiary, partner of, member or shareholder of, or possessor of a power over, the relevant Holder, if the relevant Holder is an estate, trust, nominee, partnership, limited liability company or corporation, in each case even if the payment is required to be made to such person by the laws of the Tax Jurisdiction) and the relevant Tax Jurisdiction (including being or having been a citizen, resident, or national thereof or being or having been present or engaged in a trade or business therein or having or having had a permanent establishment therein), but excluding any connection arising merely from the holding of such Note, the enforcement of rights under such Note or under a Guarantee or the receipt of any payments in respect of such Note or a Guarantee;

(2)                                 any Taxes, to the extent such Taxes were imposed as a result of the presentation of a Note for payment (where Notes are in the form of Definitive Registered Notes and presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30 day period);

(3)                                 any estate, inheritance, gift, sales, excise, transfer, personal property or similar Taxes;

(4)                                 any Taxes withheld or deducted on a payment to an individual or to the benefit of an individual that are required to be made pursuant to European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000 on the taxation of savings income, or any law implementing or complying with or introduced in order to conform to, such directive or pursuant to any European Union legislation amending or replacing such directive;

(5)                                 Taxes imposed on or with respect to a payment made to a Holder or beneficial owner of Notes who would have been able to avoid such withholding or deduction by presenting the relevant Note to another Paying Agent in a member state of the European Union;

(6)                                 any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes or with respect to any Guarantee;

(7)                                 any Taxes, to the extent such Taxes are imposed or withheld by reason of the failure of the Holder or beneficial owner of Notes, following the Issuer’s written request addressed to the Holder or beneficial owner (and made at a time that would enable the Holder or beneficial owner acting reasonably to comply with that request), to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Tax Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Tax Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Tax Jurisdiction);

(8)                                 any Taxes imposed on or with respect to any payment by the Issuer or Guarantor to the Holder if such Holder is a fiduciary or partnership or any person other than the sole beneficial owner of such payment to the extent that Taxes would not have been imposed on such payment had such Holder been the sole beneficial owner of such Note;

(9)                                 any Taxes imposed pursuant to Sections 1471 to 1474 of the United States Internal Revenue Code of 1986, as amended, including any current or former Treasury regulations or other official interpretations or guidance thereunder; or

(10)                          any combination of clauses (1) through (9) above.

In addition to the foregoing, the Issuer and the Guarantors will also pay and indemnify the Holder for any present or future stamp, issue, registration, court or documentary taxes, or any other excise or property taxes, charges or similar levies (including penalties, interest and any other reasonable expenses properly incurred related thereto) which are levied by any Tax Jurisdiction on the execution, delivery, issuance or registration of any of the Notes, this Indenture, any Guarantee or any other document or instrument referred to therein (other than a transfer of the Notes after the offering of the Initial Notes) or the receipt of any payments with respect thereto, or any such taxes, charges or similar levies imposed by any jurisdiction as a result of, or in connection with, the enforcement of any of the Notes or any Guarantee.

If the Issuer or any Guarantor, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or any Guarantee, each of the Issuer or the relevant Guarantor, as the case may be, will deliver to the Trustee and each Paying Agent on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises less than 30 days prior to that payment date, in which case the Issuer or the relevant Guarantor shall notify the Trustee and each Paying Agent promptly thereafter) an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officer’s Certificate(s) must also set forth any other information reasonably necessary to enable the Paying Agents to pay such Additional Amounts to Holders on the relevant payment date. The Trustee and the relevant Paying Agent shall be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary.

The Issuer or the relevant Guarantor will make all withholdings and deductions required by law with respect to any payment under or relating to the Notes or any Guarantee and will timely remit the full amount so deducted or withheld to the relevant tax authority in accordance with applicable law. The Issuer or the relevant Guarantor will use its reasonable efforts to obtain tax receipts from each tax authority evidencing the payment of any Taxes so deducted or withheld. The Issuer or the relevant

Guarantor will furnish to the Trustee and the relevant Paying Agent, within a reasonable time after the date the payment of any Taxes so deducted or withheld is made, certified copies of tax receipts evidencing payment by the Issuer or a Guarantor, as the case may be, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payments by such entity.

Each Paying Agent shall be entitled to make payments net of any taxes or other sums required by any applicable law to be withheld or deducted.

Whenever in this Indenture there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes or any Guarantee, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The above obligations will survive any termination, defeasance or discharge of this Indenture or any Guarantee, any transfer by a Holder or beneficial owner of its Notes, and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to the Issuer or any Guarantor is incorporated, engaged in business for tax purposes or otherwise resident for tax purposes or any jurisdiction from or through which such Person makes any payment on the Notes (or any Guarantee) and any department or political subdivision thereof or therein.

Section 4.22                         Suspension of Covenants when Notes Rated Investment Grade

(a)                                 If on any date following the Completion Date:

(1)                                 the Notes have achieved Investment Grade Status; and

(2)                                 no Default or Event of Default shall have occurred and be continuing on such date,

then, beginning on that day and continuing until such time, if any, at which the Notes cease to have Investment Grade Status (such period, the “Suspension Period”), Sections 3.10, 4.07, 4.08, 4.09, 4.10, 4.11 and 4.19 hereof and clause (4) of Section 5.01(a) hereof will no longer be applicable to the Notes and any related default provisions of this Indenture will cease to be effective and will not be applicable to the Issuer and its Restricted Subsidiaries.

(b)                                 Such Sections will not, however, be of any effect with regard to the actions of the Issuer and the Restricted Subsidiaries properly taken during the continuance of the Suspension Period; provided that (1) with respect to the Restricted Payments made after any such reinstatement, the amount of Restricted Payments will be calculated as though Section 4.07 hereof had been in effect prior to, but not during, the Suspension Period and (2) all Indebtedness incurred, or Disqualified Stock or preferred stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (2) of Section 4.09(b) hereof. Upon the occurrence of a Suspension Period, the amount of Excess Proceeds shall be reset at zero.

(c)                                  The Issuer and its Restricted Subsidiaries may, without causing a Default or Event of Default, honor any contractual commitments or take any actions in the future pursuant to such contractual commitments after any date on which a Suspension Period ends.

The Issuer shall notify the Trustee that the two conditions set forth in the first paragraph under this heading have been satisfied, provided that such notification shall not be a condition for the suspension of the covenants set forth above to be effective. The Trustee shall not be obliged to notify Holders of such event.

Section 4.23                            Further Assurance

(a)                                 The Issuer will, and will procure that each of its Subsidiaries will, at its own expense, execute and do all such acts and things and provide such assurances as the Security Agent may reasonably require (i) for registering any Security Documents in any required register and for perfecting or protecting the security intended to be afforded by such Security Documents; and (ii) if such Security Documents have become enforceable, for facilitating the realization of all or any part of the assets which are subject to such Security Documents and for facilitating the exercise of all powers, authorities and discretions vested in the Security Agent or in any receiver of all or any part of those assets. The Issuer will, and will procure that each of its Subsidiaries will, execute all transfers, conveyances, assignments and releases of that property whether to the Security Agent or to its nominees and give all notices, orders and directions which the Security Agent may reasonably request.

(b)                                 Notwithstanding any other provision of this Indenture, in relation to the real estate asset located in Łódź owned by Albéa Poland sp. z.o.o. which, upon execution of this Indenture, does not constitute the Collateral:

(1)                                 Albéa Poland sp. z o.o. shall promptly take any actions which may be reasonably expected in order to either (i) obtain the consents of all the mortgagees relating to releasing of the plot of land No. 80/22 owned by Albéa Poland sp. z o.o. from any existing encumbrances (i.e., from the mortgages which are currently entered into the land and mortgage register No. LD1M/00156009/5 and which were established by the third parties being the co-owners of the real property entered into the land and mortgage register No. LD1M/00156009/5 to the benefit of such creditors of those third parties which were not and are not the personal creditors of Albéa Poland sp. z o.o.) (“Existing Third Party Mortgages”) and, subject to the consents being granted, establish a new land and mortgage register book into which the plot of land No. 80/22 will be entered without the Existing Third Party Mortgages or, subject to it being clear under the law or judicial practice that it can be done without obtaining such consents, as the case may be (ii) establish a new land and mortgage register book into which plot of land No. 80/22 owned by Albéa Poland sp. z o.o. will be entered without the Existing Third Party Mortgages. In each case to the effect that Albéa Poland sp. z o.o. will be able to establish a first ranking mortgage over the plot of land No. 80/22 for the benefit of the Security Agent as security of the obligations under the Notes and the Guarantee and/or liabilities under any related Parallel Debt, and immediately thereupon. Albéa Poland sp. z o.o. shall establish a first ranking mortgage over the plot of land No. 80/22 for the benefit of the Security Agent as security of the obligations under the Notes and the Guarantee and/or liabilities under any related Parallel Debt.

(2)                                 Albéa Poland sp. z o o. shall issue to the Security Agent a power of attorney authorizing it, amongst other things, to establish a new land and mortgage register book into which the plot of land No. 80/22 will be entered without Existing Third Party Mortgages and to establish (on behalf of Albéa Poland sp. z o.o.) a first ranking mortgage over the plot of land No. 80/22 for the benefit of the Security Agent as security of the obligations under the Notes and the Guarantee and/or liabilities under any related Parallel Debt (“Real Estate Power of Attorney”).

(3)                                 It is hereby agreed that the Security Agent may use the Real Estate Power of Attorney only In case:

a.                         the consents of holders of all the Existing Third Party Mortgages to separate the plot of land No. 80/22 without such mortgages have been obtained: or

b.                         or it is clear under the law and/or the prevailing case law, that it is possible to separate the plot of land No. 80/22 without the Existing Third Party Mortgages despite the lack of the consents referred to under item (a) above; or

c.                          any of Albéa Poland sp. zoo. obligations under Section 4.23 (b)(1) hereof are breached, or

d.                         a Declared Default has occurred.

(4)                                Albéa Poland sp. z o.o. shall not take any actions which, in reasonable opinion of the Security Agent, may disable or hinder performing of the obligations referred to in Section 4.23 (b)(1) or (2) hereof.

(5)                                Except as permitted or not expressly prohibited under this Indenture. Albéa Poland sp. z o.o. shall not create or permit to subsist any security interests over the plot of land No. 80/22.

Section 4.24 Additional Intercreditor Agreements

(a)                                 At the request of the Issuer, without the consent of Holders, and at the time of, or prior to, the incurrence by the Issuer or a Restricted Subsidiary of Indebtedness that is:

(1)                                 permitted pursuant to (x) Section 4.09(a) hereof or clauses (1), (4) (other than with respect to Capital Lease Obligations), (8) and (17) of Section 4.09(b) hereof and (y) any Permitted Refinancing Indebtedness in respect of Indebtedness referred to in the foregoing clause (x); and

(2)                                 secured by Collateral pursuant to a grant of security that is permitted pursuant to Section 4.12 hereof,

the Issuer and the relevant Guarantors may enter into (and request the Trustee and the Security Agent, and the Trustee and the Security Agent shall enter into) an intercreditor agreement (an “Additional Intercreditor Agreement”) with the holders of such Indebtedness (or their duly authorized representatives) providing for (i) such Indebtedness to be pari passu with the Notes, (ii) the security in respect of such Indebtedness to be equal ranking with the Notes Priority Collateral and (iii) control and voting provisions that require instructions from a majority of the secured lenders acting as a single class where voting is based on outstanding Indebtedness at the time of such vote or instruction.

Further, at the request of the Issuer, without the consent of Holders, and at the time of, or prior to, the incurrence by the Issuer or a Restricted Subsidiary of Indebtedness that is:

(1)                                 permitted pursuant to clause (1) of Section 4.09(b) hereof; and

(2)                                 secured by Collateral pursuant to a grant of security that is permitted pursuant to Section 4.12 hereof,

the Issuer and the relevant Guarantors may enter into (and request the Trustee and the Security Agent, and the Trustee and the Security Agent shall enter into) a restatement, amendment, other modification or substantially similar replacement of the North American Intercreditor Agreement providing for such Indebtedness to be secured by the ABL Priority Collateral; provided that (i) the restated, amended, modified or replaced North American Intercreditor Agreement is substantially similar to the existing North American Intercreditor Agreement and (ii) the junior security interest in respect of the ABL Priority Collateral granted for the benefit of the Notes is not otherwise impaired except as permitted under Section 4.20 hereof.

(b)                                 At the direction of the Issuer, and without the consent of Holders, the Trustee and the Security Agent shall, from time to time, enter into one or more amendments to the Collateral Trust Deed, the North American Intercreditor Agreement or Additional Intercreditor Agreement to: (1) to cure defects, resolve ambiguities or reflect changes, in each case, of a minor, technical or administrative nature, (2) increase the amount or types of Indebtedness covered by the Collateral Trust Deed, the North American Intercreditor Agreement or Additional Intercreditor Agreement that may be incurred by the Issuer or a Guarantor that is subject to any such agreement (provided that such amendment is consistent with clause (a) of this Section 4.24), (3) add new Guarantors to the Collateral Trust Deed, the North American Intercreditor Agreement or an Additional Intercreditor Agreement, (4) further secure the Notes, (5) make provision for the security securing Additional Notes or other Indebtedness to rank pari passu with the Collateral or (6) make any other change to the Collateral Trust Deed, the North American Intercreditor Agreement or an Additional Intercreditor Agreement that does not adversely affect the rights of Holders in any material respect.

(c)                                  The Issuer shall not otherwise direct the Trustee or the Security Agent to enter into any amendment to the Collateral Trust Deed, the North American Intercreditor Agreement or any

Additional Intercreditor Agreement without the consent of the Holders of the majority in aggregate principal amount of the Notes then outstanding, except as otherwise permitted by Article 9 hereof or as described in clause (a) and clause (b) of this Section 4.24, and the Issuer may only direct the Trustee and the Security Agent to enter into any amendment to the extent such amendment does not impose any personal obligations on the Trustee or the Security Agent or adversely affect the rights, duties, liabilities or immunities of the Trustee or the Security Agent under this Indenture, the Security Documents, the Collateral Trust Deed, the North American Intercreditor Agreement or such Additional Intercreditor Agreement.

(d)                                 In relation to the Collateral Trust Deed, the North American Intercreditor Agreement or, to the extent applicable, an Additional Intercreditor Agreement, the Trustee (and the Security Agent, if applicable) shall be deemed to have consented on behalf of the Holders to any payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Notes thereby, provided that such transaction would comply with Section 4.07 hereof.

(e)                                  Each Holder shall be deemed to have agreed to, accepted the terms and conditions of, and to have directed the Trustee and the Security Agent to enter into, the Collateral Trust Deed, the North American Intercreditor Agreement and any Additional Intercreditor Agreement and any amendment, restatement or other modification referred to in clauses (a) through (d) of this Section 4.24 (whether then entered into or entered into in the future pursuant to the provisions described herein).

(f)                                   The Trustee or the Security Agent (as applicable) will not be required to seek the consent of Holders to perform their obligations under and in accordance with this Section 4.24.

Section 4.25                            Maintenance of Double LuxCo Structure

(a)                                 The Issuer shall not sell, assign, convey, transfer, lease or otherwise dispose of the Capital Stock of Twist Beauty Packaging S.à r.l (including, without limitation, by way of merger or consolidation) and will not otherwise cease to own and hold directly 100% of the outstanding Capital Stock of Twist Beauty Packaging S.à r.l; and

(b)                                 the Issuer or any successor Person shall not cause or permit Twist Beauty Holdings International S.A. to sell, assign, convey, transfer, lease or otherwise dispose of the Capital Stock of the Issuer or any successor Person (including, without limitation, by way of merger or consolidation) and will not otherwise cause or permit Twist Beauty Holdings International S.A. to cease to own and hold directly 100% of the outstanding Capital Stock of the Issuer.

Section 4.26                            Centre of Main Interests and Establishments

(a)                                 The Issuer will, and will cause Twist Beauty Packaging S.à r.l to, for the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”) or otherwise, ensure that its center of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its respective jurisdiction of incorporation and ensure that it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction except for the possibility of Twist Beauty Packaging S.à r.l creating a U.S. branch.

(b)                                 Without prejudice to the generality of paragraph (a) above, the Issuer will, and will cause Twist Beauty Packaging S.à r.l to:

(i)                                     hold all meetings of the board of managers of Twist Beauty Packaging S.à r.l in Luxembourg (with a majority of the participating managers to attend such meetings physically in Luxembourg);

(ii)                                  keep any share register, note register, corporate books and any account records of Twist Beauty Packaging S.à r.l in Luxembourg; and

(iii)                               exercise the administration in Luxembourg of Twist Beauty Packaging S.à r.l for the purpose of the Regulation.

Section 4.27                            Dutch Subsidiaries

Following the Completion Date, the Issuer shall use commercially reasonable efforts to:

(1)                                 convert Rexam Airspray NV into a B.V.; and

(2)                                 seek the necessary approvals from the works councils at its subsidiaries organized in the Netherlands to allow those subsidiaries to guarantee the Notes.

ARTICLE 5

SUCCESSORS

Section 5.01                            Merger, Consolidation or Sale of Assets

(a)                                 Merger, Consolidation or Sale of Assets of the Issuer. The Issuer will not directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation), or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole, in either case, in one or more related transactions, to another Person, unless:

(1)                                 either (a) the Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made (for the purposes of this Section 5.01, or as otherwise applicable, the “Surviving Entity”) is an entity organized or existing under the laws of any member state of the Pre-Expansion European Union, Switzerland, Canada, any state of the United States or the District of Columbia;

(2)                                 the Person formed by or surviving any such consolidation or merger with the Issuer (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes (a) by supplemental indenture, executed and delivered to the Trustee, all the obligations of the Issuer under the Notes and this Indenture and (b) by customary agreements, all the obligations of the Issuer under the Collateral Trust Deed, the North American Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents, as applicable;

(3)                                 immediately after such transaction, no Default or Event of Default exists;

(4)                                 the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof or (ii) have a Fixed Charge Coverage Ratio not less than and a Consolidated Senior Secured Leverage Ratio not more than it was immediately prior to giving effect to such transaction; and

(5)                                 at the time of the transaction, the Issuer or the Surviving Entity, as applicable, will have delivered to the Trustee, an Officer’s Certificate and Opinion of Counsel, in each case, stating that such consolidation, merger, sale, assignment, transfer, conveyance, lease or other disposition and the supplemental indenture in respect thereof complies with this Indenture and that the Notes, the supplemental indenture and this Indenture constitute legal, valid and binding obligations of the Issuer or the Surviving Entity, enforceable in accordance with their terms; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clauses (3) and (4) above.

In the event of any transaction (other than a lease) that is subject to, and that complies with, the provisions of, this Section 5.01(a), in which the Issuer is not the continuing corporation, the successor Person formed or remaining or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of the Issuer, and the Issuer will be discharged from all obligations and covenants under this Indenture and the Notes.

(b)                                 Merger, Consolidation or Sale of Assets of Guarantors. A Guarantor will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Guarantor is the surviving corporation), or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of such Guarantor and its Subsidiaries which are Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)                                 immediately after giving effect to that transaction, no Default or Event of Default exists;

(2)                                 either:

(A)                               the Person acquiring the property in any such sale, assignment, transfer, lease, conveyance or other disposition or the Person formed by or surviving any such consolidation or merger assumes (i) by supplemental indenture, executed and delivered to the Trustee, all the obligations of the Guarantor under its Guarantee and this Indenture and (ii) by customary agreements, all the obligations of the Guarantor under the Collateral Trust Deed, the North American Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents, as applicable;

(B)                               the Net Proceeds of such sale, transfer, lease conveyance or other disposition are applied in accordance with the applicable provisions of this Indenture; and

(3)                                 at the time of the transaction, the Issuer (or the Surviving Entity, if applicable) will have delivered to the Trustee, an Officer’s Certificate and Opinion of Counsel, in each case, stating that such consolidation, merger, sale, assignment, transfer, conveyance, lease or other disposition and the supplemental indenture in respect thereof complies with this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied and that the supplemental indenture, this Indenture and the Guarantee constitute legal, valid and binding obligations of the Guarantor or the Person formed by or surviving any such consolidation and merger (as applicable), enforceable in accordance with their terms; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact.

In the event of any transaction (other than a lease) that is subject to, and that complies with, the provisions of, this Section 5.01(b), in which the Guarantor is not the continuing operation, the successor Person formed or remaining or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of the Guarantor, and the Guarantor shall be discharged from all obligations and covenants under this Indenture and the Notes.

Section 5.02                            General

(a)                                 This Article 5 shall not restrict and shall not apply to:

(1)                                 the merger, consolidation with, liquidation into or transfer of all or substantially all of the properties and assets of any Restricted Subsidiary of the Issuer (other than a Guarantor) to any other Restricted Subsidiary of the Issuer (other than a Guarantor); and

(2)                                 the merger, consolidation with, liquidation into or transfer of all or substantially all of the properties and assets of any Guarantor to the Issuer or another Guarantor.

(b)                                 Notwithstanding clauses (3) and (4) of Section 5.01(a) hereof, and clause (1) of Section 5.01(b) hereof, respectively (which do not apply to transactions referred to in this clause (b)):

(1)                                 the Issuer may consolidate or merge into any Guarantor; provided that if the Issuer is not the surviving entity of such consolidation or merger, the relevant Guarantor will assume the obligations of the Issuer under this Indenture, the Notes, the Collateral Trust Deed, the North American Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents, as applicable; and

(2)                                 the Issuer or a Guarantor may consolidate or otherwise combine or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Issuer or such Guarantor, reincorporating the Issuer or such Guarantor in another jurisdiction, or changing the legal form of the Issuer or such Guarantor.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01                            Events of Default

Each of the following is an “Event of Default”:

(1)                                 default for 30 days in the payment when due of interest or Additional Amounts, if any, with respect to the Notes;

(2)                                 default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3)                                 failure by the Issuer or any of its Restricted Subsidiaries to comply with the provisions described under Article 5 hereof;

(4)                                 failure by the Issuer or any of its Restricted Subsidiaries for 60 days after written notice to the Issuer by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the agreements in this Indenture (other than a default in performance, or breach, or a covenant or agreement which is specifically dealt with in clauses (1), (2) or (3) of this Section 6.01, the Notes, the Guarantee or the Security Documents);

(5)                                 default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(A)                               is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness at the Stated Maturity thereof prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(B)                               results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6)                                 failure by the Issuer or any Restricted Subsidiary to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million (exclusive of any amounts that a solvent insurance company has acknowledged liability for), which judgments shall not have been discharged or waived and there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal, waiver or otherwise, shall not have been in effect;

(7)                                (i) with respect to Collateral having a Fair Market Value in excess of $25.0 million, (a) any security interest created by the Security Documents ceases to be in full force and effect (except as permitted by the terms of this Indenture, the Security Documents, the Collateral Trust Deed, the

North American Intercreditor Agreement or any Additional Intercreditor Agreement), or (b) an assertion by the Issuer or any of its Restricted Subsidiaries that any such Collateral is not subject to a valid, perfected security interest (except as permitted by the terms of this Indenture, the Security Documents, the Collateral Trust Deed, the North American Intercreditor Agreement or any Additional Intercreditor Agreement); or (ii) the repudiation by the Issuer or any of its Restricted Subsidiaries of any of its material obligations under the Security Documents; provided, in the case of clause (i)(a) of this Section 6.01(7), such Default continues for 20 days;

(8)                                 except as permitted by this Indenture, any Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor and such Default continues for 20 days, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Guarantee;

(9)                                 the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary:

(A)                               commences a voluntary case,

(B)                               consents to the entry of an order for relief against it in an involuntary case,

(C)                               consents to the appointment of a custodian of it or for all or substantially all of its property,

(D)                               makes a general assignment for the benefit of its creditors, or

(E)                                admits in writing its inability to pay its debts generally as they become due;

(10)                          a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)                               is for relief against the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary in an involuntary case where it is adjudicated to be bankrupt or insolvent;

(B)                               appoints a custodian, receiver, administrator or court supervisor of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary; or

(C)                               orders the liquidation of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 consecutive days; and

(11)                          failure by the Issuer to consummate the Special Mandatory Redemption as described in Section 3.11 hereof;

(12)                          failure by the Issuer to comply with any material term of the Escrow Agreement that is not cured within 5 days; and

(13)                         failure of the Issuer or Twist Beauty Packaging S.à r.l. to comply with the provisions described in Section 4.26 hereof.

Section 6.02                            Acceleration

(a)                                 In the case of an Event of Default specified in clauses (9), (10), (11) and (12) of Section 6.01 hereof, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default specified clause (5) of Section 6.01 hereof has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the Event of Default or payment default triggering such Event of Default pursuant to clause (5) of Section 6.01 hereof shall be remedied or cured, or waived by the holders of the Indebtedness that gave rise to such Event of Default, or such Indebtedness shall have been discharged in full, within 20 days after the Event of Default arose and if (i) the annulment of the acceleration (if applicable) of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except non-payment of principal, premium or interest, including Additional Amounts, if any, on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

(b)                                 After a declaration of acceleration, but before a judgment or decree for the payment of money due has been obtained by the Trustee, the Holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the Holders of all of the Notes, rescind any acceleration and its consequences under this Indenture if:

(1)                                 such rescission would not conflict with any judgment or decree of a court of competent jurisdiction;

(2)                                 all existing Events of Default, other than the non-payment of principal of, premium, if any, interest and Additional Amounts, if any, on the Notes that have become due solely by such declaration of acceleration, have been cured or waived as provided in this Indenture; and

(3)                                 the Issuer has paid or deposited with the Trustee a sum sufficient to pay:

(A)                               all sums paid or advanced by the Trustee under this Indenture and the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

(B)                               all overdue interest and Additional Amounts on all Notes then outstanding;

(C)                               the principal of and premium, if any, on any Notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes; and

(D)                               to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

Section 6.03                            Other Remedies

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, interest or Additional Amounts, if any, on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04                            Waiver of Past Defaults

Subject to Section 6.07 and Section 9.02 hereof, the Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, interest or Additional Amounts, if any, on, the Notes (including in connection with an offer to purchase)(which may only be waived in accordance with Section 9.02(5) hereof); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration; provided that, if any waiver or rescission will only affect one series of the Notes, only the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes of such series shall be required. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05                            Control by Majority

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or Additional Amounts or premium, if any, on the Notes.

Section 6.06                            Limitation on Suits

Subject to the provisions of this Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any Holders unless such Holders have offered to the Trustee indemnity and/or security satisfactory to the Trustee against any loss, liability or expense. Except (subject to Article 9) to enforce the right to receive payment of principal, premium, if any, or interest or Additional Amounts when due, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1)                                 such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)                                 the Holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested, in writing, the Trustee to pursue the remedy;

(3)                                 such Holders have offered the Trustee security and/or indemnity satisfactory to the Trustee against any loss, liability and/or expense;

(4)                                 the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security and/or indemnity; and

(5)                                 Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07                            Rights of Holders of Notes to Receive Payment

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium on, if any, interest or Additional Amounts, if any, on, the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 6.08                            Collection Suit by Trustee

If an Event of Default specified in clause (1) or clause (2) of Section 6.01 hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium on, if any, interest and Additional Amounts, if any, remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any amounts due to the Trustee under Section 7.06 hereof.

Section 6.09                            Trustee May File Proofs of Claim

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10                            Priorities

Subject to the North American Intercreditor Agreement, any Additional Intercreditor Agreement and the Collateral Trust Deed, to the extent applicable, if the Trustee or the Security Agent collects any money pursuant to this Article 6 or from the enforcement of any Security Document, it shall pay out (or in the case of the Security Agent, it shall pay to the Trustee to pay out) the money in the following order:

First:                                          to the Trustee, the Security Agent, and the other Agents and their agents and attorneys for amounts due under Section 7.06 hereof, including payment of all compensation, disbursements, expenses and liabilities incurred, and all advances made, by the Trustee and the Security Agent (as the case may be) and the costs and expenses of collection;

Second:                            to Holders for amounts due and unpaid on the Notes for principal, premium, if any, interest and Additional Amounts, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest and Additional Amounts, if any, respectively; and

Third:                                      to the Issuer, to any Guarantor or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11         Undertaking for Costs

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

Section 6.12         Restoration of Rights and Remedies

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, any Guarantor, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.13         Rights and Remedies Cumulative

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.14         Delay or Omission Not Waiver

No delay or omission of the Trustee or any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE 7

TRUSTEE

Section 7.01         Duties of Trustee

(a)                                 If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)                                 Except during the continuance of an Event of Default of which the Trustee has knowledge in accordance with Section 7.02(g):

(1)                                 the duties of the Trustee, the Security Agent and the Agents will be determined solely by the express provisions of this Indenture and the Collateral Trust Deed and the Trustee, the Security Agent and the Agents need perform only those duties that are specifically set forth in this Indenture, the Collateral Trust Deed, the North American Intercreditor Agreement and any Additional Intercreditor Agreement and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee, the Security Agent and the Agents; and

(2)                                 in the absence of bad faith on its part, the Trustee, the Security Agent and the Agents may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee, the Security Agent and the Agents and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)                                  The Trustee and the Security Agent may not be relieved from liabilities for their own negligence or their own respective willful misconduct, except that:

(1)           this Section 7.01(c) does not limit the effect of paragraph (b) of this Section 7.01;

(2)                                 the Trustee and the Security Agent will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee or the Security Agent was negligent in ascertaining the pertinent facts; and

(3)                                 the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Sections 6.02, 6.04 or 6.05 hereof.

(d)                                 Whether or not therein expressly so provided, every provision of this Indenture, the Collateral Trust Deed, the North American Intercreditor Agreement or an Additional Intercreditor Agreement that in any way relates to the Trustee or the Security Agent is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e)                                  No provision of this Indenture, the Collateral Trust Deed, North American Intercreditor Agreement or an Additional Intercreditor Agreement will require the Trustee or the Security Agent to expend or risk its own funds or incur any liability. Neither the Trustee nor the Security Agent will be under any obligation to exercise any of their respective rights and powers under this Indenture, the Collateral Trust Deed, North American Intercreditor Agreement or an Additional Intercreditor Agreement at the request of any Holders, unless such Holder has offered to the Trustee and the Security Agent security and indemnity satisfactory to them against any loss, liability or expense.

(f)                                   The Trustee, the Paying Agents and the Security Agent will not be liable for interest on any money received by it except as the Trustee and the Security Agent may agree in writing with the Issuer. Money held in trust by the Trustee and the Security Agent need not be segregated from other funds except to the extent required by law. Any funds held by the Principal Paying Agent are held as banker and not subject to the UK FSA Client Money Rules.

(g)                                  The Trustee shall not be deemed to have notice or any knowledge of any matter (including without limitation Defaults or Events of Default) unless a Responsible Officer assigned to and working in the Trustee’s corporate trust and agency department has actual knowledge thereof or unless written notice thereof is received by the Trustee and such notice clearly references the Notes, the Issuer or this Indenture.

Section 7.02         Rights of Trustee, Security Agent and the Agents and Appointment of Security Agent

(a)                                 The Trustee, the Agents and the Security Agent and each agent acting on their instructions may conclusively rely upon any resolution, certificate, statement, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in its original or facsimile effect) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee and the Security Agent need not investigate any fact or matter stated in the document. The Agents are entitled to do nothing without liability if they receive unclear or equivocal instruction.

(b)                                 Before the Trustee or the Security Agent acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both, which shall conform to Section 13.04. Neither the Trustee nor the Security Agent will be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee and the Security Agent may consult with counsel or other professional advisors and the written advice of such counsel, professional advisor or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by them hereunder in good faith and in reliance thereon.

(c)                                  The Trustee, the Agents and Security Agent may act through their attorneys and agents and rely on their advice and will not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d)                                 Neither the Trustee nor the Security Agent will be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture, the Collateral Trust Deed, the North American Intercreditor Agreement or an Additional Intercreditor Agreement.

(e)                                  Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer.

(f)                                   The Trustee and the Security Agent will be under no obligation to exercise any of the rights or powers vested in it by this Indenture, the Collateral Trust Deed, the North American Intercreditor Agreement or an Additional Intercreditor Agreement at the request or direction of any of the Holders unless such Holders have offered to the Trustee and the Security Agent indemnity and/or security satisfactory to them against the losses, liabilities and expenses that might be incurred by them in compliance with such request or direction.

(g)                                  The Trustee and the Security Agent shall have no duty to inquire as to the performance of the covenants of the Issuer and/or its Restricted Subsidiaries. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except: (i) any Event of Default occurring pursuant to Section 6.01(1) or Section 6.01(2) hereof (provided it is acting as Paying Agent); and (ii) any Default or Event of Default of which a Responsible Officer shall have received written notification. Delivery of reports, information and documents to the Trustee under Section 4.03 hereof is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(h)                                 The Trustee or the Agents shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Notes.

(i)                                     The rights, privileges, indemnities, protections, immunities and benefits given to the Trustee, including its right to be indemnified and/or secured to its satisfaction under this Indenture, are extended to, and shall be enforceable by the Trustee in each of its capacities hereunder, the Security Agent and by each agent (including the Agents), custodian and other person employed to act hereunder. Absent willful misconduct or negligence, the Security Agent, each Paying Agent, Registrar and Transfer Agent shall not be liable for acting in good faith on instructions believed by it to be genuine and from the proper party.

(j)                                    In the event the Trustee and the Security Agent receive inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee and the Security Agent, in their sole discretion, may determine what action, if any, will be taken and shall not incur any liability for their failure to act until such inconsistency or conflict is, in their reasonable opinion, resolved.

(k)                                 In no event shall the Trustee, the Agents or the Security Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by acts of war or terrorism involving the United States, Canada, Brazil, Hong Kong, Mexico or any member state of the European Union or any other national or international calamity or emergency (including, but not limited to, natural disasters, acts of God, civil unrest, local or national disturbance or disaster, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire, communication or payment facility, including TARGET2), it being understood that the Trustee, the Agents or the Security Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(l)                                     Neither the Trustee nor the Security Agents is required to give any bond or surety with respect to the performance or its duties or the exercise of its powers under this Indenture, the Collateral Trust Deed, the North American Intercreditor Agreement, an Additional Intercreditor Agreement or the Notes.

(m)                             The permissive right of the Trustee and the Security Agent to take the actions permitted by this Indenture, the Collateral Trust Deed, the North American Intercreditor Agreement or an Additional Intercreditor Agreement shall not be construed as an obligation or duty to do so.

(n)                                 The Trustee and the Security Agent will not be liable to any person if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture, the Collateral Trust Deed, the North American Intercreditor Agreement or an Additional Intercreditor Agreement by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.

(o)                                 The Trustee, the Agents and the Security Agent shall not under any circumstances be liable for any consequential loss (being loss of business, goodwill, opportunity or profit of any kind) of the Issuer, any Restricted Subsidiary or any other Person (or, in each case, any successor thereto), even if advised of it in advance and even if foreseeable.

(p)                                 The Trustee and the Security Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee and the Security Agent, in their discretion, may make such further inquiry or investigation into such facts or matters as they may see fit, and, if the Trustee and the Security Agent shall determine to make such further inquiry or investigation, they shall be entitled to examine the books, records and premises of the Issuer personally or by agent or attorney.

(q)                                 The Trustee or the Security Agent may request that the Issuer deliver an Officer’s Certificate setting forth the names of the individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(r)                                    No provision of this Indenture shall require the Trustee, the Agents and the Security Agent to do anything which, in their opinion, may be illegal or contrary to applicable law or regulation.

(s)                                   The Trustee, the Agents and the Security Agent may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in their opinion, based upon legal advice in the relevant jurisdiction, be contrary to any law of that jurisdiction or, to the extent applicable, the State of New York.

(t)                                   The Trustee, the Agents and the Security Agent may retain professional advisors to assist them in performing their duties under this Indenture. The Trustee and the Security Agent may consult with such professional advisors or with counsel, and the advice or opinion of such professional advisors or counsel with respect to legal or other matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by them hereunder in good faith and in accordance with the advice or opinion of such counsel.

(u)                                 At any time that the security granted pursuant to the Security Documents has become enforceable and the Holders have given a direction to the Trustee to enforce such Collateral, the Trustee is not required to give any direction to the Security Agent with respect thereto unless it has been indemnified and secured in accordance with Section 7.01(e) hereof. In any event, in connection with any enforcement of such security, the Trustee is not responsible for:

(1)                                 any failure of the Security Agent to enforce such security within a reasonable time or at all;

(2)                                 any failure of the Security Agent to pay over the proceeds of enforcement of the Collateral;

(3)           any failure of the Security Agent to realize such security for the best price obtainable;

(4)           monitoring the activities of the Security Agent in relation to such enforcement;

(5)           taking any enforcement action itself in relation to such Collateral;

(6)                                 agreeing to any proposed course of action by the Security Agent which could result in the Trustee incurring any liability for its own account; or

(7)           paying any fees, costs or expenses of the Security Agent.

(v)                                 The Trustee and the Security Agent may assume without inquiry in the absence of actual knowledge that the Issuer is duly complying with its obligations contained in this Indenture required to be performed and observed by it, and that no Default or Event of Default or other event which would require repayment of the Notes has occurred.

(w)                               The duties and obligations of the Trustee and the Security Agent shall be subject to the provisions of the North American Intercreditor Agreement and any Additional Intercreditor Agreement, to the extent applicable and the Collateral Trust Deed.

(x)                                 No Agent shall be under any fiduciary duty or any other obligation towards or have any relationships of agency or trust for or with any other person other than the Issuer.

(y)                                 The Security Agent declares that it holds the Collateral on Trust for the Holders, and the Trustee and itself on the terms contained in this Indenture and the Collateral Trust Deed. Each of the Holders by becoming a Holder, and the Trustee authorizes the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights powers, authorities and discretions specifically given to the Security Agent under of in connection with the Security Documents, this Indenture, the Collateral Trust Deed, the North American Intercreditor Agreement and any Additional Intercreditor Agreement together with any other incidental rights, powers authorities and discretion. Prior to the Completion Date the Trustee shall also act in the capacity of Security Agent.

Section 7.03         Individual Rights of Trustee and the Security Agent

The Trustee and Security Agent in their respective individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights they would have if they were not Trustee and Security Agent. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.09 hereof.

Section 7.04         Trustee’s and Security Agent’s Disclaimer

The Trustee and Security Agent will not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes, any Guarantee, the Collateral Trust Deed, the North American Intercreditor Agreement, any Additional Intercreditor Agreement or any Security Documents they shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, they will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and they will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture the Collateral Trust Deed, the North American Intercreditor Agreement or any Additional Intercreditor Agreement other than its certificate of authentication.

Section 7.05         Notice of Defaults

If a Default or Event of Default occurs and is continuing and if it is known to the Responsible Officer of the Trustee in accordance with Section 7.02(g), the Trustee will mail to Holders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium on, if any, interest or Additional Amounts, if any, on, any Note, the Trustee may withhold the notice if it determines that withholding the notice is in the interests of the Holders.

The Issuer shall deliver written notice to the Trustee within 30 days of becoming aware of the occurrence of a Default or an Event of Default.

Section 7.06         Compensation and Indemnity

(a)                                 The Issuer or, upon the failure of the Issuer to pay, each Guarantor, jointly and severally, will pay to the Trustee, the Security Agent and the Agents from time to time compensation for its acceptance of this Indenture and services hereunder as shall be agreed in writing from time to time between them. The Trustee’s, the Security Agent’s and the Agent’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuer will reimburse the Trustee, the Security Agent and the Agents promptly upon request for all disbursements, advances and expenses properly incurred or made by it in addition to the compensation for its services. Such expenses will include the compensation, disbursements and expenses of the Trustee’s, the Security Agent’s and the Agent’s agents and counsel.

(b)                                 The Issuer and the Guarantors, jointly and severally, will indemnify the Trustee, the Security Agent and the Agents and their officers, directors, employees and agents against any and all losses, liabilities or expenses incurred by them arising out of or in connection with the acceptance or administration of their duties under this Indenture, the Collateral Trust Deed and the North American Intercreditor Agreement or any Additional Intercreditor Agreement, including the costs and expenses of enforcing this Indenture against the Issuer and the Guarantors (including this Section 7.06) and defending themselves against any claim (whether asserted by the Issuer, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of their powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to their negligence or bad faith. The Trustee, the Security Agent and the Agents will notify the Issuer promptly of any claim for which they may seek indemnity. Failure by the Trustee, the Security Agent and the Agents to so notify the Issuer will not relieve the Issuer or any of the Guarantors of their obligations hereunder. Except where the interests of the Issuer and the Guarantors, on the one hand, and the Trustee, on the other hand, may be adverse, the Issuer or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Issuer will pay the properly incurred fees and expenses of such counsel. Neither the Issuer nor any Guarantor need pay for any settlement made without its written consent, which consent will not be unreasonably withheld.

(c)                                  The obligations of the Issuer and the Guarantors under this Section 7.06 will survive the satisfaction and discharge of this Indenture.

(d)                                 To secure the Issuer’s and the Guarantors’ payment obligations in this Section 7.06, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee or the Security Trustee (as applicable), except that held in trust to pay principal of, premium on, if any, interest or Additional Amounts, if any, on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e)                                  When the Trustee or the Security Agent incurs expenses or renders services after an Event of Default specified in Section 6.01(9) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f)                                   The indemnity contained in this Section 7.06 shall survive the discharge or termination of this Indenture and shall continue for the benefit of the Trustee, the Security Agent or any Agent notwithstanding its resignation or retirement.

(g)           The Security Agent shall be replaced as provided under the Collateral Trust Deed.

Section 7.07         Replacement of Trustee

(a)                                 A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.06.

(b)                                 The Trustee may resign in writing at any time upon 30 days written notice to the Issuer and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(1)           the Trustee fails to comply with Section 7.09 hereof;

(2)                                 the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)           a custodian or public officer takes charge of the Trustee or its property; or

(4)           the Trustee becomes incapable of acting.

(c)                                  If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

(d)                                 If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, (i) the retiring Trustee (at the expense of the Issuer), the Issuer, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee or (ii) the retiring Trustee may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office; provided that such appointment shall be reasonably satisfactory to the Issuer.

(e)                                  If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)                                  A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Issuer’s obligations under Section 7.06 hereof will continue for the benefit of the retiring Trustee.

Section 7.08         Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by consolidation, merger or conversion to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 7.09         Eligibility; Disqualification

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of England and Wales, or the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has, on a consolidated basis, a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

Section 7.10         Agents

(a)                                 Resignation of Agents. Any Agent may resign without liability and be discharged from its duties under this Indenture at any time by giving thirty (30) days’ prior written notice of such resignation to the Trustee and Issuer. The Trustee or Issuer may remove any Agent at any time by giving thirty (30) days’ prior written notice to any Agent. Upon such notice, a successor Agent shall be appointed by the Issuer, who shall provide written notice of such to the Trustee. Such successor Agent shall become the Agent hereunder upon the resignation or removal date specified in such notice. If the Issuer is unable to replace the resigning Agent within thirty (30) days after such notice the Agent may, on behalf of the Issuer, appoint a replacement agent, the Agent shall deliver any funds then held hereunder in its possession to the Trustee or may apply to a court of competent jurisdiction for the appointment of a successor Agent or for other appropriate relief. The costs and expenses (including its counsels’ fees and expenses) incurred by the Agent in connection with such proceeding shall be paid by the Issuer. Upon receipt of the identity of the successor Agent, the Agent shall deliver any funds then held hereunder to the successor Agent, less the Agent’s fees, costs and expenses or other obligations owed to the Agent. Upon its resignation and delivery of any funds, the Agent shall be discharged of and from any and all further obligations arising in connection with this Indenture, but shall continue to enjoy the benefit of Section 7.06 hereof. The Agents shall act solely as agents of the Issuer.

(b)                                 Actions of Agents. The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint or joint and several.

(c)                                  Agents of Trustee. The Issuer and the Agents acknowledge and agree that in the event of a Default or Event of Default, the Trustee may, by notice in writing to the Issuer and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee. Until they have received such written notice from the Trustee, the Agents shall act solely as agents of the Issuer and need have no concern for the interests of the Holders.

(d)                                 Moneys held. The Paying Agents hold all funds as banker subject to the terms of this Indenture and as a result, such money will not be held in accordance with the rules established by the Financial Services Authority in the Financial Services Authority’s Handbook of rules and guidance from time to time in relation to client money.

Section 7.11         Patriot Act

The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act, Wilmington Trust, National Association, like all financial institutions and, in order to help fight the funding of terrorism and money laundering, are requested to obtain, verify and record information that identifies the Issuer and each Guarantor. The parties to this Indenture agree that they will provide Wilmington Trust, National Association with such information as it may request in order to satisfy the requirements of the USA Patriot Act.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01         Option to Effect Legal Defeasance or Covenant Defeasance

The Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes and all obligations of the Guarantors discharged with respect to their Guarantee upon compliance with the conditions set forth below in this Article 8.

Section 8.02         Legal Defeasance and Discharge

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Guarantee) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Guarantee), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Guarantee and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)                                 the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium on, if any, interest or Additional Amounts, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2)                                 the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)                                 the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(4)           this Article 8.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03         Covenant Defeasance

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 3.10, 4.03, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13 (other than with respect to the Issuer), 4.15, 4.16, 4.17, 4.18, 4.19, 4.20, 4.21, 4.23, 4.24, 4.25 and 4.27 hereof and Sections 5.01(a)(4) and 5.02 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of the Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Guarantee, the Issuer and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Guarantee will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3)(with respect to the provisions of Article 5 specified above), (4) (with respect to the covenants in Article 4 listed above), (5), (6), (7) and (8) hereof will not constitute Events of Default.

Section 8.04         Conditions to Legal or Covenant Defeasance

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(1)                                 the Issuer must irrevocably deposit with the Trustee (or such other entity designated by the Trustee for this purpose), in trust, (i) for the benefit of the Holders of Euro Notes, cash in euros, non-callable European Government Obligations or a combination of cash in euros and non-callable European Government Obligations or (ii) for the benefit of the Holders of Dollar Notes, cash in dollars, non-callable U.S. Government Obligations or a combination of cash in dollars and non-callable U.S. Government Obligations, in each case, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest (including Additional Amounts and premium, if any) on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2)                                 in the case of an election under Section 8.02 hereof, the Issuer must deliver to the Trustee an opinion reasonably acceptable to the Trustee of United States counsel confirming that:

(A)                               the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling; or

(B)                               since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the then outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)                                 in the case of an election under Section 8.03 hereof, the Issuer must deliver to the Trustee an opinion reasonably acceptable to the Trustee of United States counsel confirming that the Holders of the then outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)                                 the Issuer must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of Notes over the other creditors of the Issuer or the Guarantors with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer, the Guarantors or others; and

(5)                                 the Issuer must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, subject to customary assumptions and qualifications each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05                            Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions

Subject to Section 8.06 hereof, all money and non-callable European Government Obligations and non-callable U.S. Government Obligations (in each case, including the proceeds thereof) deposited with the Trustee (or such other entity designated by it for this purpose, or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, interest and Additional Amounts, if any, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash, non-callable European Government Obligations or non-callable U.S. Government Obligations deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money, non-callable European Government Obligations or non-callable U.S. Government Obligations held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06                            Repayment to Issuer

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust (in the case of the Trustee) for the payment of the principal of, premium on, if any, interest or Additional Amounts, if any, on, any Note and remaining unclaimed for two years after such principal, premium, if any, interest or Additional Amounts, if any, has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust (in the case of the Trustee); and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be made available to the newswire service of Bloomberg or, if Bloomberg does not operate, any similar agency and, if and so long as the Notes are admitted to trading on the Global Exchange Market and the rules and regulations of the Irish Stock Exchange so require, published through the Companies Announcement Office of the Irish Stock Exchange or mail to each Holder entitled to such money at such Holder’s address (as set forth in the register of Holders of Definitive Registered Notes maintained by the relevant Registrar) notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

Section 8.07                            Reinstatement

If the Trustee or Paying Agent is unable to apply any euros, non-callable European Government Obligations, dollars or non-callable U.S. Government Obligations in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Guarantee will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium on, if any, interest or Additional Amounts, if any, on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01                            Without Consent of Holders of Notes

Notwithstanding Section 9.02 hereof, without the consent of any Holder, the Issuer, the Guarantors, the Security Agent and the Trustee (as applicable) may amend or supplement this Indenture, the Notes, the Guarantee, the Collateral Trust Deed, the North American Intercreditor Agreement, any Additional Intercreditor Agreement or any Security Document:

(1)                                 to cure any ambiguity, defect or inconsistency;

(2)                                 to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)                                 to provide for the assumption of the Issuer’s or a Guarantor’s obligations to the Holders of the Notes and Guarantee in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets pursuant to Article 5 hereof, as applicable;

(4)                                 to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any Holder in any material respect;

(5)                                 to conform the text of this Indenture, the Guarantee, the Security Documents, or the Notes to any provision of the “Description of the Notes” section of the Offering Memorandum to the extent that such provision in such “Description of the Notes” section was intended to be a verbatim recitation of a provision of this Indenture, the Guarantee, the Security Documents, or the Notes;

(6)                                 to enter into additional or supplemental Security Documents;

(7)                                 to release any Guarantee in accordance with the terms of this Indenture;

(8)                                 to release the Collateral in accordance with the terms of this Indenture, the Collateral Trust Deed and the Security Documents;

(9)                                 to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the Issue Date;

(10)                          to allow any additional Guarantor to execute a supplemental indenture and/or a Guarantee with respect to the Notes; or

(11)                          to evidence and provide the acceptance of the appointment under this Indenture, the Collateral Trust Deed, the North American Intercreditor Agreement or any Additional Intercreditor Agreement or any Security Document of a successor Trustee or the Security Agent pursuant to the requirements thereof or to provide for the accession by the Trustee or Security Agent to the Collateral Trust Deed, the North American Intercreditor Agreement, any Additional Intercreditor Agreement or any Security Document.

In formulating its opinion on such matters described in this Section 9.01, the Trustee shall be entitled to rely absolutely on such evidence as it deems appropriate, including an Opinion of Counsel and an Officer’s Certificate.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee and the Security Agent of the documents described in Section 7.02 hereof, the Trustee and the Security Agent will join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but neither the Trustee nor the Security Agent will be obligated to enter into such amended or supplemental indenture that affects its own rights liabilities, duties or immunities under this Indenture or otherwise.

Section 9.02                            With Consent of Holders of Notes

Except as provided otherwise in Section 9.01 hereof, the Issuer and the Trustee and the Security Agent may amend or supplement this Indenture, the Notes, the Guarantee, the Security Documents, the Collateral Trust Deed, the North American Intercreditor Agreement or any Additional Intercreditor Agreement with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and, subject to Section 6.04 and Section 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, interest or Additional Amounts, if any, on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, the Guarantee, the Security Documents, the Collateral Trust Deed, the North American Intercreditor Agreement or any Additional Intercreditor Agreement may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided that, if any amendment, supplement or waiver will only affect one series of the Notes, only the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes of such series shall be required.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee and the Security Agent of evidence satisfactory to the Trustee and the Security Agent of the consent of the Holders as aforesaid, and upon receipt by the Trustee and the Security Agent of the documents described in Section 7.02 hereof, the Trustee and the Security Agent will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s or Security Agent’s own rights, liabilities duties or immunities under this Indenture, the Collateral Trust Deed, the North American Intercreditor Agreement, any Additional Intercreditor Agreement or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

It is not necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver, as specified in Section 13.01 hereof. Any failure of the Issuer to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Section 6.04 and Section 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding, may waive compliance in a particular instance by the Issuer with any provision of this Indenture, the Notes, the Guarantee, the Security Documents, the Collateral Trust Deed, the North American Intercreditor Agreement or any Additional Intercreditor Agreement. However, unless consented to by the Holders of at least 90% of the aggregate principal amount of then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), without the consent of each Holder of Notes affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)                                 reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)                                 reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (except as provided above with respect to Sections 4.14 hereof);

(3)                                 reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4)                                 impair the right of any Holder of Notes to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes or any Guarantee in respect thereof;

(5)                                 waive a Default or Event of Default in the payment of principal of, or interest, Additional Amounts or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the Payment Default that resulted from such acceleration);

(6)                                 make any Note payable in money other than that stated in the Notes;

(7)                                 make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest, Additional Amounts or premium, if any, on, the Notes;

(8)                                 change the ranking of the Notes or the Guarantee;

(9)                                 waive a redemption payment with respect to any Note (other than a payment required by Section 4.10 or Section 4.14 hereof);

(10)                          release any Guarantor from any of its obligations under its Guarantee or this Indenture, except in accordance with the terms of this Indenture, the Collateral Trust Deed, the North American Intercreditor Agreement or any Additional Intercreditor Agreement;

(11)                          release the Lien on Collateral granted for the benefit of the Holders, except in accordance with the terms of this Indenture, the Collateral Trust Deed, the North American Intercreditor Agreement, any Additional Intercreditor Agreement and the relevant Security Documents; or

(12)                          make any change in the preceding amendment and waiver provisions;

provided that, if any amendment, supplement or waiver will only affect one series of the Notes, only the consent of the Holders of at least 90% in aggregate principal amount of the then outstanding Notes of such series shall be required.

For the purpose of calculating the aggregate principal amount of Notes that have consented to or voted in favor of any amendment, supplement or waiver, the Euro Equivalent of the principal amount of Dollar Notes shall be as of the Issue Date.

Section 9.03                            Revocation and Effect of Consents

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.04                            Notation on or Exchange of Notes

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee or the Authenticating Agent, as the case may be, shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05                            Trustee and Security Agent to Sign Amendments, etc.

The Trustee and Security Agent will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and Security Agent. The Issuer may not sign an amended or supplemental indenture until the Board of Directors of the Issuer approves it. In executing any amended or supplemental indenture, the Trustee and Security Agent shall receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 13.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10

COLLATERAL AND SECURITY

Section 10.01                     Security Documents and Escrow Charges

(a)                                 The due and punctual payment of the principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes and the Guarantee when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium on, if any, interest and Additional Amounts, if any (to the extent permitted by law), on the Notes, the Guarantee and performance of all other obligations of the Issuer and the Guarantors to the Holders or the Trustee and the Security Agent under this Indenture, the Notes and the Guarantee according to the terms hereunder or thereunder, are secured as provided in the North American Intercreditor Agreement, the Collateral Trust Deed, any Additional Intercreditor Agreement and the Security Documents and the Escrow Charges. Each Holder, by its acceptance thereof: (i) consents and agrees to the terms of the North American Intercreditor Agreement, the Collateral Trust Deed, any Additional Intercreditor Agreement, the Collateral Trust Deed and the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Liens and authorizing the Security Agent to enter into any Security Document on its behalf) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Security Agent to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith; and (ii) consents and agrees to the terms of the Escrow Charges (including, without limitation, the provisions providing for foreclosure and release of Liens and authorizing the Trustee to enter into the Escrow Charges on its behalf) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Trustee to enter into the Escrow Charges and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuer will deliver to the Trustee copies of all documents delivered to the Security Agent pursuant to the Security Documents, and the Issuer and the Guarantors will, and the Issuer will cause each of its Restricted Subsidiaries to, do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Security Documents, to assure and confirm to the Trustee that the Security Agent holds, for the benefit of the Trustee and the Holders or for itself as creditor of the relevant Parallel Debt or otherwise, duly created, enforceable and perfected Liens as contemplated hereby and by the Security Documents, so as to render the same available for the security and benefit of this Indenture and of the Notes and the Guarantee and/or the relevant Parallel Debt secured thereby, according to the intent and purposes herein expressed. The Issuer and the Guarantors will take, and the Issuer will cause its Restricted Subsidiaries to take, upon request of the Trustee, any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the Obligations of the Issuer hereunder and/or the relevant Parallel Debt, a valid and enforceable perfected first priority Lien in and on all the Collateral ranking in right and priority of payment as set forth in this Indenture and subject to no other Liens other than as permitted by the terms of this Indenture. The Issuer will take any and all actions reasonably required to cause the Escrow Charges to create and maintain, as security for the Obligations of the Issuer hereunder and/or the Issuer’s Parallel Debt, a valid and enforceable perfected first priority Lien in and on all the charged rights ranking in right and priority of payment as set forth in this Indenture and subject to no other Liens other than as permitted by the terms of this Indenture.

(b)                                 Each of the Issuer, the Trustee and the Holders agree that the Security Agent shall be the joint creditor (together with the Holders) of each and every obligation of the parties hereto under the Notes and this Indenture, and that accordingly the Security Agent will have its own independent right to demand performance by the Issuer of those obligations, except that such demand shall only be made with the prior written consent of the Trustee or as otherwise permitted under the Collateral Trust Deed, the North American Intercreditor Agreement, any Additional Intercreditor Agreement or any Security Document. However, any discharge of such obligation to the Security Agent, on the one hand, or to the Trustee or the Holders, as applicable, on the other hand, shall, to the same extent, discharge the corresponding obligation owing to the other.

(c)                                  The Security Agent agrees that it will hold the security interests in Collateral created under the Security Documents to which it is a party as contemplated by this Indenture in accordance with the Collateral Trust Deed, the North American Intercreditor Agreement and any Additional Intercreditor Agreement, and any and all proceeds thereof, for the benefit of, among others, the Trustee and the Holders (except as otherwise provided in the Security Documents), to act in preservation of the security interest in the Collateral in accordance with the Collateral Trust Deed, the North American Intercreditor Agreement and any Additional Intercreditor Agreement. The Security Agent will (subject to being indemnified and/or secured to its satisfaction) take action or refrain from taking action in connection therewith only as directed by the Trustee, subject to the terms of this Indenture, the Collateral Trust Deed, the North American Intercreditor Agreement and any Additional Intercreditor Agreement.

(d)                                 Each Holder, by accepting a Note, shall be deemed (i) to have authorized the Security Agent to enter into the Security Documents and (ii) to be bound thereby. Each Holder, by accepting a Note, appoints the Security Agent as its trustee under the Security Documents (except as otherwise provided in the Security Documents) and authorizes it to act on such Holder’s behalf. The Trustee hereby acknowledges that the Security Agent is authorized to act under the Security Documents on behalf of the Trustee (where relevant), with the full authority and powers of the Trustee thereunder. The Security Agent is hereby authorized to exercise such rights, powers and discretions as are specifically delegated to it by the terms of the Security Documents, including the power to enter into the Security Documents, as trustee on behalf of the Holders and the Trustee (where relevant), together with all rights, powers and discretions as are reasonably incidental thereto or necessary to give effect to the trusts created thereunder. The Security Agent shall however at all times be entitled to seek directions from the Trustee and shall be obligated to follow those directions if given (but the Trustee shall not be obligated to give such directions unless directed in accordance with this Indenture). The Security Agent hereby accepts its appointment as the trustee of the Holders and the Trustee under the Security Documents (except as otherwise provided in the Security Documents), and its authorization to so act on such Holders’ and the Trustee’s behalf in accordance with the terms of this Indenture, the Collateral Trust Deed, the North American Intercreditor Agreement and any Additional Intercreditor Agreement.

Section 10.02                     Release of Collateral and Charged Rights

Notwithstanding the Security Documents, upon receipt by the Security Agent of a certificate from the Trustee that complies with Section 10.05 hereof, and subject to the terms of the Collateral Trust Deed, the North American Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents, the Security Agent is authorized to release the Collateral.

Charged rights may be released from the Liens created by the Escrow Charges in accordance with the provisions of the Escrow Charges, the Escrow Agreement and this Indenture.

Section 10.03                     Authorization of Actions to Be Taken by the Trustee under the Security Documents and the Escrow Documents

Subject to the provisions of Section 7.01 and Section 7.02 hereof and the terms of the Security Documents and Escrow Documents (as applicable), the Trustee may, in its sole discretion and without the consent of the Holders:

(A)                               direct, on behalf of the Holders, the Security Agent to, take all actions it deems necessary or appropriate in order to:

(1)                                 enforce any of the terms of the Security Documents, the Collateral Trust Deed or the North American Intercreditor Agreement; and

(2)                                 collect and receive any and all amounts payable in respect of the Obligations of the Issuer or any Guarantor hereunder; and

(B)                               take all actions it deems necessary or appropriate in order to:

(1)                                 enforce any of the terms of the Escrow Documents; and

(2)                                 collect and receive any and all amounts payable in respect of the Obligations of the Issuer hereunder.

Subject to the provisions hereof, the Security Documents, the Collateral Trust Deed, the North American Intercreditor Agreement and any Additional Intercreditor Agreement, the Trustee will have power to institute and maintain, or direct the Security Agent to institute and maintain, such suits and proceedings as it may deem expedient to prevent any impairment of the Security by any acts that may be unlawful or in violation of the Security Documents, the Collateral Trust Deed, the North American Intercreditor Agreement and any Additional Intercreditor Agreement or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or of the Trustee).

Subject to the provisions hereof and the Escrow Documents, the Trustee will have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the charged rights by any acts that may be unlawful or in violation of the Escrow Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the charged rights (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or of the Trustee).

Section 10.04                     Authorization of Receipt of Funds by the Trustee Under the Security Documents and the Escrow Documents

The Trustee is authorized to receive any funds for the benefit of the Holders distributed under (i) the Security Documents and (ii) the Escrow Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture, the Collateral Trust Deed, the North American Intercreditor Agreement or any Additional Intercreditor Agreement.

Section 10.05                     Termination of Security Interest

The Trustee shall, at the request of the Issuer or a Guarantor upon having provided the Trustee an Officer’s Certificate and Opinion of Counsel certifying compliance with this Section 10.05 or otherwise in the circumstances set out in paragraph (8) below, execute and deliver a certificate to the Security Agent directing the Security Agent to release the relevant Collateral or to execute such other appropriate instrument evidencing such release (in the form provided by and at the expense of the Issuer) under one or more of the following circumstances:

(1)                                 upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Indenture as provided in Article 8 and Article 13;

(2)                                 the circumstances provided for under Article 9;

(3)                                 in connection with certain enforcement actions taken by the creditors under our Indebtedness secured by Collateral or their agent or trustee in accordance with the North American Intercreditor Agreement and any Additional Intercreditor Agreement;

(4)                                 in connection with any sale or other disposition of the property and assets of that Guarantor (including by way of merger, spin off, consolidation, amalgamation or combination) to (a) a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary, if the sale or other disposition does not violate Sections 4.10, 4.25 or 4.26 hereof, and (b) any Restricted Subsidiary in the case of a transfer of assets other than Capital Stock or accounts receivable from a Guarantor to a Restricted Subsidiary (other than a Receivable Entity) that is not a Guarantor;

(5)                                 if the Issuer designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture, the release of the property and assets of such Restricted Subsidiary;

(6)                                 in the case of a Guarantor that is released from its Guarantee pursuant to the terms of this Indenture, the release of the property and assets, and Capital Stock, of such Guarantor;

(7)                                 in connection with the granting of Liens on (or negative pledges in relation to) property or assets which may include Collateral, or the sale of property or assets which may include Collateral, pursuant to a Qualified Receivables Transaction or where such property or assets are acquired after the date of this Indenture and are to be excluded from forming Collateral under the terms of this Indenture and the Security Documents; or

(8)                                 in connection with the enforcement of the Collateral by the Security Agent or the Trustee in accordance with this Indenture, the Collateral Trust Deed and, if applicable, the North American Intercreditor Agreement and any Additional Intercreditor Agreement.

Section 10.06                     Security Agent

(a)                                 Any resignation or replacement of the Security Agent shall be made in accordance with the terms of the Collateral Trust Deed and, if applicable, the North American Intercreditor Agreement or any Additional Intercreditor Agreement.

(b)                                 The Issuer and the Guarantors, jointly and severally, hereby agree to indemnify the Security Agent hereunder on the same basis as their indemnity to the Trustee provided in Article 7 with respect to actions taken or not taken by the Security Agent in accordance with this Indenture and the Security Documents.

Section 10.07                     Parallel Debt

(a)                                 Without prejudice to the provisions of this Indenture, the Security Documents and the Collateral Trust Deed and for the purpose of preserving the initial and continuing validity of the Liens granted and to be granted by the Issuer and each Guarantor to the Security Agent, an amount equal to and in the same currency of the obligations under the Notes and the Guarantee from time to time due by the Issuer or such Guarantor in accordance with the terms and conditions of the Note and Guarantee, including for the avoidance of doubt, the limitations set out under Section 11.02, shall be owing as a separate and independent obligation of the Issuer and each Guarantor to the Security Agent (such payment undertaking and the obligations and liabilities which are the result thereof the “Parallel Debt”). The Issuer, each Guarantor and the Security Agent acknowledge that (i) for this purpose the Parallel Debt constitutes undertakings, obligations and liabilities of the Issuer and each Guarantor to the Security Agent under this Indenture, the Security Documents and the Collateral Trust Deed which are separate and independent from, and without prejudice to, the corresponding obligations under the Notes and Guarantee which the Issuer or such Guarantor has to the Holders and (ii) that the Parallel Debt represents the Security Agent’s own independent claims to receive payment of the Parallel Debt irrespective of any discharge of such Issuer and/or Guarantor’s obligation to pay those amounts to the other Secured Parties resulting from failure by such Secured Parties to take appropriate steps, in insolvency proceedings affecting that Issuer and/or Guarantor, to preserve their entitlement to be paid those amounts and for the purposes of this Section 10.07, the Security Agent acts in its own name as a creditor in its own right and not as a trustee or other representative of the other Secured Parties, and its claims in respect of the Parallel Debt shall not be held on trust; provided that the total amount which may become due under the Parallel Debt shall never exceed the total amount which may become due under the Notes and Guarantee; provided, further, that the Security Agent shall exercise its rights with respect to the Parallel Debt solely in accordance with this Indenture, the Security Documents and the Collateral Trust Deed.

(b)                                 Every payment of monies made by the Issuer or a Guarantor to the Security Agent shall (conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, liquidation or similar laws of general application) be in satisfaction pro tanto of the covenant by the Issuer or such Guarantor contained in clause (a) of this Section 10.07; provided that if any such payment mentioned in clause (a) above is subsequently avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, liquidation or similar laws of general application, the Security Agent shall be entitled to receive the amount of such payment from the Issuer or such Guarantor and the Issuer or such Guarantor shall remain liable to perform the relevant obligation and the relevant liability shall be deemed not to have been discharged.

(c)                                  Subject to the provisions in clause (b) of this Section 10.07, but notwithstanding any of the other provisions of this clause (c):

(1)                                 the total amount due and payable as Parallel Debt under this Section 10.07 shall be decreased to the extent that the Issuer or a Guarantor shall have paid any amounts to the Security Agent or to the Trustee or to the Agents on behalf of the Holders or any of them to reduce the outstanding principal amount of the Notes or the Security Agent or the Trustee on behalf of the Holders otherwise receives any amount in payment of the Notes and the Guarantee including pursuant to clause 3.2 (Parallel debt) of the Collateral Trust Deed; and

(2)                                 to the extent that the Issuer or a Guarantor shall have paid any amounts to the Trustee or to the Security Agent or to the Agents under the Parallel Debt or the Trustee or the Security Agent or to the Agents shall have otherwise received monies in payment of the Parallel Debt, the total amount due and payable under the Notes and the Guarantee including pursuant to clause 3.2 (Parallel debt) of the Collateral Trust Deed shall be decreased as if said amounts were received directly in payment of the Notes and Guarantee.

(d)                                 The rights of the Secured Parties (other than the Security Agent) to receive payments of amounts payable by the Issuer and each Guarantor under the Notes and Guarantee are several and are separate and independent from, and without prejudice to, the rights of the Security Agent to receive payment under this Section 10.07. The Issuer and each Guarantor’s parallel obligation under this Section 10.07 towards the Security Agent constitutes a single and separate obligation from any other debt of the Issuer and each Guarantor under the Notes and the Guarantee, and the Security Agent may enforce any payment obligation under the Parallel Debt in its own name as an independent and separate right, and the Parallel Debt represents the Security Agent’s own claim to receive payment of such Parallel Debt from the Issuer and each Guarantor.

(e)                                  In the event of any inconsistency between the terms of this Section 10.07 and the terms of the Collateral Trust Deed, the latter shall prevail to the extent permissible under applicable law.

“Secured Parties” means each Holder of a Note, the Trustee, the Agents and the Security Agent.

ARTICLE 11

GUARANTEES

Section 11.01                     Accession of Guarantors

This Indenture shall become effective as to each of the Guarantors upon execution and delivery of a supplemental indenture, substantially in the form of Exhibit E hereto by such Guarantors. Upon execution and delivery of such supplemental indenture by a Guarantor, such Guarantor agrees to be bound by the terms, conditions and other provisions of this Indenture as described in the supplemental indenture, with all attendant rights, duties and obligations stated herein, with the same force and effect as if such Guarantor had executed this Indenture on the date hereof.

Section 11.02                     Guarantee

(a)                                 Subject to this Article 11, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(1)                                 the principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes, if lawful, and all other obligations of the Issuer to the Holders or the Trustee and the Security Agent hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2)                                 in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)                                 Subject to this Article 11, the Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenant that this Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c)                                  If any Holder, the Trustee or the Security Agent is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid by either to the Trustee or the Security Agent or such Holder, this Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)                                 Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

Section 11.03                     Limitation on Guarantor Liability

(a)                                 Notwithstanding any other provisions of this Indenture, the obligations of each Guarantor under its Guarantee shall be limited under the relevant laws applicable to such Guarantor and the granting of such Guarantee (including laws relating to corporate benefit, capital preservation, financial assistance, fraudulent conveyances and transfers, voidable preferences or transactions under value); provided that, with respect to each jurisdiction described below, such obligations shall be limited in the manner described below or in any supplemental indenture. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving notice to the Trustee of such maximum amount and giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Guarantee not conflicting with the principles of corporate benefit or capital preservation or constituting a fraudulent conveyance, fraudulent transfer, voidable preference, a transaction under value or unlawful financial assistance, or other similar laws affecting the rights of creditors generally; provided that, with respect to each jurisdiction described below, such obligations shall be limited in the manner described below or in any supplemental indenture.

(b)                                 Limitation on Guarantee by Luxembourg Guarantors.

(1)                                 Notwithstanding any other provisions of this Indenture, the aggregate of obligations of any Guarantor incorporated in Luxembourg (the “Luxembourg Guarantor”) under Article 11 of this Indenture in respect of the obligations of the Issuer and any Guarantor that is not a direct or indirect subsidiary of such Luxembourg Guarantor (the “Luxembourg Guarantees”), shall be limited at any time to an aggregate amount not exceeding the higher of 90% of (in each case, without double counting):

(i)            the Luxembourg Guarantor’s own funds (capitaux propres), as referred to in article 34 of the Luxembourg Law dated 19 December 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings (the “2002 Law”), increased by the amount of any Luxembourg Intra-Group Liabilities (as defined below) as at the date of demand of payment under the Luxembourg Guarantees; and

(ii)           the Luxembourg Guarantor’s own funds (capitaux propres), as referred to in article 34 of the 2002 Law, increased by the amount of any Luxembourg Intra-Group Liabilities, as at the date of entry into any Luxembourg Guarantees.

(2)                                 The limitation set forth in the above paragraph shall not apply to any amounts due by the Issuer or any Guarantor, which has been directly or indirectly advanced to such Luxembourg Guarantor or any of its direct or indirect subsidiaries.

(3)                                 The term “Luxembourg Intra-Group Liabilities” means any amounts owed by the Luxembourg Guarantor to the Issuer that have not been financed (directly or indirectly) by indebtedness under this Indenture.

(4)                                 None of the obligations under or pursuant to this Indenture shall be guaranteed or secured to the extent that, if they were included, the guarantee or the security interests granted pursuant to this Indenture and the Security Documents or any party thereof would result in a violation of the prohibition on financial assistance pursuant to Article 49-6 of the Luxembourg law dated 10 August 1915 on commercial companies and all provisions of this Indenture and the Security Documents will be interpreted accordingly.

(c)                                  Limitation on Guarantee by French Guarantors.

(1)                                 In the case of any Guarantor incorporated in France (a “French Guarantor”), its Guarantee shall apply only insofar as required to guarantee the payment obligations of the Issuer; provided that such guarantee shall be limited to an amount equal to the aggregate of all amounts on-lent under intercompany loans (whether directly or indirectly and including under any cash pooling arrangements) by the Issuer to that French Guarantor and/or its Subsidiaries and outstanding from time to time (the “Maximum Guaranteed Amount”); it being specified that, notwithstanding any provision of this Indenture including Section 11.02(d) above, any payment made by such French Guarantor pursuant to its Guarantee and under any indemnity undertaking contained in this Indenture shall reduce pro tanto the outstanding amount of the intercompany loans (if any) extended by the Issuer (directly or indirectly) to such French Guarantor and/or its Subsidiaries.

(2)                                 For the purpose of clause (1) above, any French Guarantor shall, promptly following a request from the Trustee, provide to the Trustee details of the total outstanding amounts on-lent to such French Guarantor, or on-lent to a Subsidiary of said French Guarantor as contemplated above.

(3)                                 Any payment made by a French Guarantor under clause (1) above and under any indemnity undertaking contained in this Indenture shall reduce the Maximum Guaranteed Amount.

(4)                                 Notwithstanding any other provision of this Article 11, no French Guarantor shall secure liabilities under this Indenture which would result in such French Guarantor not complying with French financial assistance rules as set out in Article L. 225-216 of the French Commercial Code (Code de commerce) and/or would constitute a misuse of corporate assets within the meaning of article L. 241 3 or L. 242 6 of the French Commercial Code (Code de commerce) or any other law or regulations having the same effect, as interpreted by French courts.

(5)                                 It is acknowledged that such French Guarantor is not acting jointly and severally with the other Guarantors and shall not be considered as co-débiteur solidaire as to their obligations pursuant to its Guarantee.

(d)                                 Limitation on Guarantee by Brazilian Guarantors.

To the extent that the Guarantee created under this Indenture is granted by a Guarantor incorporated in the Federative Republic of Brazil (each, a “Brazilian Guarantor”) and the Guarantee of the Brazilian Guarantor guarantees amounts which are owed by direct or indirect shareholders of the Brazilian Guarantor, the Guarantee of the Brazilian Guarantor shall be subject to certain Brazilian law limitations as set out in the following paragraphs of this paragraph.

(1)                                 in order to be constituted, perfected and effective against third parties, guarantees may be subject to registration requirements under Brazilian law, with the competent Registry of Deeds and Documents, the competent Real Estate Registry, the National Institute of Industrial Property and/or the Registry of Commerce, among others, as the case may be;

(2)                                 enforcement may be limited by (i) concepts of materiality, reasonableness, good faith and fair dealing, such as contractual conditions providing that a certain act or fact shall be determined solely by one party (condição potestativa); and (ii) unavailability of specific performance and summary judgment (processo executivo);

(3)                                 enforcement of the obligations of Guarantors may be limited by insolvency, moratorium, fraudulent conveyance, Bankruptcy Law, reorganization law or other laws of general application relating to or affecting the rights of creditors and to general equity principles;

(4)                                 the validity of the Security Documents depends on the validity of the principal obligation provided for in the transaction documents. As per Brazilian law, a guarantee is an accessory obligation, which means that if the guaranteed obligation is considered null and void, the guarantee would also be considered null and void

(5)                                 any documents in a foreign language (including, without limitation, documents relating to any foreign judgment) to be admitted in Brazilian courts or any other Brazilian public authority will have to be translated into the Portuguese language by a Brazilian certified translator;

(6)                                 any judgment obtained against the Guarantors in the courts of Brazil in respect of any sum payable by such parties under any of the transaction documents will be expressed in the Brazilian currency equivalent to the foreign currency amount awarded;

(7)                                 in the event that any suit is brought against the Guarantors, service of process upon the Guarantors, if made in Brazil, must be effected in accordance with Brazilian law;

(8)                                 under Brazilian law, injunction relief is in the discretion of courts, and may not necessarily be granted;

(9)                                 under Brazilian law, a person may not properly waive or be deprived of the right to submit a claim to the judiciary system or be deprived of its property without due process; therefore, any waivers by the Guarantors with respect to its respective rights and any waivers to assert a claim may not be enforced by a Brazilian court.

(e)                                  Limitation on Guarantee by Canadian Guarantors.

The enforcement of the obligations of a Guarantor incorporated in Canada (a “Canadian Guarantor”) is subject to bankruptcy, insolvency, reorganization, arrangement, moratorium, winding-up, liquidation, fraudulent preference and conveyance and other similar laws affecting creditors’ rights generally, and is subject to general principles of equity, including the doctrine that equitable remedies such as specific performance and injunctions may only be awarded in the discretion of the courts. If the obligations of any Canadian Guarantor under this Indenture would otherwise be held or determined to be void, voidable, avoidable, invalid or unenforceable on account of the amount of such Canadian Guarantor’s liability under this Indenture, then, notwithstanding any other provision of this Indenture to the contrary, the amount of such liability shall, without any further action by such Canadian Guarantor, the Security Agent, the Trustee or the Holders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Canadian Guarantor’s “Maximum Liability”). This Section 11.03(e) with respect to the Maximum Liability of each Canadian Guarantor is intended solely to preserve the rights of the Holders to the maximum extent not subject to avoidance under applicable law, and no Canadian Guarantor nor any other person or entity shall have any right or claim under this Section 11.03(e) with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Canadian Guarantor hereunder shall not be rendered voidable under applicable law. Each Canadian Guarantor agrees that the obligations of the Issuer to the Holders or the Trustee and the Security Agent and guaranteed by such Canadian Guarantor hereunder may at any time and from time to time exceed the Maximum Liability of such Canadian Guarantor without impairing its Guarantee or affecting the rights and remedies of the Holders hereunder, provided that, nothing in this sentence shall be construed to increase any Canadian Guarantor’s obligations hereunder beyond its Maximum Liability.

(f)                                   Limitation on Guarantee by German Guarantors.

To the extent that the Guarantee created under this Indenture and/or any indemnity provided under this Indenture or the Security Documents is owed by a Guarantor organised in the legal form of a German limited liability company (Gesellschaft mit beschränkter Haftung) (the “GmbH Guarantor”) the enforcement shall be limited as follows:

(1)                                 To the extent that the Guarantee or indemnity would result in a payment of liabilities of such GmbH Guarantor’s direct or indirect shareholder(s) (“Up-stream Guarantee”) or its affiliated companies (verbundenes Unternehmen) within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) (“AktG”) (other than Subsidiaries of that GmbH Guarantor) (“Cross-stream Guarantee”) (except for any Guarantee or indemnity which secures funds to the extent (x) they are on-lent or otherwise passed on, and/or (y)

they replace or refinance funds which were on-lent, or otherwise passed on, in each case to that GmbH Guarantor or its Subsidiaries and such amount on-lent or otherwise passed on is not returned or repaid), the Guarantee or indemnity shall — subject to the following paragraphs — not be enforced at the time of the respective Enforcement Notice if and only to the extent the relevant GmbH Guarantor demonstrates to the satisfaction of the Security Agent that:

(i)            the enforcement would have the effect of (i) causing the relevant GmbH Guarantor’s Net Assets (as defined below) to be reduced below zero, or (if its Net Assets are already below zero) causing such amount to be further reduced and (ii) thereby leading to a violation of the capital maintenance rules set out in Sections 30, 31 German Limited Liability Company Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung, “GmbHG”) (as applicable at the time of enforcement) (such situation hereinafter referred to as “Capital Impairment”), and/or,

(ii)           the enforcement would result in the relevant GmbH Guarantor becoming unable to pay its debts when they fall due (zahlungsunfähig) and would for that reason constitute an unlawful payment within the meaning of Section 64 sentence 3 of the GmbHG (as applicable at the time of enforcement) (such situation hereinafter referred to as “Liquidity Impairment”).

(2)                                 “Net Assets” means the relevant GmbH Guarantor’s assets (Section 266 sub-section (2) of the German Commercial Code (Handelsgesetzbuch) (“HGB”)) less the sum of (x) the aggregate of its liabilities (Section 266 sub-section (3) B, C (but disregarding, for the avoidance of doubt, any provisions in respect of any guarantee and any other security provided by the relevant GmbH Guarantor with respect to obligations under this Indenture or any related document), D and E HGB and (y) its stated share capital (gezeichnetes Kapital) (Section 266 subsection (3)A(I) HGB).

The Net Assets shall be determined in accordance with the generally accepted accounting principles in Germany consistently applied by the relevant GmbH Guarantor in preparing its unconsolidated balance sheet (Jahresabschluss according to Section 42 GmbHG and Sections 242, 264 HGB) in the previous financial years, but for the purposes of the calculation of the Net Assets the following balance sheet items shall be adjusted as follows:

(i)                                     the amount of any increase of the stated share capital (Erhöhung des Stammkapitals) after the date of this Indenture (1) that has been effected in violation of the terms of this Indenture or any related document, (2) that has been effected out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) or (3) to the extent that it is not fully paid up, shall be deducted from the stated share capital;

(ii)                                  loans received by, and other contractual liabilities of, the relevant GmbH Guarantor which are subordinated within the meaning of Section 39 subsection 1 no. 5 or Section 39 sub-section 2 of the German Insolvency Code (Insolvenzordnung) (contractually or by law) shall be disregarded;

(iii)                               loans and other contractual liabilities incurred by the relevant GmbH Guarantor in violation of the provisions of this Indenture or any other related document shall be disregarded; and

(iv)                              the amount of the relevant GmbH Guarantor’s Net Assets shall be reduced by the amount of its non-distributable assets pursuant to Section 268 sub-section (8) of the HGB.

In calculating the Net Assets for the purpose of this Section 11.03(f), any and all options with regard to any balance-sheet items (Bilanzierungswahlrechte) shall be exercised in a manner that the amount of assets is increased and the amount of liabilities is decreased.

(3)                                 For the purpose of calculating the relevant GmbH Guarantor’s Net Assets and liquidity status and thus the enforceable amount, the managing director(s) of the relevant GmbH Guarantor shall within ten (10) Business Days following receipt from the Security Agent of a notice stating that the Security Agent intends to enforce the Guarantee or indemnity (the “Enforcement Notice”) confirm in writing to the Security Agent (the “Management Determination”):

(i)            why and to what extent the Guarantee or indemnity constitutes an Up-stream Guarantee or a Cross-stream Guarantee as described in paragraph (1) above; and

(ii)           which amount of such Up-stream Guarantee and/or Cross-stream Guarantee cannot be enforced by the Security Agent as the enforcement would cause a Capital Impairment or a Liquidity Impairment.

Such confirmation needs to be supported by evidence with respect to the occurrence of a Capital Impairment, or as the case may be, a Liquidity Impairment and the facts set forth in the Management Determination, including (without limitation) an up-to-date balance sheet of such GmbH Guarantor together with a detailed calculation of the amount of such GmbH Guarantor’s Net Assets taking into account the adjustments and obligations set forth in paragraph (2) above and/or, as the case may be, the following documents:

(A)       a liquidity plan relating to the last twelve (12) months, which describes the liquidity requirements of the relevant GmbH Guarantor and illustrates to what extent the enforcement would influence the relevant GmbH Guarantor’s ability to pay its debts when they fall due,

(B)       a liquidity plan for the following twelve (12) months together with a payment plan that shows at which points and in what installments payments will be possible that will not cause the relevant GmbH Guarantor to become unable to pay its debts when they fall due, and

(C)       evidence that all measures (to the extent commercially justifiable unless legally prohibited) were or will be taken without undue delay in order to avoid a Liquidity Impairment by improving the relevant GmbH Guarantor’s liquidity, including, but not limited to, by (x) liquidating any and all of its assets which are not required for the relevant GmbH Guarantor’s buisiness (betriebsnotwending) or (y) setting off claims.

(4)                                 Following the Security Agent’s receipt of the Management Determination, the relevant GmbH Guarantor shall deliver to the Security Agent upon request within twenty (20) Business Days (i) an up-to-date balance sheet of such GmbH Guarantor together with a detailed and comprehensive calculation of the amount of the Net Assets of the relevant GmbH Guarantor and/or, as the case may be, (ii) a determination whether (and if so, to what extent) the enforcement would cause a Liquidity Impairment, in each case drawn-up by an auditor of international reputation appointed by the relevant GmbH Guarantor, prepared in accordance with generally accepted accounting principles in Germany consistently applied by the GmbH Guarantor in preparing its unconsolidated balance sheet (Jahresabschluss according to Section 42 GmbHG and Sections 242, 264 HGB) in the previous financial years and taking into account the adjustments and obligations set forth in paragraph (2) above (the “Auditors’ Determination”).

(5)                                 If any GmbH Guarantor delivers a Management Determination or Auditors’ Determination pursuant to which any enforcement proceeds shall be released by the Security Agent, such GmbH Guarantor shall within two (2) months after the delivery of the relevant determination realise, unless legally prohibited or commercially not justifiable, any and all of its assets which are shown in the balance sheet with a book value (Buchwert) that is substantially lower than the market value of the assets and which are not required for such GmbH Guarantor’s buisiness (betriebsnotwending) in order to increase the enforceable amount up to the amount of the Secured Liabilities. After the expiry of such two (2) months period the relevant GmbH Guarantor shall, within three (3) Business Days, notify the Security Agent of the amount of the proceeds from the sale and submit a statement setting forth a new calculation of the amount of the Net Assets of such GmbH

Guarantor taking into account such proceeds. Such calculation shall, upon the Security Agent’s request, be confirmed by the auditors referred to in paragraph (4) above within a period of fifteen (15) Business Days following the request.

(6)                                 The Security Agent shall be entitled to enforce the Guarantee or indemnity up to the amount which is enforceable in accordance with the Auditor’s Determination or, if no Auditor’s Determination has been requested by the Security Agent, the Management Determination.

(7)                                 If the Security Agent disagrees with the Auditor’s Determination or the new calculation referred to in paragraph (5) above, the Security Agent shall be entitled to further pursue in court its claims for enforcement in excess of the amounts enforceable pursuant to paragraph (6).

(8)                                 The restrictions set forth in Section 11.03(f)(1)(i) above shall only apply if, to the extent and so long:

(i)                                     the relevant GmbH Guarantor has complied with its obligations pursuant to Section 11.03(f)(2) through (5) hereof;

(ii)                                  (A) the relevant GmbH Guarantor is not a party to a profit and loss sharing agreement (Gewinnabführungsvertrag) and/or a domination agreement (Beherrschungsvertrag) (within the meaning of Section 291 AktG) where the relevant GmbH Guarantor is the dominated entity (beherrschtes Unternehmen) and/or the entity being obliged to share its profits with the other party of such profit and loss sharing agreement or (B) in case the relevant GmbH Guarantor is a party to a profit and loss sharing agreement (Gewinnabführungsvertrag) and/or a domination agreement (Beherrschungsvertrag) (within the meaning of Section 291 AktG) where the relevant GmbH Guarantor is the dominated entity (beherrschtes Unternehmen) and/or the entity being obliged to share its profits with the other party of such profit and loss sharing agreement, the following conditions are met:

(1)                                 it has been decided by either the German federal supreme court (Bundesgerichtshof) or a German higher regional court (Oberlandesgericht) (and no other German higher regional court (Oberlandsgericht) is in conflict with such decision) that only the existence of a profit and loss sharing agreement (Gewinnabführungsvertrag) and/or a domination agreement (Beherrschungsvertrag) (within the meaning of Section 291 AktG) does not suffice to protect a managing director from personal liability according to Section 30 (1) sentence 2, first alternative, GmbHG in connection with the granting of Up-stream Guarantee or Cross-stream Guarantee but that in addition the relevant GmbH Guarantor’s claim for loss compensation (Verlustausgleichsanspruch) pursuant to Section 302 AktG must be fully recoverable (voll werthaltig); and

(2)                                 the relevant GmbH Guarantor’s claim for loss compensation (Verlustausgleichsanspruch) pursuant to Section 302 AktG is not fully recoverable (voll werthaltig) provided that the relevant GmbH Guarantor must prove (Beweislast) that or to which extent its claim for such loss compensation is not fully recoverable (voll werthaltig); and

(iii)                               the relevant GmbH Guarantor does, at the time when an Enforcement Notice has been issued, not hold a fully recoverable indemnity or claim for refund (vollwertiger Gegenleistungs- oder Rückgewähranspruch) (within the meaning of Section 30 (1) sentence 2 GmbHG) against the relevant shareholder covering at least the relevant amount enforced under the Guarantee or indemnity.

(9)                                 The restrictions set forth in Section 11.03(f)(1)(ii) above shall only apply if, to the extent and so long if, at the time of the enforcement,

(A)       the relevant GmbH Guarantor has complied with its obligations pursuant to Section 11.03(f)(2) through (5) hereof;

(B)       an application for the commencement of insolvency proceedings (Insolvenzverfahren) or similar proceedings over any of the relevant GmbH Guarantor’s assets have not been filed by its managing directors or shareholders (or any of them), and

(C)       an application for the commencement of insolvency proceedings or similar proceedings over any of the relevant GmbH Guarantor’s assets have not been filed by any third party or such application has been officially rejected (other than on grounds of insufficient assets) within twenty (20) Business Days.

(10)                          For the purpose of this Section 11.03(f), “Subsidiary” of any person shall mean any corporation, partnership, joint venture, limited liability company, joint stock company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power and/or the power to elect a majority of the (board of) directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such person, by such person and one or more of its other Subsidiaries or by one or more of such person’s other Subsidiaries.

(11)                          If the Guarantee and/or the indemnity is owed by a Guarantor organised in the legal form of a German limited liability partnership (Kommanditgesellschaft) with a limited liability company as general partner (Komplementär) (GmbH & Co. KG) this Section 11.03(f) shall apply mutatis mutandis in relation to the limited liability company as general partner of such Guarantor.

(g)                                  Limitation on Guarantee by Hong Kong Guarantors.

In respect of each Guarantor incorporated in Hong Kong, its Guarantee does not apply to any liability to the extent that it would result in the Guarantee constituting unlawful financial assistance within the meaning of section 47A of the Companies Ordinance (Cap. 32 of the Laws of Hong Kong) or any equivalent and applicable provision under the laws of Hong Kong.

(h)                                 Limitation on Guarantee by Mexican Guarantors.

(1)                                 Notwithstanding the provisions set forth in paragraphs (a) and (b) of Section 11.02 above, the Guarantee provided by each Guarantor incorporated in Mexico (each a “Mexican Guarantor”) will not be enforceable if any obligation guaranteed by the Mexican Guarantors under this Indenture is or becomes unenforceable, invalid or illegal.

(2)                                 Enforceability of the guarantee provided by the Mexican Guarantors is subject to insolvency and reorganization laws of Mexico.

(3)                                 Any right to require the Trustee or the Holders to first proceed against, or to initiate any actions before a court or any other judge or authority, or to enforce any other rights or security, or claim payment from, the Issuer, any other Guarantor or any other person, before claiming any amounts due from any Mexican Guarantor is hereby waived to the fullest extent by each of the Mexican Guarantors.

(4)                                 Furthermore, any right that a Mexican Guarantor may be entitled to have the assets of the Issuer or any other Guarantor or person first be used, applied or depleted as payment of the Issuer’s obligations hereunder, prior to any amount being claimed from, or paid by any Mexican Guarantor hereunder is hereby waived to the fullest extent.

(5)                                 For purposes of paragraphs (ii) and (iv) above, each Mexican Guarantor hereby waives the benefits of order (orden), excuse (excusión), division (division), set-off (quita) and stand-by (espera) specified in articles 2814, 2815, 2817, 2818, 2819, 2820, 2821, 2822, 2823, 2826, 2827, 2829, 2837, 2840, 2845, 2846, 2847 of the Código Civil Federal (Federal Civil Code) of Mexico and the Código Civil (Civil Code) of each State of the Mexican Republic and the Federal District of Mexico, are hereby expressly waived by each Mexican Guarantor.

(i)                                     Limitation on Guarantee by Dutch Guarantors.

In respect of each Guarantor incorporated under Dutch law, its Guarantee does not apply to any liability that would constitute unlawful financial assistance within the meaning of sections 2:98c of the Dutch Civil Code.

(j)                                    Limitation on Guarantee by Polish Guarantors.

(1)                                 The liability of each Guarantor incorporated or established in Poland (each a “Polish Guarantor) under its Guarantee shall, in all circumstances, be limited up to the then aggregate value of such Polish Guarantor’s assets from time to time less the aggregate value of such Polish Guarantors’ liabilities at such time and thus it does not result in insolvency of such Polish Guarantor in the meaning of Article 11 Sec. 2 of the Polish Bankruptcy and Restructuring Law.

The term “liabilities”“ shall at all times exclude the Polish Guarantor’s liabilities under this Article 11, but shall include any other obligations (secured and unsecured) of that Polish Guarantor;

(2)                                 In addition to the provisions of clause (1) above, the liability of each Polish Guarantor under its Guarantee shall be limited to the extent required to ensure that any payment under its Guarantee does not, (i) in case of a limited liability company (spółka z ograniczoną odpowiedzialnością), result in a reduction of its assets necessary to cover in full its share capital pursuant to article 189 par. 2 of the Polish Commercial Code dated 15 September 2000 (Journal of Laws No. 94, item 1037 as amended); or (ii) in case of a joint stock company (spółka akcyjna), result in a breach of article 345 § 2 to §5 of the Polish Commercial Code dated 15 September 2000 (Journal of Laws No., item 1037 as amended).

(3)                                 The limitation in clause (1) above shall cease to apply:

(i)                                     if Polish law is amended in such a manner that (i) a debtor whose liabilities exceed the value of its assets is no longer deemed insolvent (niewypłacalny) as provided for in Article 11 Sec. 2 of the Polish Bankruptcy and Restructuring Law (as in force on the date of this Indenture) or that (ii) the insolvency (niewypłacałność) of a debtor within the meaning of Article 11 Sec. 2 of the Polish Bankruptcy and Restructuring Law (as in force on the date of this Indenture) no longer gives grounds for the declaration of its bankruptcy (ogtoszenie upadtości);

(ii)                                  the aggregate value of liabilities of the Polish Guarantor (other than those under the Guarantee) exceeds the aggregate value of the assets thereof thus resulting in the Polish Guarantor’s insolvency within the meaning of Article 11 Sec. 2 of the Polish Bankruptcy and Restructuring Law; or

(iii)                               following the event referred to in Section 6.02 (Acceleration) above.

(k)                                 Limitation on Guarantee by U.S. Guarantors.

The maximum liability of each Guarantor incorporated in any state of the United States of America (“U.S. Guarantor”) under its Guarantee shall in no event exceed an amount equal to the greatest amount that would not render such U.S. Guarantor’s obligations under this Indenture, the Notes or the Security Documents subject to avoidance under Bankruptcy Law or to being set aside, avoided or annulled under any fraudulent transfer law, in each case, after giving effect to:

(1)                                 all other liabilities of such U.S. Guarantor, contingent or otherwise, that are relevant under such fraudulent transfer law; and

(2)                                 the value as assets of such U.S. Guarantor (as determined under the applicable provisions of such fraudulent transfer law) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such U.S. Guarantor pursuant to:

(i)                                     applicable law or

(ii)                                  any other agreement providing for an equitable allocation among such U.S. Guarantor and the Issuer and other Guarantors of obligations arising under this Indenture or other guarantees of such obligations by such parties.

Section 11.04                     Execution and Delivery of Guarantee

Neither the Issuer nor any Guarantor shall be required to make a notation on the Notes to reflect any Guarantee or any release, termination or discharge thereof.

Each Guarantor agrees that its Guarantee set forth in Section 11.02 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

Section 11.05                     Releases

The Guarantee of a Guarantor will be released:

(1)                                 in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, spin-off, consolidation, amalgamation or combination) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary, if the sale or other disposition does not violate Sections 4.10, 4.25 or 4.26 hereof;

(2)                                 in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary, if the sale or other disposition does not violate Sections 4.10, 4.25 or 4.26 hereof and the Guarantor ceases to be a Restricted Subsidiary as a result of the sale or other disposition;

(3)                                 if the Issuer designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture;

(4)                                 upon Legal Defeasance or Covenant Defeasance in accordance with Article 8 hereof or satisfaction and discharge of this Indenture in accordance with Article 12 hereof;

(5)                                 in connection with enforcement actions taken by the Security Agent or the Trustee in accordance with this Indenture, the Collateral Trust Deed and, if applicable, in accordance with the North American Intercreditor Agreement and any Additional Intercreditor Agreement; or

(6)                                 the circumstances provided for under Article 9.

Upon any occurrence giving rise to a release of a Guarantee as specified in clauses (1) through (6) above, the Trustee, subject to receipt of certain documents from the Issuer and/or any Guarantor requested pursuant to the terms of this Indenture and at the expense of the Issuer, will execute any documents reasonably required in order to evidence or effect such release, discharge and termination in respect of such Guarantee. Except as provided in paragraph (5) above, no release and discharge of the Guarantee will be effective against the Trustee, the Security Agent or the Holders until the Issuer shall have delivered to the Trustee and the Security Agent an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent provided for in this Indenture and the Security Documents relating to such release and discharge have been satisfied and that such release and discharge is authorized and permitted under this Indenture and the Security Documents and the Trustee and the Security Agent shall be entitled to rely on such Officers’ Certificate and Opinion of Counsel absolutely and without further enquiry. None of the Issuer, the Trustee or any Guarantor will be required to make a notation on the Notes to reflect any such release, discharge or termination.

Any Guarantor not released from its obligations under its Guarantee as provided in this Section 11.05 will remain liable for the full amount of principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01                     Satisfaction and Discharge

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1)                                 either:

(a)                                 all Notes that have been authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee or the applicable Registrar for cancellation; or

(b)                                 all Notes that have not been delivered to the Trustee or the applicable Registrar for cancellation have become due and payable by reason of the mailing of a notice of redemption by the Trustee in the name, and at the expense of, the Issuer or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee (or such other entity designated by the Trustee for this purpose) as trust funds (A) in trust solely for the benefit of the Holders of the Dollar Notes, cash in dollars, non-callable U.S. Government Obligations or a combination thereof or (B) in trust solely for the benefit of the Holders of the Euro Notes, cash in euros, non-callable European Government Obligations or a combination thereof, in each case, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Amounts, if any, and accrued interest to the date of maturity or redemption;

(2)                                 the Issuer or any Guarantor has paid or caused to be paid all sums payable by the Issuer and the Guarantors under this Indenture; and

(3)                                 the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent in this Indenture relating to satisfaction and discharge have been satisfied; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (1), (2) and (3)).

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to sub-clause (b) of clause (1) of this Section 12.01, the provisions of Sections 12.02 and 8.06 hereof will survive. In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.06 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 12.02                     Application of Trust Money

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal of, premium on, if any, interest and Additional Amounts, if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money, European Government Obligations or U.S. Government Obligations in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Issuer has made any payment of principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money, European Government Obligations or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 13

MISCELLANEOUS

Section 13.01                     Notices

Any notice or communication by the Issuer, any Guarantor, the Trustee, the Security Agent to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor:

Albéa Beauty Holdings S.A.

5, rue Guillaume Kroll

L-1882 Luxembourg

Grand Duchy of Luxembourg

Attention: Xavier LeClerc de Hauteclocque

with a copy to:

Kirkland & Ellis International LLP

30 St. Mary Axe

London EC3A 8AF

United Kingdom

Facsimile No.: +44 20 7469 2001

Attention: William Burke, Esq.

If to the Trustee, Dollar Notes Registrar, Transfer Agent and Paying Agent:

Wilmington Trust, National Association

166 Mercer Street

Suite 2-R

New York, NY 10012

United States

Facsimile No.: +212 343 1079

If to the Security Agent:

Wilmington Trust (London) Limited

Third Floor

1 King’s Arms Yard

London EC2R 7AF

United Kingdom

Facsimile No.: +44 20 7397 3601

Attention: The Directors

If to the Principal Paying Agent and Euro Notes Transfer Agent:

Citibank, N.A., London Branch

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

United Kingdom

Facsimile No.: +353 1 622 2210

Attention: Agency & Trust — PPA Claims

If to the Irish Listing Agent:

Davy

First Floor

7 Exchange Place

IFSC, Dublin 1

Ireland

Euro Notes Registrar

Citigroup Global Markets Deutschland AG, 5th Floor

Reuterweg 16,

60323 Frankfurt

Fax: +353 506 0339

Attn: Agency and Trust Registrar

The Issuer, any Guarantor, the Trustee and the Agents or the Security Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

All notices and communications shall be in the English language or accompanied by a translation into English certified as being a true and accurate translation. In the event of any discrepancies between the English and other than English versions of such notices or communications, the English version of such notice or communication shall prevail.

All notices to the Holders (while any Notes are represented by one or more Global Notes) shall be delivered to Depositary, Euroclear and Clearstream, as applicable for communication to entitled account Holders. So long as the Notes are traded on the Global Exchange Market and the rules and regulations of the Irish Stock Exchange so require, all notices to Holders will also be published through the Companies Announcement Office of the Irish Stock Exchange, and on the official website of the Irish Stock Exchange (www.ise.ie). If publication as provided above is not practicable, notice will be given in such other manner, and shall be deemed to have been given on such date, as the Trustee may approve. In the case of Definitive Registered Notes, notices will be mailed to Holders by first-class mail at their respective addresses as they appear on the records of the relevant Registrar, unless stated otherwise in the register kept by, and at the registered office of the Issuer.

Notices given by publication will be deemed given on the first date on which publication is made. Notices delivered to the Depositary, Euroclear and Clearstream will be deemed given on the date when delivered.

Notices given by first class mail, postage paid, will be deemed given five calendar days after mailing whether or not the addressee receives it.

If a notice or communication is mailed or published in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders or delivers a notice or communication to holders of Book-Entry Interests, it will mail a copy to the Trustee and each Agent at the same time.

Section 13.02                     [Reserved]

Section 13.03                     Certificate and Opinion as to Conditions Precedent

Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee:

(1)                                 an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.04 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2)                                 an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.04 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied; provided, however, that no Officer’s Certificate as set forth in clause (1) above shall be required in connection with the order of the Issuer to authenticate and deliver the Initial Notes on the date hereof pursuant to Section 2.02 hereof.

Section 13.04                     Statements Required in Certificate or Opinion

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(1)                                 a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)                                 a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)                                 a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4)                                 a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied, provided, however, that an issuer of an Opinion of Counsel may reasonably rely as to any matter of fact on an Officer’s Certificate or a certificate of any relevant registrar of companies.

Section 13.05                     Rules by Trustee and Agents

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.06                     Agent for Service; Submission to Jurisdiction; Waiver of Immunities

Each of the parties hereto irrevocably agrees that any suit, action or proceeding arising out of, related to, or in connection with this Indenture, the Notes and the Guarantee or the transactions contemplated hereby, and any action arising under U.S. federal or state securities laws, may be instituted in any U.S. federal or state court located in the State and City of New York, Borough of Manhattan; irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding; and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding. The Issuer and each of the Guarantors not located in the United States has appointed Albéa Beauty Solutions USA as its authorized agent upon whom process may be served in any such suit, action or proceeding which may be instituted in any U.S. federal or state court located in the State and City of New York, Borough of Manhattan arising out of or based upon this Indenture, the Notes or the transactions contemplated hereby or thereby, and any action brought under U.S. federal or state securities laws (the “Authorized Agent”). The Issuer and each of the Guarantors expressly consents to the jurisdiction of any such court in respect of any such action and waives any other requirements of or objections to personal jurisdiction with respect thereto and waives any right to trial by jury. Such appointment shall be irrevocable unless and until replaced by an agent reasonably acceptable to the Trustee. The Issuer and each of the Guarantors represents and warrants that the Authorized Agent has agreed to act as said agent for service of process, and the Issuer agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Issuer shall be deemed, in every respect, effective service of process upon the Issuer and any Guarantor.

Section 13.07                     No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Notes, this Indenture, the Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under applicable securities laws.

Section 13.08                     Governing Law

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. THE APPLICATION OF THE PROVISIONS SET OUT IN ARTICLES 86 TO 94-8 OF THE LUXEMBOURG LAW ON COMMERCIAL COMPANIES DATED AUGUST 10, 1915 IS EXCLUDED.

Section 13.09                     No Adverse Interpretation of Other Agreements

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10                     Successors

All agreements of the Issuer in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.05 hereof.

Section 13.11                     Severability

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.12                     Counterpart Originals

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 13.13                     Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.14                     Judgment Currency

Any amount received or recovered in respect of the Notes or the Guarantee in a currency other than U.S. dollars in respect of the Dollar Notes or euro in respect of the Euro Notes (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer, any Subsidiary or otherwise) by the Trustee or a Holder of the Notes in respect of any sum expressed to be due to such Holder from the Issuer or any Guarantor of the Notes will constitute a discharge of their obligation only to the extent of the U.S. dollar or euro amount, as applicable, which the recipient is able to purchase with the amount so received or recovered in such other currency on the date of that receipt or recovery (or, if it is not possible to make that purchase on that date, on the first date on which it is possible to do so). If the U.S. dollar or euro amount, as applicable, to be recovered is less than the U.S. dollar or euro amount, as applicable, expressed to be due to the recipient under any Dollar Note or Euro Note, as applicable, the Issuer and each Guarantor of the Notes shall, jointly and severally, indemnify the recipient against the cost of making any further purchase of U.S. dollars or euro, as applicable, in an amount equal to such difference. These indemnities, to the extent permitted by law:

(a)                                 constitute a separate and independent obligation from the Issuer’s and each Guarantor’s other obligations;

(b)                                 give rise to a separate and independent cause of action;

(c)                                  apply irrespective of any waiver granted by any Holder of a Note or the Trustee from time to time; and

(d)                                 will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or any other judgment or order.

Section 13.15                     Prescription

Claims against the Issuer or any Guarantor for the payment of principal or Additional Amounts, if any, on the Notes will be prescribed ten years after the applicable due date for payment thereof. Claims against the Issuer or any Guarantor for the payment of interest on the Notes will be prescribed five years after the applicable due date for payment of interest.

Section 13.16                     Additional Information

Upon written request by any Holder or a holder of a Book-Entry Interest to the Issuer at the address set forth in Section 13.01 hereof, the Issuer will mail or cause to be mailed, by first class mail, to such Holder or holder (at the expense of the Issuer) a copy of this Indenture, the form of Note, the Escrow Documents, the Security Documents, the Collateral Trust Deed, the North American Intercreditor Agreement and any Additional Intercreditor Agreement.

[Signatures on following page]

SIGNATURES

Dated as of October 31, 2012

SIGNATURES

Dated as of October 31, 2011

ALBÉA BEAUTY HOLDINGS S.A. as the Issuer

By:	/s/ Isabelle Arker
Name:	Isabelle Arker
Title:	Category B Director

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee, Dollar Notes Registrar, Transfer and Paying Agent

By:	/s/ Daniel R. Fisher
Name:	Daniel R. Fisher
Title:	Vice President

CITIBANK, N.A., LONDON BRANCH as Principal Paying Agent and Euro Notes Transfer Agent

By:	/s/ David Rowlandson
Name:	David Rowlandson
Title:	Vice President

CITIGROUP GLOBAL MARKETS DEUTSCHLAND AG as Euro Notes Registrar

By:	/s/ S. Roos	/s/ Gabriele Fisch
Name:	S. Roos	Gabriele Fisch
Title:	Assistent Manager

WILMINGTON TRUST (LONDON) LIMITED as Security Agent

By:	/s/ Elaine Lockhart
Name:	Elaine Lockhart
Title:	Director

Annex A

LIST OF CARVE-OUTS TO NOTES PRIORITY COLLATERAL

(i)            any assets secured, or subject to a negative pledge, under the European AR Facility;

(ii)           any leasehold interest in Poland, the United Kingdom, Canada or Brazil and any other leasehold interests which are subject to landlord consent;

(iii)          capital stock and other equity-related investments in its subsidiaries incorporated in France (other than Twist Beauty Packaging Holdings France S.A.S.), Indonesia, India, China, Taiwan, Western Samoa;

(iv)          in the case of TPI Molpastic Ltda, trade acceptance bills and 10 machines secured in favor of HSBC under the HSBC invoice discounting and finance lease facilities;

(v)           real estate assets and bank accounts of Rexam do Brasil Embalagens Ltda.;

(vi)          in the case of Albéa Deutschland GmbH, bank accounts that secure financing from Fortis Bank SA/NV Niederlassung Deutschland, bank accounts and real estate that secure certain public infrastructure obligations towards the City of Nuremberg, any movable assets that are stored at external storages and cannot be labeled (such as raw materials);

(vii)         in the case of Albéa Poland sp z o.o., bank accounts, machinery, equipment and inventory which is secured in favor of BNP Paribas under a non-revolving loan facility;

(viii)        certain freehold real estate interests including, in the case of Albéa Warsaw sp z o.o., the real estate located in Konstancin which is subject to a sale process and, in the case of Albéa Poland sp z o.o., its real estate located in Łódź, Poland;

(ix)          in the case of the Guarantors incorporated in England & Wales and Hong Kong, personal chattels and any insurance policies (or proceeds thereof) entered into in connection with such chattels which are secured in favour of HSBC pursuant to a chattel mortgage or subject to a negative pledge and any other such chattels and insurance policies (or proceeds thereof) which cannot be charged without the consent of the provider purchase money for the acquisition of such personal chattels;

(x)           in the case of a Guarantor incorporated in England & Wales, insurance policies (or proceeds thereof) subject to a negative pledge under a hire purchase agreement entered into with HSBC;

(xi)          in the case of Guarantors incorporated in England & Wales and Hong Kong, any monetary claim, bank account and insurance which are secured in favor of a third party or subject to a negative pledge under any Qualified Receivables Transaction;

(xii)         intellectual property and shares and investments which cannot be charged without the consent of a third party and which may not be charged in a jurisdiction where registration has not taken place and there is no requirement in the Security Documents for the Guarantors to register their intellectual property security other than (as applicable, but not with respect to any intellectual property governed by German law) at the European Patent Office, the United States Patent and Trademark Office, the United States Copyright Office, the Office for the Harmonisation of the Internal Market, the UK Intellectual Property Office or the Institut National de la Propriete Industrielle; and

(xiii)        assets sold, conveyed or otherwise transferred, or over which security interests have been granted or are prohibited, pursuant to a Qualified Receivables Transaction

EXHIBIT A-1

[Form of Face of Euro Note]

THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”)) OR (B) IT IS ACQUIRING THIS SECURITY IN AN “OFFSHORE TRANSACTION” (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT), (2) IN THE CASE OF NOTES ISSUED UNDER RULE 144A, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR FOR WHICH IT HAS PURCHASED SECURITIES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY [RULE 144][REGULATION S] UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THEREUNDER) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY) ONLY (A) TO THE ISSUER, A GUARANTOR OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT, OR ANY PERSON ACTING ON ITS BEHALF, REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) TO NON-U.S. PERSONS IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND TO COMPLIANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR TERRITORY OF THE UNITED STATES OR ANY OTHER JURISDICTION, AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS AND FURTHER SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSES (D) AND (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

THIS GLOBAL NOTE IS HELD BY THE COMMON DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, AND (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE.

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Common Code

ISIN

8.75% Senior Secured Notes due 2019

No.	€

ALBÉA BEAUTY HOLDINGS S.A.

promises to pay to                                                                                                                   or registered assigns, the principal sum of                                                                                                                                             EUROS or such greater or lesser amount as indicated in the schedule of Exchanges of Interests in the Global Note on November 1, 2019.

Interest Payment Dates: May 1 and November 1

Record Dates: April 15 and October 15

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IN WITNESS WHEREOF, the parties hereto have caused this Note to be signed manually or by facsimile by the duly authorized officers referred to below.

ALBÉA BEAUTY HOLDINGS S.A.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

CITIBANK, N.A., LONDON BRANCH, not in its personal capacity but in its capacity as Euro Authenticating Agent appointed by the Trustee, WILMINGTON TRUST, NATIONAL ASSOCIATION

By:
Name:
Title:

Dated:                                       , 2012

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[Back of Euro Note]

8.75% Senior Secured Notes due 2019

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)                                 INTEREST. ALBÉA BEAUTY HOLDINGS S.A., a Luxembourg public limited liability company (société anonyme) with registered office at 5, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 162,078 (the “Issuer”), promises to pay or cause to be paid interest on the principal amount of this Note at 8.75% per annum. The Issuer will pay interest semi-annually in arrears on May 1 and November 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be May 1, 2013. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Amounts (without regard to any applicable grace periods), from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2)                                 METHOD OF PAYMENT. The Issuer will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on May 1 or November 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and Additional Amounts, if any, through the relevant Paying Agents as provided in the Indenture or, at the option of the Issuer, payment of interest and Additional Amounts, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Additional Amounts, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuer or the relevant Paying Agent. Such payment shall be made in euro.

(3)                                 PAYING AGENT, REGISTRAR AND TRANSFER AGENT. Initially, Citibank, N.A., London Branch will act as Principal Paying Agent and as a Transfer Agent and Citigroup Global Markets Deutschland AG will act as Registrar. Upon notice to the Trustee, the Issuer may change any Principal Paying Agent, Irish Paying Agent, Registrar or Transfer Agent.

(4)                                 INDENTURE. The Issuer issued the Notes under an Indenture dated as of October 31, 2012 (the “Indenture”) between, among others, the Issuer, Wilmington Trust, National Association as the Trustee, and Wilmington Trust (London) Limited as Security Agent. The Notes are subject to all terms of the Indenture, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

(5)                                 OPTIONAL REDEMPTION.

(a)                                 At any time prior to November 1, 2015, the Issuer may on any one or more occasions redeem up to 40% of the aggregate principal amount of Euro Notes issued under the Indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price

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equal to 108.750% of the principal amount of the Euro Notes redeemed, plus accrued and unpaid interest and Additional Amounts, if any, to the date of redemption (subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds of an Equity Offering of the Issuer to the extent the proceeds from such Equity Offering are contributed to the Issuer’s common equity capital or are paid to the Issuer as consideration for the issuance of ordinary shares of the Issuer; provided that:

(A)                               at least 60% of the aggregate principal amount of Euro Notes originally issued under the Indenture (excluding Notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(B)                               the redemption occurs within 120 days of the date of the closing of such Equity Offering.

(b)                                 At any time prior to November 1, 2015, the Issuer may on any one or more occasions redeem all or a part of the Euro Notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Additional Amounts, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(c)                                  Except pursuant to subparagraphs (a) and (b) of this Paragraph 5 and pursuant to Paragraph 6 and Paragraph 7, the Euro Notes will not be redeemable at the Issuer’s option prior to November 1, 2015.

(d)                                 On or after November 1, 2015, the Issuer may on any one or more occasions redeem all or a part of the Euro Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Amounts, if any, on the Euro Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 1 of the years indicated below, subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date:

Redemption
Year	Price
2015	106.563%
2016	104.375%
2017	102.188%
2018 and thereafter	100.000%

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Any redemption pursuant to Section 3.07 of the Indenture shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture. Any redemption and notice may, in the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent.

(6)                                 REDEMPTION FOR CHANGES IN TAXES.

The Issuer may redeem the Notes, in whole but not in part, at its discretion at any time upon giving not less than 30 nor more than 60 days’ prior notice to the Holders (which notice will be irrevocable and given in accordance with the procedures described in Section 3.02 and Section 3.03 of the Indenture), at a redemption price equal to 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Issuer for redemption (a “Tax Redemption Date”) and all

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Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Notes or any Guarantee, the Issuer or the relevant Guarantor is or would be required to pay Additional Amounts (but in the case of the relevant Guarantor, only if such amount payable cannot be paid by the Issuer or another Guarantor who can pay such amount without the obligation to pay Additional Amounts), and the Issuer or the relevant Guarantor cannot avoid any such payment obligation by taking reasonable measures available to it, including by making payment through a different paying agent, and the requirement arises as a result of:

(1)                                 any amendment to, or change in, the laws, treaties or any regulations, rulings or other official guidance promulgated thereunder of a relevant Tax Jurisdiction which change or amendment is publicly and formally proposed and becomes effective on or after the date of the Offering Memorandum (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the date of the Offering Memorandum, such later date); or

(2)                                 any amendment to, or change in, an official written interpretation or application of such laws, treaties, regulations, rulings or other official guidance (including by virtue of a holding, judgment, order by a court of competent jurisdiction or a change in published administrative practice) which amendment or change is publicly and formally proposed and becomes effective on or after the date of the Offering Memorandum (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the date of the Offering Memorandum, such later date).

The Issuer will not give any such notice of redemption earlier than 60 days prior to the earliest date on which the Issuer or the relevant Guarantor would be obligated to make such payment or withholding if a payment in respect of the Notes were then due, and the obligation to pay Additional Amounts must be in effect at the time such notice is given. Prior to the giving of any notice of redemption of the Notes pursuant to the foregoing, the Issuer will deliver to the Trustee an opinion of independent internationally recognized tax counsel to the effect that there has been such amendment or change which would entitle the Issuer to redeem the Notes hereunder. In addition, before the Issuer gives notice of redemption of the Notes as described above, it will deliver to the Trustee an Officer’s Certificate to the effect that it cannot avoid its obligation to pay Additional Amounts by the Issuer taking reasonable measures available to it.

The Trustee will accept and shall be entitled to rely on such Officer’s Certificate and Opinion of Counsel as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the Holders.

(7)                                 SPECIAL MANDATORY REDEMPTION.

In the event that (a) the Completion Date does not take place on or prior to the Escrow Longstop Date, (b) there occurs a repudiation by the Issuer of any of its obligations under the Escrow Agreement or any of the Security Documents or the unenforceability of the Escrow Agreement or any of the Security Documents against the Issuer or any of its other creditors for any reason, (c) in the reasonable judgment of the Issuer, the Rexam Acquisition will not be consummated by the Escrow Longstop Date, (d) the Equity Purchase Agreement terminates at or prior to the Escrow Longstop Date, (e) a Default arises under clauses (9) of Section 6.01 hereof, or (f) the Sponsor ceases to beneficially own or control, directly or indirectly, at least a majority of the issued and outstanding capital stock of the Issuer, (the date of any such event being the “Special Termination Date”), the Issuer will redeem all of the Notes (the “Special Mandatory Redemption”) at a price (the “Special Mandatory Redemption Price”) equal to 100% of the issue price of the Notes, plus accrued and unpaid interest and Additional Amounts, if any, from the Issue Date to the Special Mandatory Redemption Date.

Notice of the Special Mandatory Redemption will be delivered by the Issuer, no later than one Business Day following the Special Termination Date, to the Trustee and the Escrow Agent (copied to each Paying Agent), and will provide that the Notes shall be redeemed on a date that is no earlier than two business days and no later than 15 days after such notice is given by the Issuer in accordance with the terms of the Escrow Agreement (the “Special Mandatory Redemption Date”). On the Special Mandatory Redemption Date, the Escrow Agent shall pay to the Principal Paying Agent for payment to each holder of Notes the

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Special Mandatory Redemption Price for such holder’s Notes and, concurrently with the payment to such holders, deliver any excess Escrowed Property (if any) to the Issuer.

If at the time of such Special Mandatory Redemption, the Notes are listed on the Irish Stock Exchange and the rules of the Irish Stock Exchange so require, the Issuer will notify the Irish Stock Exchange that the Special Mandatory Redemption has occurred and any relevant details relating to such Special Mandatory Redemption.

No provisions of the Escrow Agreement (including, without limitation, those relating to the release of the Escrowed Property) and, to the extent such provisions relate to the Issuer’s obligation to redeem the Notes in a Special Mandatory Redemption, the Indenture, may be waived or modified in any manner materially adverse to the holders of the Euro Notes without the consent of at least 90% in aggregate principal amount of the Notes affected thereby.

(8)                                 MANDATORY REDEMPTION. Except as required pursuant to Paragraph (7) above, the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(9)                                 REPURCHASE AT THE OPTION OF HOLDERS.

(a)                                 Upon the occurrence of a Change of Control, the Issuer will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to €100,000 or integral multiples of €1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Additional Amounts, if any, on the Notes repurchased to the date of purchase (the “Change of Control Payment”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b)                                 Any Net Proceeds from Asset Sales that are not applied or invested as provided and within the time period set forth in the Indenture will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, within ten Business Days thereof, the Issuer will make an Asset Sale Offer to all Holders of Notes and may make an offer to all holders of other Indebtedness that is pari passu with the Notes or any Guarantee to purchase, prepay or redeem the maximum principal amount of Notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price for the Notes in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase, prepayment or redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into (or to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds or if the aggregate amount of Notes tendered pursuant to a Notes Offer exceeds the amount of the Net Proceeds so applied, the Issuer will select the Notes and such other pari passu Indebtedness, if applicable, to be purchased on a pro rata basis (or in the manner described in Section 3.02 of the Indenture), based on the amounts tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(10)                          NOTICE OF REDEMPTION. At least 30 days but not more than 60 days before a redemption date, the Issuer will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture.

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(11)                          DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons attached in denominations of €100,000 or integral multiples of €1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The relevant Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding interest payment date.

(12)                          PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under this Indenture.

(13)                          AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions (including the exceptions contained in Section 9.02 of the Indenture), the Indenture (including, without limitation, Section 3.10, Section 4.10 and Section 4.14 thereof), the Notes, the Guarantee, the Security Documents, the Collateral Trust Deed, the North American Intercreditor Agreement or any Additional Intercreditor Agreement may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and, subject to Section 6.04 and Section 6.07 of the Indenture, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, interest or Additional Amounts, if any, on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture, the Notes, the Guarantee, the Security Documents, the Collateral Trust Deed, the North American Intercreditor Agreement or any Additional Intercreditor Agreement may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided that, if any amendment, supplement or waiver will only affect the Euro Notes, only the consent of the Holders of a majority in aggregate principal amount of the then outstanding Euro Notes shall be required. In certain circumstances, the Indenture, the Notes or the Guarantee may be amended or supplemented without the consent of any Holder, including to cure any ambiguity, defect or inconsistency.

(14)                          DEFAULTS AND REMEDIES. Except as set forth in Section 6.02 of the Indenture, if an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. In the case of an Event of Default specified in clauses (9), (10) and (11) of Section 6.01 of the Indenture occurs and is continuing, the Notes automatically become due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity and/or security satisfactory to it before it enforces the Indenture or the Notes. Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

(15)                          AUTHENTICATION. This Note will not be valid until authenticated by the manual or facsimile signature of the Trustee or an Authenticating Agent.

(16)                          ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17)                          ISIN AND COMMON CODE NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused ISIN and Common Code numbers to be printed on the Notes, and the Trustee may use ISIN and Common

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Code numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(18)                          GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. THE APPLICATION OF THE PROVISIONS SET OUT IN ARTICLES 86 TO 94-8 OF THE LUXEMBOURG LAW ON COMMERCIAL COMPANIES DATED AUGUST 10, 1915 IS EXCLUDED.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture, the form of Note, the Security Documents, the Collateral Trust Deed, the North American Intercreditor Agreement or any Additional Intercreditor Agreement. Requests may be made to:

Albéa Beauty Holdings S.A.

5, rue Guillaume Kroll

L-1882 Luxembourg

Grand Duchy of Luxembourg

Attention: Xavier LeClerc de Hauteclocque

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Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                         to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*                                         Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

Section 4.10

Section 4.14

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased (in denominations of €100,000 or integral multiples of €1,000 in excess thereof):

€

Date:

Tax Identification No.:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*                                         Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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Schedule of Exchanges of Interests in the Global Note *

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Registered Note, or exchanges of a part of another Global Note or Definitive Registered Note for an interest in this Global Note, have been made:

Principal Amount
	Amount of decrease	Amount of increase	of this Global Note	Signature of
	in Principal Amount	in Principal Amount	following such	authorized officer of
	of	of	decrease	Registrar or Principal
Date of Exchange	this Global Note	this Global Note	(or increase)	Paying Agent

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EXHIBIT A-2

[Form of Face of Dollar Note]

THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”)) OR (B) IT IS ACQUIRING THIS SECURITY IN AN “OFFSHORE TRANSACTION” (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT), (2) IN THE CASE OF NOTES ISSUED UNDER RULE 144A, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR FOR WHICH IT HAS PURCHASED SECURITIES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY [RULE 144][REGULATION S] UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THEREUNDER) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY) ONLY (A) TO THE ISSUER, A GUARANTOR OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT, OR ANY PERSON ACTING ON ITS BEHALF, REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) TO NON-U.S. PERSONS IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND TO COMPLIANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR TERRITORY OF THE UNITED STATES OR ANY OTHER JURISDICTION, AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS AND FURTHER SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSES (D) AND (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, AND (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE.

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Common Code

CUSIP

ISIN

8.375% Senior Secured Notes due 2019

No.	$

ALBÉA BEAUTY HOLDINGS S.A. promises to pay to                                                                                     or registered assigns, the principal sum of                                                                                                                DOLLARS or such greater or lesser amount as indicated in the schedule of Exchanges of Interests in the Global Note on November 1, 2019.

Interest Payment Dates: May 1 and November 1

Record Dates: April 15 and October 15

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IN WITNESS WHEREOF, the parties hereto have caused this Note to be signed manually or by facsimile by the duly authorized officers referred to below.

ALBÉA BEAUTY HOLDINGS S.A.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its personal capacity but in its capacity as Trustee

By:
Name:
Title:

Dated:                                     , 2012

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[Back of Dollar Note]

8.375% Senior Secured Notes due 2019

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)                                 INTEREST. ALBÉA BEAUTY HOLDINGS S.A., a Luxembourg public limited liability company (société anonyme) with registered office at 5, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 162,078 (the “Issuer”), promises to pay or cause to be paid interest on the principal amount of this Note at 8.375% per annum. The Issuer will pay interest semi-annually in arrears on May 1 and November 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be May 1, 2013. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Amounts (without regard to any applicable grace periods), from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2)                                 METHOD OF PAYMENT. The Issuer will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on May 1 or November 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and Additional Amounts, if any, through the relevant Paying Agents as provided in the Indenture or, at the option of the Issuer, payment of interest and Additional Amounts, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Additional Amounts, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuer or the relevant Paying Agent. Such payment shall be made in dollar.

(3)                                 PAYING AGENT, REGISTRAR AND TRANSFER AGENT. Initially, Wilmington Trust, National Association will act as Paying Agent, as Transfer Agent and as Registrar. Upon notice to the Trustee, the Issuer may change any Principal Paying Agent, Irish Paying Agent, Registrar or Transfer Agent.

(4)                                 INDENTURE. The Issuer issued the Notes under an Indenture dated as of October 31, 2012 (the “Indenture”) between, among others, the Issuer, Wilmington Trust, National Association as the Trustee, and Wilmington Trust (London) Limited as Security Agent. The Notes are subject to all terms of the Indenture, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

(5)                                 OPTIONAL REDEMPTION.

(a)                                 At any time prior to November 1, 2015, the Issuer may on any one or more occasions redeem up to 40% of the aggregate principal amount of Dollar Notes issued under the Indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 108.375% of the principal amount of the Dollar Notes redeemed, plus accrued

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and unpaid interest and Additional Amounts, if any, to the date of redemption (subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds of an Equity Offering of the Issuer to the extent the proceeds from such Equity Offering are contributed to the Issuer’s common equity capital or are paid to the Issuer as consideration for the issuance of ordinary shares of the Issuer; provided that:

(A)                               at least 60% of the aggregate principal amount of Dollar Notes originally issued under the Indenture (excluding Notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(B)                               the redemption occurs within 120 days of the date of the closing of such Equity Offering.

(b)                                 At any time prior to November 1, 2015, the Issuer may on any one or more occasions redeem all or a part of the Dollar Notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Additional Amounts, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(c)                                  Except pursuant to subparagraphs (a) and (b) of this Paragraph 5 and pursuant to Paragraph 6 and Paragraph 7, the Dollar Notes will not be redeemable at the Issuer’s option prior to November 1, 2015.

(d)                                 On or after November 1, 2015, the Issuer may on any one or more occasions redeem all or a part of the Dollar Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Amounts, if any, on the Dollar Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 1 of the years indicated below, subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date:

Redemption
Year	Price
2015	106.281%
2016	104.188%
2017	102.094%
2018 and thereafter	100.000%

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Any redemption pursuant to Section 3.07 of the Indenture shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture. Any redemption and notice may, in the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent.

(6)                                 REDEMPTION FOR CHANGES IN TAXES.

The Issuer may redeem the Notes, in whole but not in part, at its discretion at any time upon giving not less than 30 nor more than 60 days’ prior notice to the Holders (which notice will be irrevocable and given in accordance with the procedures described in Section 3.02 and Section 3.03 of the Indenture), at a redemption price equal to 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Issuer for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due and which

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will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Notes or any Guarantee, the Issuer or the relevant Guarantor is or would be required to pay Additional Amounts (but in the case of the relevant Guarantor, only if such amount payable cannot be paid by the Issuer or another Guarantor who can pay such amount without the obligation to pay Additional Amounts), and the Issuer or the relevant Guarantor cannot avoid any such payment obligation by taking reasonable measures available to it, including by making payment through a different paying agent, and the requirement arises as a result of:

(1)                                 any amendment to, or change in, the laws, treaties or any regulations, rulings or other official guidance promulgated thereunder of a relevant Tax Jurisdiction which change or amendment is publicly and formally proposed and becomes effective on or after the date of the Offering Memorandum (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the date of the Offering Memorandum, such later date); or

(2)                                 any amendment to, or change in, an official written interpretation or application of such laws, treaties, regulations, rulings or other official guidance (including by virtue of a holding, judgment, order by a court of competent jurisdiction or a change in published administrative practice) which amendment or change is publicly and formally proposed and becomes effective on or after the date of the Offering Memorandum (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the date of the Offering Memorandum, such later date).

The Issuer will not give any such notice of redemption earlier than 60 days prior to the earliest date on which the Issuer or the relevant Guarantor would be obligated to make such payment or withholding if a payment in respect of the Notes were then due, and the obligation to pay Additional Amounts must be in effect at the time such notice is given. Prior to the giving of any notice of redemption of the Notes pursuant to the foregoing, the Issuer will deliver to the Trustee an opinion of independent internationally recognized tax counsel to the effect that there has been such amendment or change which would entitle the Issuer to redeem the Notes hereunder. In addition, before the Issuer gives notice of redemption of the Notes as described above, it will deliver to the Trustee an Officer’s Certificate to the effect that it cannot avoid its obligation to pay Additional Amounts by the Issuer taking reasonable measures available to it.

The Trustee will accept and shall be entitled to rely on such Officer’s Certificate and Opinion of Counsel as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the Holders.

(7)                                 SPECIAL MANDATORY REDEMPTION.

In the event that (a) the Completion Date does not take place on or prior to the Escrow Longstop Date, (b) there occurs a repudiation by the Issuer of any of its obligations under the Escrow Agreement or any of the Security Documents or the unenforceability of the Escrow Agreement or any of the Security Documents against the Issuer or any of its other creditors for any reason, (c) in the reasonable judgment of the Issuer, the Rexam Acquisition will not be consummated by the Escrow Longstop Date, (d) the Equity Purchase Agreement terminates at or prior to the Escrow Longstop Date, (e) a Default arises under clauses (9) of Section 6.01 hereof, or (f) the Sponsor ceases to beneficially own or control, directly or indirectly, at least a majority of the issued and outstanding capital stock of the Issuer, (the date of any such event being the “Special Termination Date”), the Issuer will redeem all of the Notes (the “Special Mandatory Redemption”) at a price (the “Special Mandatory Redemption Price”) equal to 100% of the issue price of the Notes, plus accrued and unpaid interest and Additional Amounts, if any, from the Issue Date to the Special Mandatory Redemption Date.

Notice of the Special Mandatory Redemption will be delivered by the Issuer, no later than one Business Day following the Special Termination Date, to the Trustee and the Escrow Agent (copied to each Paying Agent), and will provide that the Notes shall be redeemed on a date that is no earlier than two business days and no later than 15 days after such notice is given by the

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Issuer in accordance with the terms of the Escrow Agreement (the “Special Mandatory Redemption Date”). On the Special Mandatory Redemption Date, the Escrow Agent shall pay to the Principal Paying Agent for payment to each holder of Notes the Special Mandatory Redemption Price for such holder’s Notes and, concurrently with the payment to such holders, deliver any excess Escrowed Property (if any) to the Issuer.

If at the time of such Special Mandatory Redemption, the Notes are listed on the Irish Stock Exchange and the rules of the Irish Stock Exchange so require, the Issuer will notify the Irish Stock Exchange that the Special Mandatory Redemption has occurred and any relevant details relating to such Special Mandatory Redemption.

No provisions of the Escrow Agreement (including, without limitation, those relating to the release of the Escrowed Property) and, to the extent such provisions relate to the Issuer’s obligation to redeem the Notes in a Special Mandatory Redemption, the Indenture, may be waived or modified in any manner materially adverse to the holders of the Dollar Notes without the consent of at least 90% in aggregate principal amount of the Notes affected thereby..

(8)                                 MANDATORY REDEMPTION. Except as required pursuant to Paragraph (7) above, the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(9)                                 REPURCHASE AT THE OPTION OF HOLDERS.

(a)                                 Upon the occurrence of a Change of Control, the Issuer will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to, $200,000 or integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Additional Amounts, if any, on the Notes repurchased to the date of purchase (the “Change of Control Payment”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b)                                 Any Net Proceeds from Asset Sales that are not applied or invested as provided and within the time period set forth in the Indenture will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, within ten Business Days thereof, the Issuer will make an Asset Sale Offer to all Holders of Notes and may make an offer to all holders of other Indebtedness that is pari passu with the Notes or any Guarantee to purchase, prepay or redeem the maximum principal amount of Notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price for the Notes in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase, prepayment or redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into (or to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds or if the aggregate amount of Notes tendered pursuant to a Notes Offer exceeds the amount of the Net Proceeds so applied, the Issuer will select the Notes and such other pari passu Indebtedness, if applicable, to be purchased on a pro rata basis (or in the manner described in Section 3.02 of the Indenture), based on the amounts tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(10)                          NOTICE OF REDEMPTION. At least 30 days but not more than 60 days before a redemption date, the Issuer will mail or cause to be mailed, by first class mail, a notice of redemption to each

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Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture.

(11)                          DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons attached in denominations of $200,000 or integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The relevant Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding interest payment date.

(12)                          PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have right under this Indenture.

(13)                          AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions (including the exceptions contained in Section 9.02 of the Indenture), the Indenture (including, without limitation, Section 3.10, Section 4.10 and Section 4.14 thereof), the Notes, the Guarantee, the Security Documents, the Collateral Trust Deed, the North American Intercreditor Agreement or any Additional Intercreditor Agreement may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and, subject to Section 6.04 and Section 6.07 of the Indenture, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, interest or Additional Amounts, if any, on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture, the Notes, the Guarantee, the Security Documents, the Collateral Trust Deed, the North American Intercreditor Agreement or any Additional Intercreditor Agreement may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided that, if any amendment, supplement or waiver will only affect the Dollar Notes, only the consent of the Holders of a majority in aggregate principal amount of the then outstanding Dollar Notes shall be required. In certain circumstances, the Indenture, the Notes or the Guarantee may be amended or supplemented without the consent of any Holder, including to cure any ambiguity, defect or inconsistency.

(14)                          DEFAULTS AND REMEDIES. Except as set forth in Section 6.02 of the Indenture, if an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. In the case of an Event of Default specified in clauses (9), (10) and (11) of Section 6.01 of the Indenture occurs and is continuing, the Notes automatically become due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity and/or security satisfactory to it before it enforces the Indenture or the Notes. Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

(15)                          AUTHENTICATION. This Note will not be valid until authenticated by the manual or facsimile signature of the Trustee or an Authenticating Agent.

(16)                         ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

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(17)                          ISIN AND CUSIP. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused ISIN and CUSIP numbers to be printed on the Notes, and the Trustee may use ISIN and CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(18)                          GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. THE APPLICATION OF THE PROVISIONS SET OUT IN ARTICLES 86 TO 94-8 OF THE LUXEMBOURG LAW ON COMMERCIAL COMPANIES DATED AUGUST 10, 1915 IS EXCLUDED.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture, the form of Note, the Security Documents, the Collateral Trust Deed, the North American Intercreditor Agreement or any Additional Intercreditor Agreement. Requests may be made to:

Albéa Beauty Holdings S.A.

5, rue Guillaume Kroll

L-1882 Luxembourg

Grand Duchy of Luxembourg

Attention: Xavier LeClerc de Hauteclocque

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Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                             to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*                                         Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

Section 4.10

Section 4.14

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased (in denominations of $200,000 or integral multiples of $1,000 in excess thereof):

$

Date:

Tax Identification No.:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*                                         Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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Schedule of Exchanges of Interests in the Global Note *

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Registered Note, or exchanges of a part of another Global Note or Definitive Registered Note for an interest in this Global Note, have been made:

Principal Amount
	Amount of decrease	Amount of increase	of this Global Note	Signature of
	in Principal Amount	in Principal Amount	following such	authorized officer of
	of	of	decrease	Registrar or Principal
Date of Exchange	this Global Note	this Global Note	(or increase)	Paying Agent

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EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER FOR NOTES

[Issuer address block]

[Registrar address block]

Re:                             [€200,000,000 8.75% Senior Secured Notes due 2019][$385,000,000 8.375% Senior Secured Notes due 2019] of Albéa Beauty Holdings S.A.

Reference is hereby made to the Indenture, dated as of October 31, 2012 (the “Indenture”), between, among others, Albéa Beauty Holdings S.A., a société anonyme organized under the laws of Luxembourg (the “Issuer”), the Guarantors party thereto, Wilmington Trust, National Association as Trustee and Wilmington Trust (London) Limited as Security Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                          , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of €                  in such Note[s] or interests (the “Transfer”), to                               (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.	☐

Check if Transferee will take delivery of a Book-Entry Interest in the Rule 144A Global Note or a Definitive Registered Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or the Book-Entry Interest or Definitive Registered Note is being transferred to a Person that the Transferor or any person acting on its behalf reasonably believed and believes is purchasing the beneficial interest or the Book-Entry Interest or Definitive Registered Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act to whom notice has been given that the transfer is being made in reliance on Rule 144A in a transaction meeting the requirements of Rule 144A under the Securities Act and such Transfer is in compliance with any applicable blue sky securities laws of any state or territory of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or the Book-Entry Interest or Definitive Registered Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Rule 144A Global Note and/or the Definitive Registered Note and in the Indenture and the Securities Act.

2.	☐

Check if Transferee will take delivery of a Book-Entry Interest in the Regulation S Global Note or a Definitive Registered Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) for purposes of (1) a transaction executed pursuant to Rule 903, the transaction was executed in, on or through a physical trading floor of an established foreign securities exchange that is located outside the United States, or (2) a transaction executed pursuant to Rule 904, the transaction was executed in, on or through the facilities of a designated offshore securities market and such Transferor or any person acting on its behalf does not know that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in connection with the Transfer in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being effected prior to the expiration of a Restricted Period, the transferee is not a U.S. Person, or for the account or benefit of a U.S. Person (other than a distributor), as such term is defined pursuant to Regulation S of the Securities Act, and will take delivery only as a Book-Entry Interest so transferred through Euroclear or Clearstream. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or Definitive Registered Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Registered Note and in the Indenture and the Securities Act.

3.	☐

Check and complete if Transferee will take delivery of a Book-Entry Interest in a Global Note or a Definitive Registered Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to Book-Entry Interests in Global Notes and Definitive Registered Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.                                                                                      The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(b)                                                                                 ☐  a beneficial interest in the:

(i)                                                                                     ☐  Rule 144A Global Note ([CUSIP]/[ISIN]              ), or

(ii)                                                                                  ☐  Regulation S Global Note ([CUSIP]/[ISIN]              ).

2.                                                                                      After the Transfer the Transferee will hold:

[CHECK ONE]

(a)                                                                                 ☐  a beneficial interest in the:

(i)                                                                                     ☐  Rule 144A Global Note ([CUSIP]/[ISIN]              ), or

(ii)                                                                                  ☐  Regulation S Global Note ([CUSIP]/[ISIN]              ).

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE FOR NOTES

[Issuer address block]

[Registrar address block]

Re:                             [€200,000,000 8.75% Senior Secured Notes due 2019][$385,000,000 8.375% Senior Secured Notes due 2019] of Albéa Beauty Holdings S.A.

(ISIN                ; Common Code                )

Reference is hereby made to the Indenture, dated as of October 31, 2012 (the “Indenture”), between, among others, Albéa Beauty Holdings S.A., a société anonyme organized under the laws of Luxembourg (the “Issuer”), the Guarantors party thereto, Wilmington Trust, National Association as Trustee and Wilmington Trust (London) Limited as Security Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                                     , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of €                    in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. ☐ Check if Exchange is from Book-Entry Interest in a Global Note for Definitive Registered Notes. In connection with the Exchange of the Owner’s Book-Entry Interest in a Global Note for Definitive Registered Notes in an equal amount, the Owner hereby certifies that such Definitive Registered Notes are being acquired for the Owner’s own account without transfer. The Definitive Registered Notes issued pursuant to the Exchange will be subject to restrictions on transfer enumerated in the Indenture and the U.S. Securities Act.

2. ☐ Check if Exchange is from Definitive Registered Notes for Book-Entry Interest in a Global Note. In connection with the Exchange of the Owner’s Definitive Registered Notes for Book-Entry Interest in a Global Note in an equal amount, the Owner hereby certifies that such Book-Entry Interest in a Global Note are being acquired for the Owner’s own account without transfer. The Book-Entry Interests transferred in exchange will be subject to restrictions on transfer enumerated in the Indenture and the U.S. Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

C-1

ANNEX A TO CERTIFICATE OF EXCHANGE FOR NOTES

1.                                                                                      The Owner owns and proposes to exchange the following:

[CHECK ONE OF (a) OR (b)]

(a)                                                                                 ☐a Book-Entry Interest held through [Euroclear/Clearstream][DTC] Account No.                in the:

(i)                                                                                     ☐Rule 144A Global Note ([CUSIP]/[ISIN]                 ), or

(ii)                                                                                  ☐ Regulation S Global Note ([CUSIP]/[ISIN]                 ), or

(b)                                                                                 ☐a Definitive Registered Note.

2.                                                                                      After the Exchange the Owner will hold:

[CHECK ONE]

(a)                                                                                 ☐a Book-Entry Interest held through [Euroclear/Clearstream][DTC] Account No.                in the:

(i)                                                                                     ☐Rule 144A Global Note ([CUSIP]/[ISIN]                 ), or

(ii)                                                                                  ☐ Regulation S Global Note ([CUSIP]/[ISIN]                 ), or

(b)                                                                                 ☐a Definitive Registered Note.

in accordance with the terms of the Indenture.

C-2

EXHIBIT D

FORM OF SOLVENCY CERTIFICATE

This solvency certificate (this “Certificate”) is delivered by Albéa Beauty Holdings S.A. a Luxembourg public limited liability company (société anonyme) with registered office at 5, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 162,078 (the “Company”) in connection with the Indenture dated as of October 31, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”) (undefined capitalized terms used herein shall have the meanings set forth in the Indenture) among the Company, the Guarantors, Wilmington Trust, National Association as Trustee, Wilmington Trust (London) Limited as Security Agent and the other parties thereto.

I hereby certify as follows in my capacity as [Chief Financial Officer/Director] of the Company, and not individually:

1.                                      I am, and at all pertinent times mentioned herein, have been the duly qualified and acting Chief Financial Officer of the Company. In such capacity I have responsibility for the overall management of the financial affairs of the Company and the preparation of the financial statements of the Company. I am familiar with the properties, business, assets and liabilities of the Company and their business plans for the foreseeable future. I am authorized to execute this Certificate on behalf of the Company.

2.                                      I have carefully reviewed the contents of this Certificate, and I have conferred with counsel for the Company for the purpose of discussing the meaning of its contents.

3.                                      In connection with the preparation of this Certificate, I have made such investigations and inquiries as I deem necessary and reasonably prudent therefor and to accurately make the certifications expressed herein. Specifically, I have relied on historical information, revenues, expenses and other data supplied by the Company’s supervisory personnel directly responsible for the various functions involved. The financial information and assumptions which underlie and form the basis for the representations made in this Certificate were reasonable when made and continue to be reasonable as of the date hereof.

4.                                      To the best of my knowledge, as of the date hereof: (a) the Company has not been served with any summons or other notice in respect of any litigation or other proceeding pending or threatened against or affecting the Company or any of its properties or assets, which, if determined adversely to the Company, would have a materially adverse effect on the businesses, operations, properties, assets, or condition (financial or otherwise) of the Company; (b) the Company is not in default with respect to any order, writ, injunction, decree, or demand of any court or other governmental or regulatory authority by which the Company is currently bound; (c) has not initiated or been given notice of the commencement of any formal insolvency process.

Based on the foregoing, on behalf of the Company, I have reached the following conclusions:

(A)                               As of the date hereof, after the incurrence of the Permitted Collateral Lien, the Company is Solvent. For purposes hereof, “Solvent” shall mean:

(i)                                     the Company is not unable to pay its due and matured debts and is therefore not in a state of cessation des paiements; and

(ii)                                  the Company is not deprived of access to further credit.

(B)                               The Company is not subject to bankruptcy, insolvency, voluntary or judicial liquidation, composition with creditors, reprieve from payment, controlled management, claims of fraudulent conveyance that would reasonably be expected to result in a judgment that the Company would be unable to satisfy, general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally.

D-1

(C)                               No application has been made or petition presented or resolution passed by the Company or, as far as the Company is aware, by any other person for the appointment of an administrator, liquidator or similar officer pursuant to any insolvency or similar proceedings.

(D)                               No application has been made or petition presented or resolution passed by the Company or, so far as the Company is aware, any other person for an administration, voluntary winding-up or liquidation nor has any judicial winding-up or liquidation been commenced or initiated against the Company.

“Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

5.                                      In reaching the conclusions set forth in this Certificate the undersigned has considered, among other things:

(A)                               the fair salable value of the real property, equipment, inventory, accounts receivable, customer lists, supply contracts, joint venture interests, and all other property of the Company, real, personal and mixed, tangible and intangible;

(B)                               all indebtedness of the Company known to the undersigned and among other things, any claims arising out of pending or threatened litigation against the Company;

(C)                               historical and anticipated growth in the sales volume of the Company;

(D)                               the customary terms of trade payables of the Company;

(E)                                other financial information available and known to the undersigned relating to any matters addressed herein; and

(F)                                 all of the documents relating to Credit Facilities.

None of the Company, or any of its Subsidiaries intends, in incurring the Permitted Collateral Lien or in incurring (by way of assumption or otherwise) any related obligations or liabilities (contingent or otherwise), to disturb, delay, hinder or defraud either present or future creditors or other Persons to which the Company, the Issuer or any of their Subsidiaries is or are intended to become, on or after the date hereon, indebted.

D-2

EXHIBIT E

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                                       , among                                         , a company organized and existing under the laws of                 (the “Subsequent Guarantor”), Albéa Beauty Holdings S.A. a Luxembourg public limited liability company (société anonyme) with registered office at 5, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 162,078 (or its permitted successor), a société anonyme organized under the laws of Luxembourg (the “Issuer”), the other Guarantors (as defined in the Indenture referred to herein), Wilmington Trust, National Association as the Trustee and Wilmington Trust (London) Limited as the Security Agent.

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of October 31, 2012 providing for the issuance of €200,000,000 8.75% Senior Secured Notes due 2019 (the “Euro Notes”) and $385,000,000 8.375% Senior Secured Notes due 2019 (the “Dollar Notes” and, together with the Euro Notes, the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Subsequent Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsequent Guarantor shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer, the Guarantors, the Trustee and the Security Agent are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsequent Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.                                      CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.                                      AGREEMENT TO GUARANTEE. The Subsequent Guarantor hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Guarantee and the Indenture, including but not limited to Article 11 thereof.

3.                                      EXECUTION AND DELIVERY.

(a)                                 To evidence its Guarantee, the Subsequent Guarantor hereby agrees that a notation of such Guarantee shall be endorsed by an Officer of the Subsequent Guarantor on each Note authenticated and delivered by or on behalf of the Trustee and that this Supplemental Indenture shall be executed on behalf of the Subsequent Guarantor by one of its Directors or Officers (or any duly authorized signatory).

(b)                                 The Subsequent Guarantor hereby agrees that its Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

(c)                                  If an Officer or a duly authorized signatory pursuant to a board resolution or power of attorney whose signature is on this Supplemental Indenture or on the Guarantee no longer holds that office at the time the Trustee procures the authentication of the Note on which a Guarantee is endorsed, the Guarantee shall be valid nevertheless.

(d)                                 Upon execution of this Supplemental Indenture, the delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Supplemental Indenture on behalf of the Subsequent Guarantor.

4.                                      RELEASES. Each Guarantee shall be automatically and unconditionally released and discharged in accordance with Section 11.05 of this Indenture.

5.                                      NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Issuer or of any Subsequent Guarantor, as such, shall have any liability for any obligations of the Issuer or any Subsequent Guarantor under the Notes, the Indenture, the Guarantee, the Security Documents or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

6.                                      THIS SUPPLEMENTAL INDENTURE, THE NOTES AND THE GUARANTEES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. THE APPLICATION OF THE PROVISIONS SET OUT IN ARTICLES 86 TO 94-8 OF THE LUXEMBOURG LAW ON COMMERCIAL COMPANIES DATED AUGUST 10, 1915 IS EXCLUDED.

7.                                      COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8.                                      EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

9.                                      THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Subsequent Guarantor and the Issuer.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: ,

[SUBSEQUENT GUARANTOR]

By:
Name:
Title:

ALBÉA BEAUTY HOLDINGS S.A., as the Issuer

By:
Name:
Title:

[Existing Guarantors]

By:
Name:
Title:

Wilmington trust, National Association as Trustee

By:
Authorized Signatory

Wilmington Trust (London) Limited

as Security Agent

By:
Name:
Title: